As filed with the Securities and Exchange Commission on April 5, 2007
Registration Statement No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRSTBANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	6022	38-2633910
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
of incorporation or organization)	Classification Code Number)
311 Woodworth Avenue
Alma, Michigan 48801
(989) 463-3131
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Samuel G. Stone
Executive Vice President & Chief Financial Officer
311 Woodworth Avenue
Alma, Michigan 48801
(989) 463-3131
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Harvey Koning Varnum, Riddering, Schmidt & Howlett LLP 333 Bridge Street, P.O. Box 352 Grand Rapids, Michigan 49501-0352 (616) 336-6000	Gordon Lewis Warner, Norcross & Judd, LLP 111 Lyon Street, N.W., Suite 900 Grand Rapids, Michigan 49503 (616) 752-2000
Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of the conditions to the proposed merger transaction, as described in this Registration Statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Registration Fee
Common Stock, no par value per share	876,000	Not Applicable	$18,340,327	$564

(1)	The maximum number of full shares issuable upon consummation of the transaction described herein. This registration statement also relates to an indeterminate number of shares of Firstbank common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) on the basis of the average of the high and low prices of the common stock of ICNB on March 29, 2007 of $30.50 and 1,243,412 shares of ICNB common stock to be exchanged or cancelled in the merger ($37,924,066), reduced, pursuant to Rule 457(f)(3), by the amount of cash to be paid by the Registrant for such common stock ($19,583,739).
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
This prospectus and proxy statement is dated ___, 2007,
and is first being mailed to shareholders on or about ___, 2007.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Prospectus and Proxy Statement
Special Meeting of Shareholders of
ICNB Financial Corporation
In Connection with an Offering of up to
874,740 Shares of Common Stock of
Firstbank Corporation
Dear Shareholder of ICNB Financial Corporation:
     You are cordially invited to attend a special meeting of shareholders of ICNB Financial Corporation, to be held on                     , 2007, at                      a.m., local time, at                                          Ionia, Michigan. At this special meeting, you will be asked to vote to approve a plan of merger pursuant to which ICNB Financial Corporation would be acquired by Firstbank Corporation. The acquisition will be accomplished through the merger of ICNB into Firstbank.
     If the merger is completed as proposed, ICNB will merge with Firstbank. Subject to certain possible adjustments, each share of ICNB common stock will be converted into the right to receive either (i) 1.407 shares of Firstbank common stock, (ii) $31.50 in cash, or (iii) a combination of (i) and (ii). A total of approximately 874,740 shares of Firstbank common stock will be issued in the merger. You have the opportunity to elect the number of shares of ICNB common stock that are exchanged for cash instead of Firstbank common stock. However, as a result of the limitation on the number of shares of Firstbank common stock that will be issued in the merger, the amount of cash you will ultimately receive in the merger could be more or less than the amount you elect. Firstbank’s common stock is listed under the symbol “FBMI” on The Nasdaq Global Select Market. The closing price of Firstbank common stock on                     , 2007, was $                    . Firstbank’s stock price will fluctuate between now and the closing of the merger. ICNB’s common stock is quoted on the OTC Bulletin Board under the symbol “ICNB.OB.”
     SAMCO Capital Markets, Inc., ICNB’s financial advisor, has furnished the Board of Directors of ICNB with its written opinion that the consideration per share to be received by ICNB shareholders in the merger is fair from a financial point of view.
     Your vote is very important. Firstbank and ICNB cannot complete the merger unless, among other things, ICNB’s shareholders approve the merger. ICNB’s Board of Directors has adopted the plan of merger and recommends that you vote “FOR” approval of the plan of merger. Please review and consider this prospectus and proxy statement carefully.
     It is important that your shares are represented at the meeting, whether or not you plan to attend. Abstention or failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.
Sincerely,
James D. Fast
President and Chief Executive Officer
of ICNB Financial Corporation
Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus and proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense. Firstbank common stock is not a savings account, deposit, or other obligation of any bank or nonbank subsidiary of Firstbank and is not insured by the Federal Deposit Insurance Corporation (FDIC) or any other governmental agency. Firstbank common stock is subject to investment risks, including possible loss of value.
This prospectus and proxy statement is dated ___, 2007,
and is first being mailed to shareholders on or about ___, 2007.

Agreement and Plan of Merger	Appendix A
Opinion of ICNB’s Financial Advisor	Appendix B
     This prospectus and proxy statement incorporates business and financial information about Firstbank that is not included in or delivered with this prospectus and proxy statement. Documents incorporated by reference are available from Firstbank without charge. You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from Firstbank at the following address:
Firstbank Corporation
Attn: Samuel G. Stone, Executive Vice President & Chief Financial Officer
311 Woodworth Avenue
Alma, Michigan 48801
(989) 463-3131
     To obtain delivery of this information prior to the special ICNB shareholders meeting, you must request the information no later than ___, 2007, which is five business days before the date of the special meeting at which you are requested to vote. You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger and the related issuance of Firstbank common stock. Neither Firstbank nor ICNB has authorized anyone to provide you with information that is different than what is contained in this prospectus and proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	Pursuant to the Agreement and Plan of Merger entered into between Firstbank and ICNB (attached as Appendix A to this prospectus and proxy statement), Firstbank will acquire ICNB through a merger transaction in which ICNB will merge into Firstbank. After this merger The Ionia County National Bank of Ionia (“Ionia County National Bank”), a subsidiary owned 100% by ICNB, will become a wholly-owned subsidiary of Firstbank.

Q:	If I own ICNB common stock, what will I receive in the merger?

A:	Each share of ICNB common stock you own will be converted into the right to receive either (i) 1.407 shares of Firstbank common stock, (ii) $31.50 in cash, or (iii) a combination of (i) and (ii), subject to certain possible adjustments as provided in the plan of merger. You have the opportunity to elect the number of shares of ICNB common stock that are exchanged for cash instead of Firstbank common stock. However, as a result of the limitation on the number of shares of Firstbank common stock that will be issued in the merger, the amount of cash you ultimately receive in the merger could be more or less than the amount you elect.

Q:	What are the tax consequences of the merger to me?

A:	Generally speaking, because you may receive a combination of Firstbank common stock and cash, you should recognize capital gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. This tax treatment may not apply to all ICNB shareholders. ICNB shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger. ICNB recommends that ICNB shareholders carefully read the complete explanation of the “Material Federal Income Tax Consequences” of the merger beginning on page 41.

Q:	What vote is required to approve the plan of merger?

A:	The affirmative vote of a majority of the shares of ICNB common stock outstanding as of the record date for the special meeting ([Record Date], 2007) is required to approve the plan of merger.

Q:	What should I do now?

A:	After you have carefully read this prospectus and proxy statement, simply indicate on your proxy card how you want to vote with respect to the merger proposal. Complete, sign, date, and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your ICNB shares will be represented and voted at the meeting. The Board of Directors of ICNB recommends that ICNB shareholders vote “FOR” the merger proposal.

Q:	When should I send in my stock certificates?

A:	Please DO NOT send in your stock certificates with your proxy card. Promptly after the effective time of the merger (if it is approved and completed), you will receive transmittal materials from the exchange agent, Registrar and Transfer Company (the “Exchange Agent”) with instructions for surrendering your ICNB shares. You should follow the instructions in the letter of transmittal regarding how and when to surrender your stock certificates.

Q:	What do I do if I want to change my vote after I have mailed my signed proxy card?

A:	You may change your vote by revoking your proxy in any of the three following ways: (i) by sending a written notice to James D. Fast, President of ICNB, prior to the special meeting stating that you would like to revoke your proxy; (ii) by completing, signing, and dating another proxy card and returning it by mail prior to the special meeting; or (iii) by attending the special meeting and voting in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the merger proposal. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger proposal.

Q:	When do you expect to complete the merger?

A:	The merger is presently expected to be effective on or about June 30, 2007. However, there can be no assurance of when or if the merger will occur. ICNB must first obtain the approval of ICNB shareholders at the special meeting and certain necessary regulatory approvals must be obtained. In addition, the merger is subject to the satisfaction of certain conditions, as described in “Conditions to Closing the Merger,” beginning on page 33.

Q:	Whom can I call with questions about the special meeting or the merger or to obtain additional information about Firstbank and ICNB?

A:	ICNB shareholders may contact James D. Fast, President and Chief Executive Officer of ICNB, at 302 West Main Street, Ionia, Michigan 48846, telephone number (616) 527-8725. You can also find more information about Firstbank and ICNB from various sources described under “Where You Can Find More Information” on page 106 of this prospectus and proxy statement.

Q:	Is there a limitation on the amount of stock that Firstbank will issue in the Merger?

A:	The total number of shares of ICNB common stock to be converted into Firstbank common stock must be 621,706 shares. Based upon the exchange ratio of 1.407 shares of Firstbank common stock for each share of ICNB common stock, the aggregate amount of stock that Firstbank is obligated to issue in the merger is 874,740 shares of Firstbank common stock, plus a few shares to round up fractional shares.

Q:	What if the number of ICNB shares electing to receive Firstbank common stock exceeds the number of shares that Firstbank will issue in the merger?

A:	If the number of ICNB shares electing to receive Firstbank common stock exceeds 621,706 shares, then 100% of the shares held by an ICNB shareholder who did not submit a timely election form, or indicated no preference as to receipt of stock or cash for such shares, would be converted into the right to receive cash at $31.50 per share. In addition, the number of shares of ICNB common stock that would otherwise have been converted into Firstbank common stock will be reduced on a pro rata basis as needed, and shareholders who elected to receive shares of Firstbank common stock would receive some amount of cash in lieu of a portion of the shares elected. These allocation procedures are described in greater detail beginning on page 18.

Q:	What if the number of ICNB shares electing to receive Firstbank common stock is less than the number of shares that Firstbank will issue in the merger?

A:	If the number of ICNB shares electing to receive shares of Firstbank common stock is less than 621,706 shares, then all ICNB shareholders who elected to receive stock will receive Firstbank common stock and all the shares of ICNB common stock held by a shareholder who did not submit a timely election form, or indicated no preference as to receipt of stock or cash for such shares, or if less than all, such number of shares held by such holders as is necessary to increase the aggregate number of shares of ICNB requesting Firstbank common stock to 621,706 shares, allocated on a pro rata basis, will be converted into shares of Firstbank common stock. In addition, to the extent that the aggregate number of shares of ICNB that are to be allocated shares of Firstbank common stock is still less than 621,706, then the number of shares held by other ICNB shareholders which would otherwise be converted to cash will be reduced on a pro rata basis as needed, and these shareholders who elected cash would receive some amount of shares of Firstbank common stock in lieu of a portion of the cash elected.

Q:	Does ICNB have a right to terminate this merger agreement if the market value of Firstbank’s common stock drops below a certain level?

A:	ICNB has the right to terminate the merger upon written notice to Firstbank if the upset condition exists. An upset condition exits if:
(1) the average of the closing prices per share of Firstbank common stock, as reported on NASDAQ, is less than $18.40 for 10 consecutive full trading days (where the Firstbank stock is actually traded) prior to the date of closing; and (2) Firstbank common stock underperforms the NASDAQ Bank Index by more than 15% between January 31, 2007 and the end of the 10-day period referenced in (1) above. If ICNB exercises its right to terminate, Firstbank has the right, within 5 days of receiving ICNB’s written notice to terminate, to increase the number of shares of Firstbank stock it is to exchange for shares of ICNB common stock, such that the per share stock consideration after the increase is at a level where ICNB would not have a right to terminate the merger due to an upset condition. If Firstbank exercises its right to cure the upset condition, the plan of merger will remain in effect and ICNB shall have no further right to terminate this agreement due to an upset condition.

SUMMARY
This summary highlights selected information from this prospectus and proxy statement and may not contain all of the information that is important to you. For a more complete description of the legal terms of the merger of Firstbank and ICNB, you should carefully read the agreement and plan of merger and the documents that are incorporated by reference in this prospectus and proxy statement.
The Companies
Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801
(989) 463-3131
Firstbank Corporation is a bank holding company registered under federal law and incorporated in Michigan. Firstbank owns all of the outstanding stock of six banks which are also organized under the laws of Michigan. The six banks serve the financial needs of communities across central and northern Michigan and provide a wide range of financial services. As of December 31, 2006, Firstbank had, on a consolidated basis, total assets of $1.1 billion, total deposits of $835 million, and total shareholders’ equity of $95 million.
ICNB Financial Corporation
302 West Main Street
Ionia, Michigan 48846
(616) 527-8725
ICNB Financial Corporation is a bank holding company registered under federal law and incorporated in Michigan. ICNB is headquartered in Ionia, Michigan and owns Ionia County National Bank. ICNB operates its banking business in Ionia, Michigan and the surrounding area. ICNB offers commercial and personal banking services, including checking and savings accounts, certificates of deposit, safe deposit boxes, travelers’ checks, money orders, and commercial, mortgage, and consumer loans. As of December 31, 2006, ICNB had, on a consolidated basis, total assets of $236 million, total deposits of $179 million, and total shareholders’ equity of $23.7 million.
The Merger
What ICNB Shareholders Will Receive in the Merger (See page 18)
If the merger is completed as planned, subject to certain possible adjustments as provided in the plan of merger, you will receive either (1) 1.407 shares of Firstbank common stock, (2) $31.50 in cash, or (3) a combination of (1) and (2) for each share of ICNB common stock. The total number of shares of ICNB common stock to be converted into Firstbank common stock must be approximately 621,706. If the number of ICNB common stock shares exceed or are less than this number, then the amount of cash and/or shares of Firstbank common stock that will be received by holders of ICNB common stock may be reduced or increased, as the case may be. These allocation procedures are described in detail beginning on page 18 of this proxy statement/prospectus.
You should not send in your ICNB stock certificates until Firstbank instructs you to do so after the merger is completed.
Recommendation to ICNB Shareholders to Approve the Merger (See page 21)
After careful consideration, ICNB’s Board of Directors has determined that the merger would be in the best interests of ICNB’s shareholders. ICNB’s Board of Directors recommends that you vote FOR the proposal to approve the plan of merger.
ICNB’s Financial Advisor’s Opinion that the Financial Terms of the Merger are Fair (See page 22)
In deciding to approve the merger, ICNB’s Board of Directors considered the opinion of its financial advisor, SAMCO Capital Markets, Inc., that the per share consideration to be received by ICNB shareholders in the merger is fair to ICNB shareholders from a financial point of view. The written opinion of SAMCO Capital Markets, Inc. is attached as Appendix B to this prospectus and proxy statement.

Comparative Market Prices (see pages 12 — 13).
The following table sets forth the market value per share of Firstbank common stock, the market value per share of ICNB common stock and the pro forma equivalent market value per share of ICNB common stock on February 1, 2007 (the last business day preceding public announcement of the merger) and March 30, 2007 (the latest practicable trading day before filing this document). The equivalent market value per share for stock elections is based upon the exchange ratio of 1.407 shares of Firstbank common stock multiplied by the closing sales price for Firstbank common stock on the date specified. The equivalent market value per share of ICNB common stock for cash elections is the fixed cash consideration of $31.50 per share.
     The historical market values per share of Firstbank common stock and ICNB common stock and the historical market value of Firstbank common stock used to determine the equivalent market value per share of ICNB common stock are the per share closing sales prices on February 1, 2007 and March 30, 2007 respectively, as reported on the OTC Bulletin Board, with respect to ICNB common stock, and the Nasdaq Global Select Market with respect to Firstbank common stock.

ICNB
			Equivalent	Equivalent
			Market	Market
			Value	Value
	Firstbank		For Stock	For Cash
	Historical	Historical (1)	Election (2)	Election
Feb. 1, 2007	$21.50	$22.35	$30.25	$31.50
April 4, 2007	$21.35	$30.50	$30.04	$31.50

(1)	There were no trades in ICNB common stock reported on the OTC Bulletin Board for February 1, 2007. The price shown for that date is the closing sales price on January 30, 2007, the latest preceding trading day document on which trades in ICNB common stock are reported.

(2)	The equivalent market value for a stock election was calculated based on the exchange ratio of 1.407.
Time and Location of the ICNB Shareholder Meeting (See page 16)
ICNB will hold a special meeting of its shareholders to vote on the approval of the plan of merger. This special meeting will be held:
                        , 2007
                     a.m., local time

Ionia, Michigan
Vote Required to Approve the Merger and Issuance of Shares (See page 16)
Only holders of record of ICNB common stock on [Record Date], 2007 have the right to vote on approval of the plan of merger.
To approve the plan of merger, the holders of at least a majority of the shares of ICNB common stock issued and outstanding as of the record date must vote FOR approval of the plan of merger.
As of the record date, ICNB’s directors, executive officers, and their affiliates beneficially owned [50,391] shares, or approximately 4.05% of the shares of ICNB common stock entitled to vote on the plan of merger. ICNB’s directors have advised ICNB that they intend to vote their shares in favor of the approval of the plan of merger.
How to Cast Your Vote By Proxy
Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of ICNB common stock may be represented at ICNB’s special meeting. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR approval of the plan of merger.
How to Cast Your Vote if Your Shares are Held by a Broker or Other Nominee in Street Name
If your shares are held by your broker or other nominee in street name, your broker does not have authority to vote your shares unless you provide your broker instructions on how you want to vote. Your broker should send you a form to give such instructions or you may request such a form from your broker.
If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote ICNB shares will have the same effect as voting against approval of the plan of merger.
How to Change Your Vote (See page 17)
If you want to change your vote, you may send James D. Fast, President and Chief Executive Officer of ICNB, a later-dated, signed proxy card before the special meeting or attend and vote at the special meeting. You may also revoke your proxy by sending written notice of revocation to James D. Fast of ICNB before the special meeting.
You should send any later-dated proxy or notice of revocation to:

ICNB Financial Corporation
Attention: James D. Fast
302 West Main Street
Ionia, Michigan 48846
Bank Regulators Must Approve the Merger (See page 29)
The Board of Governors of the Federal Reserve System must approve the merger. Firstbank filed its application for approval with the Federal Reserve System on March 29, 2007, that application was not yet approved as of the date of this prospectus and proxy statement.
Certain Conditions Must Be Met Before the Completion of the Merger (See page 33)
There are a number of conditions that must be met before Firstbank and ICNB will be required to complete the merger. These conditions include the following, among others:
•	ICNB shareholders owning at least a majority of the issued and outstanding shares of ICNB common stock must vote to approve the plan of merger; and
•	The Federal Reserve Board must approve the merger.
Other conditions to the completion of the merger are described beginning on page 33.
Certain conditions to the merger may be waived by the party for whose benefit they are provided. In addition, Firstbank and ICNB each have certain rights to terminate the plan of merger, as discussed below.
If ICNB’s shareholders have approved the plan of merger, all regulatory approvals have been received, and all other conditions to the merger have been satisfied or waived, the closing will take place at a time and date as may be mutually agreed by Firstbank and ICNB. If no agreement is reached, then the closing will take place no later than five (5) business days after the later of (i) the receipt of all approvals and consents of government regulatory authorities and the expiration of all related statutory waiting periods and (ii) approval of the merger by ICNB’s shareholders.
Material Federal Income Tax Consequences of the Merger (See page 42)
As a result of receiving a combination of Firstbank common stock and cash in exchange for shares of ICNB common stock, you will likely recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain realized in the transaction. Generally, the actual U.S. federal income tax consequences to you will depend on whether your shares of ICNB common stock were purchased at different times and at different prices and the character of the gain, if any, as either capital gain or ordinary income. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.
No Dissenters’ Rights (See page 45)
Under Michigan law, you are not entitled to dissenters’ rights with respect to approval of the proposed merger.
Interest of ICNB Officers and Directors in the Merger (See page 96)
The executive officers and directors of ICNB collectively own approximately 4.05% of the issued and outstanding ICNB common stock.
Terminating the Merger Agreement (See page 34)
Under certain circumstances, Firstbank can decide not to complete the merger even if ICNB’s shareholders have approved it. Also, ICNB has the right to terminate the plan of merger provided certain conditions are met, including among others, accepting and recommending a superior offer that ICNB’s directors decide, in good faith, is in the best interests of ICNB’s shareholders.

SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)
     The following tables show summarized historical consolidated financial data for Firstbank and ICNB. This information is derived from Firstbank’s and ICNB’s audited financial statements for 2002 through 2006. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in Firstbank’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information filed with the Securities and Exchange Commission and ICNB’s financial statements, related notes, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other information included in this prospectus and proxy statement. See “Where You Can Find More Information” on page 106.

	Year Ended December 31,
Firstbank Corporation	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
Income Statement Data:
Net interest income	$40,065	$35,316	$32,382	$31,631	$32,987
Provision for loan losses	767	295	(425)	550	1,170
Net income	10,208	10,110	10,358	12,056	11,826
Balance Sheet Data (period end):
Assets	$1,095,092	$1,061,118	$806,135	$776,500	$767,520
Deposits	835,426	811,105	603,267	567,554	576,909
Loans (net)	899,554	867,065	660,506	623,826	589,859
Other borrowings	149,976	144,255	120,840	114,324	98,942
Shareholders’ equity	96,073	93,577	72,864	85,744	80,181

Common Share Summary: (1)
Diluted earnings per share	$1.55	$1.64	$1.63	$1.79	$1.76
Dividends per share	0.85	0.79	0.71	0.65	0.58
Book value per share	14.82	14.20	12.42	13.13	12.29
Weighted average diluted shares Outstanding	6,593,249	6,166,077	6,373,246	6,727,303	6,713,660

	Year Ended December 31,
ICNB Financial Corporation	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
Income Statement Data:
Net interest income	$8,305	$8,476	$8,681	$8,865	$9,408
Provision for loan losses	245	461	446	892	2,018
Net income	1,267	2,016	1,844	2,249	2,240
Balance Sheet Data (period end):
Assets	$236,284	$234,134	$233,316	$226,469	$222,798
Deposits	179,098	176,813	169,758	177,122	176,036
Net Loans	182,547	180,234	179,799	170,561	164,433
Other Borrowings
Shareholders’ equity	23,724	23,532	22,952	22,225	20,997

Common Share Summary(1):
Diluted earnings per share	$1.02	$1.62	$1.48	$1.81	$1.80
Dividends per share	.89	.85	.80	.75	.69
Book value per share	19.09	18.89	18.43	17.86	16.87
Weighted average diluted shares Outstanding	1,242,893	1,245,580	1,245,580	1,244,314	1,244,314

(1)	All per share data was adjusted for stock dividends.

SUMMARY SELECTED PRO FORMA COMBINED DATA (UNAUDITED)
     The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.
     Firstbank anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined as of the date and during the periods presented.
     You should read this summary pro forma information in conjunction with the information under “Unaudited Pro Forma Financial Information” beginning on page 45.

Year Ended
December 31, 2006
(dollars in thousands)
Pro Forma Combined Income Statement Data:
Net interest income	$47,377
Provision for loan losses	$1,012
Net income	$10,369

Pro Forma Combined Balance Sheet Data (period end)(1):
Assets	$1,346,112
Loans (net of allowance for loan losses)	$1,080,216
Deposits	$1,014,501
Total Liabilities	$1,231,357
Shareholders’ equity	$114,755

(1)	The pro forma combined balance sheet data assumes the issuance of approximately 874,740 shares of Firstbank common stock, plus the payment of approximately $19,584,000 in cash, in exchange for all of the outstanding shares of ICNB common stock. This does not take into account the rounding up of fractional shares of ICNB common stock to the nearest whole number. This assumes an exchange ratio of either (1) 1.407 shares of Firstbank common stock, (2) $31.50 in cash, or (3) a combination of (1) and (2) for each share of ICNB common stock outstanding as of [Record Date], 2007. The aggregate merger consideration to be paid by Firstbank to all ICNB shareholders is subject to certain possible adjustments pursuant to the plan of merger.

CAPITAL RATIOS
     Under the “risk-based” capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies such as Firstbank and ICNB and banks such as Ionia County National Bank are required to maintain minimum risk-based capital ratios. Firstbank’s and ICNB’s ratios are above the regulatory minimum guidelines, and Ionia County National Bank met the regulatory criteria to be categorized as a “well-capitalized” institution as of December 31, 2006. The “well-capitalized” classification may permit banks to minimize the cost of FDIC insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a “well-capitalized” institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of December 31, 2006.

		Risk-based Capital
	Leverage	Tier 1	Total
	%	%	%

Firstbank’s capital ratios	8.81	10.37	11.43
ICNB’s capital ratios	9.79	13.98	15.24
Ionia County National Bank’s capital ratios	9.28	13.25	14.51
Pro forma combined capital ratios — Holding Company	7.51	8.98	10.06
Pro forma combined capital ratios — Ionia County National Bank	6.44	9.24	10.50
Regulatory capital ratios — “well-capitalized” definition	5.00	6.00	10.00
Regulatory capital ratios — minimum requirement	4.00	4.00	8.00

COMPARATIVE PER SHARE DATA (UNAUDITED)
     The following table shows information about income per share, dividends per share, and book value per share, which is referred to as “pro forma” information.
     Firstbank anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.
     The information in the following table is based on, and should be read together with, the historical financial information that is presented in this document and in Firstbank’s prior filings with the SEC and with the condensed combined pro forma financial statements presented elsewhere in this document. See “Where You Can Find More Information” on page 106.

					Equivalent
					Pro Forma
	Firstbank	ICNB	Pro Forma		Per Share of
	Historical	Historical	Combined		ICNB
Comparative Per Share Data

Basic earnings
Year ended December 31, 2006	$1.56	$1.02	$1.40	(1)	$1.97	(4)

Diluted earnings
Year ended December 31, 2006	$1.55	$1.02	$1.39	(1)	$1.96	(4)

Cash Dividends Declared
Year ended December 31, 2006	$0.85	$0.89	$0.85	(2)	$0.85	(2)

Tangible Book Value
Year ended December 31, 2006	$11.25	$18.08	$9.70	(3)	$13.64	(3)

(1)	The Pro Forma Combined earnings per share amounts were calculated by totaling the historical earnings of Firstbank and ICNB, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of Firstbank and ICNB, giving effect to the merger as if it had occurred as of the beginning of the periods presented. The average pro forma shares of Firstbank and ICNB reflect historical basic and diluted shares, plus historical basic and diluted average shares of ICNB, as adjusted based on an assumed exchange ratio of (1) 1.407 shares of Firstbank common stock, (2) the payment of $31.50 in cash, or (3) a combination of (1) and (2), for each share of ICNB common stock. The aggregate merger consideration to be paid by Firstbank is subject to certain adjustments pursuant to the plan of merger. The pro forma earnings amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

(2)	Pro Forma Combined cash dividends paid represents Firstbank’s historical amount only.

(3)	The Pro Forma Combined tangible book value data gives effect to the merger as if it had occurred on December 31, 2006.

(4)	The Equivalent Pro Forma Per Share of ICNB amounts were calculated by multiplying the Pro Forma Combined amounts by the assumed exchange ratio of 1.407 shares of Firstbank common stock for each share of ICNB common stock. These amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger. This data is presented for comparative purposes only.

MARKET PRICE AND DIVIDEND INFORMATION
     Firstbank common stock is listed on the Nasdaq Global Select Market under the symbol “FBMI.” ICNB common stock is quoted on the OTC Bulletin Board under the symbol “ICNB.OB.” The following table shows, for the indicated periods, the high and low sales prices per share for ICNB common stock, as reported on the OTC Bulletin Board, and Firstbank common stock, as reported on the Nasdaq Global Select Market, and dividends declared per share of Firstbank and ICNB common stock.

	ICNB Common Stock			Firstbank Common Stock
	Price		Dividend	Price		Dividend
	High	Low	Declared	High	Low	Declared
2005
First Quarter	$25.71	$22.13	$.1995	$26.75	$25.25	$.190
Second Quarter	$24.49	$22.40	$.1995	$25.35	$22.00	$.200
Third Quarter	$24.49	$23.04	$.1995	$24.50	$24.00	$.200
Fourth Quarter	$23.82	$21.81	$.1995	$24.80	$23.00	$.200

2006
First Quarter	$22.83	$21.72	$.2095	$23.25	$20.65	$.210
Second Quarter	$22.81	$21.73	$.2143	$20.30	$19.55	$.214
Third Quarter	$22.24	$21.14	$.2143	$22.50	$19.90	$.214
Fourth Quarter	$22.85	$21.27	$.2143	$23.25	$21.15	$.214

2007 First Quarter (through March 20, 2007)	$30.80	$21.90	$—	$21.96	$21.00	$.225
     You should obtain current market quotations for Firstbank common stock, as the market price of Firstbank common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.
     As of                     , 2007, there were approximately                      holders of record of Firstbank common stock. As of                     , 2007, there were approximately                      holders of record of ICNB common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.
     Following the merger, the declaration of dividends will be at the discretion of Firstbank’s board of directors and will be determined after consideration of various factors including earnings, cash requirements, the financial condition of Firstbank, applicable state law and government regulations and other factors deemed relevant by Firstbank’s board of directors.

RISK FACTORS
     In addition to the other information included in this prospectus and proxy statement, you should carefully consider the matters described below in determining whether to approve the plan of merger.
Risks Associated with the Merger and Firstbank’s Business
Combining the two Corporations may be more difficult, costly, or time-consuming than we expect.
     Firstbank and ICNB have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process for the merger could result in the loss of key employees or disruption of ICNB’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect Firstbank’s ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, Firstbank might not achieve all of the economic benefits expected to result from the merger. As with any merger of banking institutions, the merger may also result in business disruptions that cause ICNB to lose customers or cause customers to remove their deposits or loans from ICNB and move their business to competing financial institutions.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
     The merger must be approved by the Federal Reserve Board, which will consider, among other factors, the competitive impact of the merger, Firstbank’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board will review capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.
Firstbank’s business is subject to the success of the local economies where it operates.
     Firstbank’s success depends, in part, upon factors such as the growth in population, income levels, deposits and housing starts in its primary and secondary markets. If the communities in which Firstbank operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, Firstbank’s business may not succeed. Adverse economic conditions in Firstbank’s specific market area could reduce its growth rate, affect the ability of its customers to repay their loans and generally affect its financial condition and results of operations. Firstbank is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, Firstbank cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.
Firstbank may face risks with respect to future expansion.
     Firstbank may acquire other financial institutions or parts of those institutions in the future and it may engage in additional branch expansion. Firstbank may also consider and enter into new lines of business or offer new products or services. Firstbank may also receive inquiries and have discussions with potential acquirers. Acquisitions and mergers involve a number of risks, including, but not limited to:
•	Time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	The estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	Time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	Firstbank’s ability to finance an acquisition and possible dilution to its existing shareholders;

•	Entry into new markets where Firstbank lacks experience;

•	Introduction of new products and services into Firstbank’s business; and

•	The risk of loss of key employees and customers.

     Firstbank may incur substantial costs to expand, and it can give no assurance such expansion will result in the levels of profits it seeks. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, Firstbank may issue equity securities, including common stock and securities convertible into shares of its common stock in connection with future acquisitions, which could cause ownership and economic dilution to its shareholders. There is no assurance that, following any future mergers or acquisition, Firstbank’s integration efforts will be successful or it, after giving effect to the acquisition, will achieve profits comparable to or better than its historical experience.
Firstbank is dependent upon the services of its management team.
     Firstbank’s future success and profitability is substantially dependent upon the management and banking abilities of its senior executives. Firstbank believes that its future results will also depend in part upon its attracting and retaining highly skilled and qualified management, sales and marketing personnel. Competition for such personnel is intense, and Firstbank cannot assure ICNB shareholders that Firstbank will be successful in retaining such personnel. Firstbank also cannot guarantee that members of its executive management team will remain with it. Changes in key personnel and their responsibilities may be disruptive of Firstbank’s business and could have a material adverse effect on its business, financial condition and results of operations.
Risks Related to Firstbank’s Common Stock
Firstbank’s ability to pay dividends is limited and Firstbank may be unable to pay future dividends.
     Firstbank’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of subsidiary banks to pay dividends to Firstbank is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to banks. If Firstbank or any of its subsidiary banks do not satisfy these regulatory requirements, Firstbank will be unable to continue to pay dividends on its common stock.
Firstbank may issue additional shares of its common stock in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.
     Firstbank’s restated Articles of Incorporation authorize its board of directors, without shareholder approval, to, among other things, issue additional common stock or issue preferred stock. The issuance of any additional shares of common stock could be substantially dilutive to Firstbank’s common stock. Moreover, to the extent that Firstbank issues stock appreciation rights, options or warrants to purchase Firstbank common stock in the future and those stock appreciation rights, options or warrants are exercised, Firstbank’s shareholders may experience further dilution. Holders of shares of Firstbank common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, Firstbank’s shareholders may not be permitted to invest in future issuances of Firstbank common stock.
Firstbank may issue debt and equity securities which are senior to Firstbank common stock as to distributions and in liquidation, which could negatively affect the value of Firstbank’s common stock.
     In the future, Firstbank may attempt to increase its capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of Firstbank’s assets, or issuing debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or common stock. In the event of Firstbank’s liquidation, its lenders and holders of its debt securities would receive a distribution of Firstbank’s available assets before distributions to the holders of Firstbank common stock. Because Firstbank’s decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond Firstbank’s control, Firstbank cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Further, market conditions could require Firstbank to accept less favorable terms for the issuance of its securities in the future. Thus, you will bear the risk of Firstbank’s future offerings reducing the value of your shares of Firstbank common stock and diluting your interest in Firstbank.

SPECIAL MEETING OF ICNB SHAREHOLDERS
Date, Time, and Place of the Special Meeting
     The special meeting of shareholders of ICNB is scheduled to be held as follows:
                         , 2007
                     a.m. local time

Ionia, Michigan
Purpose of the Special Meeting
     The ICNB special meeting is being held so that shareholders of ICNB may consider and vote upon the proposal to approve the plan of merger and any other business that properly comes before the special meeting or any adjournment or postponement of that meeting. Approval of the plan of merger will also constitute approval of the merger and the other transactions contemplated by the plan of merger.
Shareholder Special Meeting Record Date
     ICNB has fixed the close of business on [Record Date], 2007 as the record date for the determination of ICNB’s common shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 1,243,412 shares of ICNB common stock outstanding, held by approximately [335] shareholders.
Vote Required for the Approval of the Merger Agreement
     A majority of the outstanding shares of ICNB common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Under the Michigan Business Corporation Act, the affirmative vote of the holders of at least a majority of the shares of ICNB common stock outstanding and entitled to vote at the special meeting is required to approve the plan of merger. You are entitled to one vote for each share of ICNB common stock held by you on the record date.
     As of the record date for the special meeting, directors and executive officers of ICNB beneficially owned approximately 50,391 shares of ICNB common stock, which represents approximately 4.05% of all outstanding shares of ICNB common stock entitled to vote at the special meeting. Of this amount, ICNB directors owned approximately 46,920 shares, which represents approximately 3.77% of all outstanding shares of ICNB common stock entitled to vote at the special meeting. The directors of ICNB have advised ICNB that they intend to vote “FOR” approval of the plan of merger.
Proxies and Effect on Vote
     All shares of ICNB common stock represented by properly completed proxies received before or at the special meeting and not revoked will be voted in accordance with the instructions indicated on the proxy card. If a properly completed proxy is returned and no instructions are indicated, the ICNB common stock represented by the proxy will be (1) considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, and (2) voted FOR approval of the plan of merger. If a properly completed proxy is returned and the shareholder has specifically abstained from voting on the proposal to approve the plan of merger, the common stock represented by the proxy will be (1) considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, and (2) AGAINST approval of the plan of merger. If a broker or other nominee holding shares of ICNB common stock in street name signs and returns a proxy but indicates on the proxy that it does not have authority to vote certain shares on the approval of the plan of merger, those shares will be (1) considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, and (2) voted AGAINST approval of the plan of merger.
     Because approval of the plan of merger requires the affirmative vote of at least a majority of all shares of ICNB common stock outstanding and entitled to vote as of the record date, abstentions, failures to return proxies, and broker non-votes will have the same effect as a vote against approval of the plan of merger.

     ICNB does not expect that any matter other than the approval of the plan of merger will be brought before the special meeting. If, however, other matters are presented, the persons named as proxies will (subject to applicable law) vote in accordance with their judgment with respect to those matters.
Revocation of Proxies
     You may revoke your proxy at any time before it is voted at the special meeting by:
•	notifying James D. Fast, President and Chief Executive Officer of ICNB, in writing that the proxy is revoked;

•	sending a later-dated proxy to ICNB or giving a later-dated proxy to a person who attends the special meeting; or

•	appearing in person and voting at the special meeting.
     Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy to:
ICNB Financial Corporation
Attention: James D. Fast
302 West Main Street
Ionia, Michigan 48846
Solicitation of Proxies
     The proxy that accompanies this document is being solicited by ICNB’s Board of Directors. In addition to solicitations by mail, directors, officers, and regular employees of ICNB and its subsidiaries may solicit proxies from shareholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. ICNB will bear its own costs of soliciting proxies, which ICNB estimates will be less than $5,000. ICNB also will make arrangements with brokers and other custodians, nominees, and fiduciaries to send this document to beneficial owners of ICNB common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials.
     You should not send in any stock certificates with your proxy. A transmittal form with instructions for the exchange of your ICNB stock certificates will be mailed to you as soon as practicable after completion of the merger (if it is approved and completed).

THE MERGER AND MERGER AGREEMENT
     The agreement and plan of merger, attached as Appendix A, is incorporated in this prospectus and proxy statement by reference and should be carefully considered. Various provisions of the plan of merger have been summarized in this document for your information. However, the plan of merger, not this summary, is the definitive statement of the terms of the merger.
What ICNB Shareholders Will Receive in the Merger
     If ICNB’s shareholders approve the plan of merger and the merger is completed, ICNB will merge with and into Firstbank. In exchange, subject to certain possible adjustments described below, you will receive, at the effective time of the merger, either (i) 1.407 shares of Firstbank common stock, (ii) $31.50 in cash, or (iii) a combination of (i) and (ii), for each of your shares of ICNB common stock.
Adjustments to Per Share Merger Consideration
     The per share merger consideration may be adjusted based upon the occurrence of an event between the date of this prospectus and proxy statement and the completion of the merger that would result in changes in the number of shares of Firstbank or ICNB common stock outstanding (such as a stock split or a stock dividend). The purpose of any such adjustment is to prevent dilution of the respective interests of the shareholders of Firstbank and ICNB. The plan of merger also provides that the per share merger consideration may be adjusted for other transactions, such as a recapitalization, reclassification, combination, or similar transaction. If one of these types of transactions occurs, there will be an equitable adjustment in the per share merger consideration. Firstbank and ICNB do not expect that any event requiring such an adjustment to the per share merger consideration will occur.
Fractional Shares
     Firstbank will not issue any fractional shares of Firstbank common stock in connection with this merger. Instead, the number of shares of Firstbank to be issued to each holder of ICNB common stock who would otherwise have been entitled to a fractional share of Firstbank common stock upon surrender of all shares of ICNB common stock for exchange will be rounded up to the nearest whole number.
Adjustment to Cure Upset Condition
     An upset condition (“Upset Condition”) exists if, (1) the average closing price per Firstbank share during the 10 consecutive full trading days on which Firstbank’s common stock is actually traded on the NASDAQ prior to the date of closing, is less than $18.40, and (2) Firstbank’s common stock underperforms the NASDAQ Bank Index by more than 15% between January 31, 2007 and the 10 day trading period referenced above. If the Upset Condition exists, ICNB shall have the right to terminate this merger upon written notice to Firstbank.
     If ICNB provides written notice to Firstbank of ICNB’s desire to exercise its right to terminate the plan of merger, Firstbank would have the option, exercisable within 5 business days of such notice, to increase the number of shares of Firstbank common stock it is to exchange for shares of ICNB common stock so that the per share exchange ratio is at a level that would not have permitted ICNB to terminate the plan of merger based upon an Upset Condition. If Firstbank exercises this option to increase the stock consideration, Firstbank shall notify ICNB of the election and the amount of the increased stock consideration, at which time, ICNB shall have no further right to terminate the plan of merger pursuant to an Upset Condition.
Procedure for Making a Stock and Cash Election
     An election form is being delivered with this proxy statement-prospectus to each holder of record of ICNB common stock. Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of ICNB common stock to elect to receive for each share of ICNB common stock (i) 1.407 shares of Firstbank common stock, (ii) $31.50 in cash, or (iii) a combination of (i) and (ii).
     Any shares of ICNB common stock with respect to which the holder has not made a valid election on or before 5:00 p.m. Eastern Time on                     , 2007, the election deadline, or if the holder of any shares of ICNB common stock makes a non-election as to a cash or stock election, then such shares will be converted at the effective time of the merger into shares of Firstbank common stock and/or cash based upon the allocation procedures described below.
     An election will be properly made only if ICNB receives a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting such election format or prior to the election deadline. If an election form is revoked and a replacement election form is not submitted prior to the election deadline, the shares of ICNB common stock represented by such election form will be treated like other shares of ICNB common stock with respect to which no election or a non-election has been made. Subject to the terms of the plan of merger and of the election form, ICNB will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in election forms, and any good faith decisions of ICNB regarding such matters shall be binding and conclusive. None of ICNB, Firstbank, or the Exchange Agent will be under any obligation to notify any person of any defect in an election form.
     If you wish to elect whether your shares of ICNB common stock will be converted into shares of Firstbank common stock and/or cash, ICNB must RECEIVE your election form prior to the election deadline. Please do not send in your stock certificates with your election form. You may send your election form with your proxy card or deliver it to ICNB before the election deadline
•	If the number of ICNB shares for which a valid election to receive Firstbank common stock has been made exceeds 621,706 (50% of the total outstanding shares of ICNB common stock), then:
(1)	All shares with respect to which no election, or a non-election of cash or shares, was made will be converted into the right to receive a cash payment of $31.50 per share; and

(2)	The elections for all shares of ICNB common stock with respect to which shareholders have elected to receive shares of Firstbank common stock will be adjusted on a pro rata basis, such that the aggregate number of shares of ICNB common stock electing stock consideration equals 621,706 shares, or such larger number of shares as results from rounding up fractional shares. The remaining stock election shares held by these holders will receive a cash payment of $31.50 per share for their ICNB common stock.
•	If the number of ICNB shares for which a valid election to receive Firstbank common stock has been made is less than 621,706 (50% of the total outstanding shares of ICNB common stock), then:
(1)	All shares with respect to which no election, or a non-election of cash or shares, was made will be converted into shares of Firstbank common stock or, if less than all, such number of shares held by such holders as is necessary to increase the aggregate numbers of shares of ICNB common stock receiving shares of Firstbank common stock to 621,706 shares, allocated on a pro rata basis; and

(2)	To the extent that the aggregate number of shares of ICNB common stock that are to be converted into shares of Firstbank common stock is still less than 621,706, then the number of shares to be converted to cash for each ICNB shareholder electing cash will be reduced on a pro rata basis as needed, as adjusted below, and the shareholders who elected cash for such shares will receive some amount of shares of Firstbank common stock in lieu of a portion of the cash election on the basis of 1.407 shares of Firstbank common stock for each share of ICNB common stock. The adjusted cash election shares are then converted into the right to receive cash consideration by multiplying the adjusted cash election shares by $31.50.
Structure of the Merger
     ICNB will be merged with and into Firstbank with Firstbank being the surviving corporation in accordance with the plan of merger and the Michigan Business Corporation Act.
Background of the Merger
     ICNB’s Board of Directors has at least annually reviewed and considered strategic alternatives to remaining independent, giving consideration to changes in and ongoing consolidation of the financial services industry. In 2006, ICNB’s Board of Directors initiated a more focused consideration of the alternative of a strategic business combination.

     The Chief Executive Officers of ICNB and Firstbank have been acquainted for many years and for a period in excess of two years, have held informal discussions regarding potential merger considerations. In June 2006, in response to an unsolicited inquiry from the Chief Executive Officer of Firstbank, ICNB’s Board of Directors authorized management to invite Firstbank to submit an indication of Firstbank’s interest in an acquisition of ICNB. At ICNB’s management’s request, Firstbank signed a confidentiality agreement on June 29, 2006. On July 19, 2006, ICNB engaged SAMCO Capital Markets, Inc. (“SAMCO”) to act as ICNB’s financial advisor in connection with the Board’s consideration of strategic alternatives.
     By way of background, on November 14, 2005, a current representative of SAMCO (then with a different investment banking firm) met with the ICNB Board of Directors and delivered a presentation on the range of strategic alternatives potentially available to the Board of Directors. During that presentation, he presented a list of potentially interested parties and discussed the perceived ability and interest of each of the identified potential buyers in a transaction with ICNB. The range of values attained in past comparable transactions and the range of values potentially available to ICNB and its shareholders was discussed.
     A limited amount of business and financial information and documents were provided to Firstbank to enable it to formulate an expression of interest. On September 8, 2006, Firstbank submitted an initial written expression of interest. The Board of Directors considered this expression of interest and found it to be inadequate.
     In August, another bank holding company informally expressed a very general interest in acquiring ICNB. The Board of Directors discussed this expression of interest and the other company was invited to submit a specific written expression of interest.
     On November 13, 2006, the ICNB Board of Directors received presentations from the management of Firstbank and the management of the other potentially interested party. A SAMCO representative attended and participated in the meeting and assisted the Board of Directors in analyzing the presentations received. The Board of Directors authorized management to engage in further discussions with Firstbank. On November 16, 2006, Firstbank submitted a revised and improved written expression of interest. Discussions continued.
     On December 10, 2006, Firstbank submitted another written expression of interest, which proposed the terms that are substantially implemented in the Agreement and Plan of Merger. The ICNB Board of Directors met on December 11, 2006 to consider the Firstbank proposal. The Board of Directors received a presentation by SAMCO on the financial terms of the proposal and met with special legal counsel. The Board of Directors authorized management and advisors to proceed to negotiate a proposed definitive merger agreement on terms generally consistent with the expression of interest.
     Following the December meeting, Firstbank proceeded with its full prepurchase investigation and due diligence investigation of ICNB. A draft agreement was prepared. Certain issues which had to be addressed before an agreement could be signed were addressed. The merger agreement and related agreements were negotiated. Disclosure statements were prepared and exchanged. Firstbank’s Board of Directors met on January 31, 2007, reviewed the merger agreement, authorized the merger, and adopted the plan of merger.
     The ICNB Board of Directors met to consider the proposed merger on February 1, 2007. Management reported on the history and progression of negotiation of the transaction. Legal counsel gave a detailed presentation on the terms of the proposed merger agreement and related agreements. SAMCO presented a detailed review and analysis of the financial terms of the plan of merger and delivered its verbal opinion that the consideration to be received by ICNB shareholders in the proposed merger was fair to the company’s shareholders from a financial point of view. The company reviewed and considered all of the factors required to be considered by the Board of Directors under ICNB’s Articles of Incorporation including, without limitation, the fairness of the consideration to be received by the shareholders, the possible social and economic impact of the proposed offer and its consummation on the company, the company’s employees, customers, vendors and communities, the business, financial conditions and earnings prospects of Firstbank, and the apparent competence, experience, and integrity of Firstbank and its management. The Board of Directors concluded that, in its judgment, the Firstbank proposal represented the best entire value reasonably available to the shareholders and concluded that it would be in the best interest of ICNB and its shareholders to accept the Firstbank proposal. The proposed merger, the plan of merger, and related agreements were authorized and approved. The Board of Directors voted, without dissent, to adopt the plan of merger and recommend that the shareholders of ICNB approve the plan of merger.

     The merger agreement was executed on February 1, 2007. A joint press release regarding the merger was issued that evening.
Merger Recommendation and Reasons for the Merger
ICNB
     The ICNB Board of Directors, with the assistance of its financial and legal advisors, evaluated and considered a variety of financial, legal, and market considerations relating to its decision to proceed with the merger. The terms of the proposed merger, including the consideration to be received by ICNB’s shareholders, are the result of arm’s length negotiation between the representatives of ICNB and Firstbank. The decision of the Board of Directors to approve the merger, adopt the plan of merger, and recommend that shareholders approve the plan of merger was the result of extensive discussion and deliberation which took place over a period of over six months, with scheduled formal discussions occurring at five meetings of Board of Directors, and numerous informal discussions among directors and management. The Board of Directors received multiple presentations from its financial advisors and special legal counsel. The decision of the Board of Directors was without dissenting vote.
     There is no single reason for the Board’s decision. No specific levels of importance were placed on any of the factors considered, and different directors likely reached their decision by placing different weights on different factors.
     The factors considered by the Board of Directors included, but were not limited to, the following:
•	The Board of Directors considered ICNB’s prospects for enhancing shareholder value by continuing to operate as an independent bank holding company. The Board considered business trends, competitive information, and a discounted cash flow model presented by SAMCO under a range of assumptions.

•	The Board of Directors considered an analysis by SAMCO which identified bank holding companies believed to be reasonably likely to be interested and able to submit desirable proposals for an acquisition or strategic merger with ICNB.

•	The Board considered the strategic nature of the proposed combination with Firstbank and the opportunity to create future financial value for the shareholders as a combined organization.

•	As required by the company’s Articles of Incorporation, the Board of Directors considered all of the factors it deems relevant in determining whether the Firstbank proposal would be in the best interest of the company and its shareholders. These factors included, without limitation, the possible social and economic impact of the proposed offer and its consummation on ICNB and its employees, customers, vendors and communities; the business and financial condition and earning prospects of Firstbank; and the perceived competence, experience, and integrity of Firstbank and its management.

•	The Board of Directors believed that, by becoming part of a larger organization with greater resources, ICNB will be able to better serve its customers and communities and provide a broader array of products and services that will be competitive with other financial service providers in west Michigan.

•	The Board of Directors considered the financial value of the Firstbank proposal and the premium that value represents over the current market value of the company’s common stock. The Board also considered the fact that ICNB shareholders would benefit from the increased liquidity of the shares to be received.

•	The Board’s decision was based in part on the verbal opinion of its financial advisors that the per share consideration to be received by ICNB shareholders was fair to the company’s shareholders from a financial point of view.

•	After protracted negotiation, which resulted in significant improvement in the Firstbank expression of interest, the Board concluded that the plan of merger and the consideration to be paid under the plan of merger represented the best entire value reasonably available to the shareholders of the company and that the proposal was in the best interests of ICNB and its shareholders.

ICNB’s Board of Directors recommends that you
vote FOR the approval of the Plan of Merger.
Firstbank
     Firstbank believes the proposed merger with ICNB will further enhance its position in the southwest Michigan banking market.
Opinion of ICNB’s Financial Advisor
     ICNB retained SAMCO to act as ICNB’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation. SAMCO is a recognized investment banking and advisory firm. As a part of its investment banking and advisory business, SAMCO is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
     The full text of the opinion of SAMCO, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by SAMCO, is attached as Appendix B to this proxy statement. Holders of ICNB common stock are urged to read the opinion in its entirety. SAMCO’s opinion only addresses the fairness of the per share merger consideration to be paid to ICNB shareholders and does not constitute a recommendation to any ICNB shareholder as to how such shareholder should vote at the ICNB special shareholder meeting. The summary set forth in this proxy statement of the opinion of SAMCO is qualified in its entirety by reference to the full text of its opinion attached to this document as Appendix B.
     ICNB retained SAMCO on July 19, 2006 to act as its exclusive financial advisor in connection with the potential sale of ICNB. ICNB retained SAMCO because of SAMCO’s experience and expertise in representing community banks in similar transactions and SAMCO’s familiarity with ICNB and its business. As part of its investment banking business, SAMCO is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.
     On February 1, 2007, ICNB’s board held a meeting at which it evaluated and approved the plan of merger with Firstbank. At this meeting, SAMCO reviewed the financial aspects of the proposed merger and rendered an oral opinion that, as of that date, the per share consideration in the merger was fair to the shareholders of ICNB from a financial point of view. SAMCO has confirmed its oral opinion of February 1, 2007 and has delivered a written opinion dated the as of the date of this prospectus and proxy statement. In rendering its updated opinion, SAMCO confirmed the analyses used to render its earlier oral opinion by performing procedures to update certain of its analyses and reviewing other factors considered in rendering its opinion.
     The summary of SAMCO’s opinion set forth in this prospectus and proxy statement is qualified by reference to the full text of SAMCO’s written opinion that is attached as Appendix “B” to this document. ICNB’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by SAMCO.
     SAMCO’s opinion is directed to ICNB’s Board of Directors and addresses only the fairness, from a financial point of view, of the per share consideration to the ICNB shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any ICNB shareholder as to how the shareholder should vote at the ICNB special meeting on the merger or any related matter. SAMCO did not propose or recommend the amount of consideration to be paid. No limitations were imposed by ICNB or any of its affiliates on the scope of SAMCO’s investigation.
     In rendering its opinion, SAMCO:
-	Reviewed, among other things,
o	The agreement and plan of merger

o	Audited financial statements of ICNB for the three years ended December 31, 2005, and unaudited statements for the nine-month period ended September 30, 2006;

o	Annual Reports on Form 10-K for the three years ended December 31, 2005 for Firstbank and certain interim reports to shareholders and quarterly reports on Form

10-Q of Firstbank for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

o	Other financial information concerning the businesses and operations of ICNB and Firstbank furnished to SAMCO by ICNB and Firstbank for purposes of SAMCO’s analysis;
-	Held discussions with members of senior management of ICNB and Firstbank regarding
o	historical and current business operations

o	financial condition and

o	future prospects of their respective companies;
-	Reviewed the historical market prices and trading activity for the common stock of ICNB and Firstbank, and compared market activity to ICNB and Firstbank with that of certain publicly traded companies deemed relevant

-	Reviewed the results of operations of ICNB and Firstbank with those of certain financial institutions deemed relevant

-	Compared the proposed financial terms of the plan of merger with the financial terms of certain other transactions that SAMCO deemed to be relevant

-	Analyzed the pro forma equivalent financial impacts of the merger to ICNB’s per share results; and

-	Performed other studies and analyses that it considered appropriate.
     In conducting its review and arriving at its opinion, SAMCO relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to SAMCO or that was discussed with, or reviewed by SAMCO, or that was publicly available. SAMCO did not attempt or assume any responsibility to verify such information independently. SAMCO relied upon the management of ICNB as to the reasonableness and achievability of financial and operating forecasts and projections (and assumptions therefore) provided to SAMCO. SAMCO assumed, without independent verification, that the aggregate allowances for loan and lease losses for Firstbank and ICNB are adequate to cover those losses. SAMCO did not make or obtain any evaluations or appraisals of any assets or liabilities of ICNB or Firstbank, and SAMCO did not examine any books and records or review individual credit files.
     The projections furnished to SAMCO and used by it in certain of its analyses were prepared by ICNB’s and Firstbank’s senior managements. Neither organization publicly discloses internal management projections of the type provided to SAMCO in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set for the projections.
     For purposes of rendering its opinion, SAMCO assumed that, in all respects material to its analyses:
-	The merger will be completed substantially in accordance with the terms set forth in the agreement and plan of merger;

-	The representations and warranties of each party in the agreement and plan of merger and in all related documents and instruments referred to in the plan of merger are true and correct;

-	Each party to the agreement and plan of merger and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

-	All conditions to the completion of the merger will be satisfied without any waivers; and

-	In the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.
     SAMCO further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. SAMCO’s opinion is not an expression of an opinion as to the prices at which shares of ICNB common stock or shares of Firstbank common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following completion of the merger.
     In performing its analyses, SAMCO made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SAMCO, ICNB and Firstbank. Any estimates contained in the analyses performed by SAMCO are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainly. In addition, the SAMCO opinion was among several factors taken into consideration by the ICNB board in making its determination to approve the plan of merger and the transaction contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the ICNB board or management of ICNB with respect to the fairness of the merger consideration.
     The following is a summary of the material analyses performed by SAMCO in connection with its opinion. The summary is not a complete description of the analyses underlying the SAMCO opinion or the presentation made by SAMCO to the ICNB board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, SAMCO did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, SAMCO believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing of the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
     Summary of Financial Terms of the Plan of Merger. SAMCO reviewed the financial terms of the proposed transaction, including the form of consideration, the exchange ratio of the stock portion of the purchase price, and the resulting value per share to be received by ICNB common shareholders pursuant to the proposed merger. The terms of the plan of merger provide that shareholders of ICNB will have the ability to elect to receive either $31.50 per share in cash or 1.407 shares of Firstbank, or a combination, in exchange for each outstanding common share of ICNB, subject to proration such that 50% of ICNB’s outstanding common shares are exchanged for Firstbank stock.
     Based on the 1,243,412 issued and outstanding common shares of ICNB, the value of the transaction was approximately $38.4 million based on Firstbank’s stock price of $21.85 as of January 26, 2007, or $31.12 per share. SAMCO calculated that the value of $31.12 per share represented 161% of ICNB’s book value per share as of September 30, 2006, 168% of its tangible book value per share as of the same date, 21.9 times the twelve month earnings per share ended September 30, 2006 and a core deposit premium of 9.40%, as of September 30, 2006.
     Selected Transaction Analysis. SAMCO reviewed certain financial data related to a set of comparable Midwestern bank transactions announced since January 1, 2005 with target assets greater than $150 million and less than $750 million, excluding merger of equals transactions. The transactions reviewed included:

Acquirer	Target
Enterprise Financial Services	Clayco Banc Corporation

Old National Bancorp	St. Joseph Capital Corp.

Integra Bank Corp.	Prairie Financial Corporation

FBOP Corp.	United Financial Holdings Inc.

Dearborn Bancorp Inc.	Fidelity Fncl. Corp. of MI

Acquirer	Target
Inland Bancorp Holding Company	Cambank Inc.

Castle Creek Capital III LLC	BB&T Bancshares Corp.

Commerce Bancshares Inc.	West Pointe Bancorp Inc.

Farmers Capital Bank Corp.	Citizens National Bcshrs Inc.

Enterprise Financial Services	NorthStar Bancshares Inc.

National Bancshares Inc.	Metrocorp Inc.

Midwest Banc Holdings Inc.	Royal American Corporation

BancKentucky Inc.	Murray Banc Holding Co LLC

Marshall & Ilsley Corp.	Trustcorp Financial Inc.

National City Corp.	Forbes First Financial Corp.

Wintrust Financial Corp.	Hinsbrook Bancshares Inc.

American Founders Bank Inc.	First Security Bancorp Inc.

Castle Creek Capital III LLC	LDF Incorporated

BMO Financial Group	Edville Bankcorp Incorporated

Farmers Capital Bank Corp.	Citizens Bancorp Inc.

Western Illinois Bancshares	Midwest Bank of Western IL

PrivateBancorp Inc.	Bloomfield Hills Bancorp Inc.

Exchange National Bancshares	Bank 10

Princeton National Bancorp	Somonauk FSB Bancorp Inc.
     SAMCO compared multiples of price to various factors for the ICNB/Firstbank merger to the same multiples for the comparable group’s mergers at the time those mergers were announced as well as other financial measures. The results were as follows:
Comparable Transactions

Median
Price / Stated Book Value	241.69%
Price / Tangible Book Value	243.21%
Price / Last Twelve Months’ Earnings per share	20.44	x
Core Deposit Premium	17.63%
Total Assets	$295,464
Tangible Equity / Assets	8.21%
Last Twelve Months’ ROAA	0.99%
Last Twelve Months’ ROAE	12.22%
Nonperforming Assets / Total Assets	0.29%
     No company or transaction used as a comparison in the above analysis is identical to ICNB, Firstbank or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.
     Discounted Cash Flow Analysis. Using discounted dividends analysis, SAMCO estimated the present value of the future stream of dividends that ICNB could produce over the next five years, under various circumstances, assuming ICNB performed in accordance with management’s earnings forecasts for 2007, earnings are grown 8% annually in 2008 to 2011, and cash dividends of $0.92 per share for 2007 increase by 8% per year as well. SAMCO then estimated the terminal values for ICNB stock at the end of the period by applying multiples ranging from 12.0 to 19.2 of projected earnings per share in year five. The terminal values were then discounted to present values using different discount rates (ranging from 10% to 12%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of ICNB common stock. This discounted dividend analysis indicated reference range of between $20.41 and $33.07 per share of ICNB common stock.
     SAMCO then calculated the growth rate in earnings and cash dividends required by ICNB in order for the midpoint of the matrix of terminal values and discount rates (15.6 times earnings and an 11% discount rate) to equal $31.50. The resultant required growth rate was 13.18%.
Relative Stock Performance
     Selected Peer Group Analysis. SAMCO compared the financial performance and market performance of Firstbank to those of a group of comparable Midwestern holding companies. The comparisons were based on various financial measures including:
-	Earnings Performance

-	Operating Efficiency

-	Capital

-	Asset Quality
     Comparisons to market performance included:
-	Price to book value

-	Price to tangible book value

-	Price to last twelve months’ earnings

-	Dividend yield
     To perform this analysis, SAMCO used the financial information as of and for the twelve months ended December 31, 2006 and market price information as of January 26, 2007. Do to the lack of complete data on capital ratios and asset quality, these measures used data as of September 30, 2006. The 25 companies in the peer group included the following:

Ames National Corporation	IA	ATLO

Camco Financial Corporation	OH	CAFI

Cass Information Systems, Inc.	MO	CASS

Community Bank Shares of Indiana, Inc.	IN	CBIN

Dearborn Bancorp, Inc.	MI	DEAR

Enterprise Financial Services Corp	MO	EFSC

Exchange National Bancshares, Inc.	MO	EXJF

Farmers Capital Bank Corporation	KY	FFKT

First Financial Service Corporation	KY	FFKY

German American Bancorp, Inc.	IN	GABC

Home Federal Bancorp	IN	HOMF

Horizon Bancorp	IN	HBNC

Lakeland Financial Corporation	IN	LKFN

Lincoln Bancorp	IN	LNCB

LNB Bancorp, Inc.	OH	LNBB

MBT Financial Corp.	MI	MBTF

Mercantile Bancorp, Inc.	IL	MBR

Oak Hill Financial, Inc.	OH	OAKF

Ohio Valley Banc Corp.	OH	OVBC

Peoples Bancorp Inc.	OH	PEBO

Porter Bancorp, Inc.	KY	PBIB

Princeton National Bancorp, Inc.	IL	PNBC

QCR Holdings, Inc.	IL	QCRH

S.Y. Bancorp, Inc.	KY	SYBT

West Bancorporation, Inc.	IA	WTBA
     SAMCO’s analysis showed the following concerning Firstbank’s financial performance

	Median	Firstbank
Return on Average Assets	0.98%	0.95%
Return on Average Equity	10.97%	10.70%
Net Interest Margin	3.43%	4.13%
Efficiency Ratio	63.02%	67.57%
Leverage Ratio	8.85%	8.81%
Total Capital Ratio	12.23%	11.64%
Nonperforming Assets / Assets	0.87%	0.73%
Net Charge Offs / Average Loans	0.14%	0.26%
     SAMCO’s analysis showed the following concerning Firstbank’s market performance

	Median		Firstbank
Price / Last Twelve Months’ Earnings Per Share	16.0	x	14.1	x
Price / 2007 Estimated Earnings Per Share	14.1	x	13.2	x
Price / Stated Book Value	154.8%		147.9%
Price / Tangible Book Value	180.1%		195.1%
Dividend Yield	2.86%		4.12%
     SAMCO also compared the financial performance of ICNB to those of a group of comparable public banks. The comparisons were identical to those made in the Firstbank review. SAMCO used financial information as of and for the twelve months ended September 30, 2006 in this analysis. The 25 companies in the peer group included the following:

Middlefield Banc Corp.	OH	MBCN

1st Independence Financial Group, Inc.	KY	FIFG

Southern Michigan Bancorp, Inc.	MI	SOMC

CSB Bancorp, Inc.	OH	CSBB

National Bancshares Corporation	OH	NBOH

Killbuck Bancshares, Inc.	OH	KLIB

Pavilion Bancorp, Inc.	MI	PVLN

Monarch Community Bancorp, Inc.	MI	MCBF

First Ottawa Bancshares, Inc.	IL	FOTB

Commercial Bancshares, Inc.	OH	CMOH

Commercial National Financial Corporation	MI	CEFC

Futura Banc Corporation	OH	FUBK

Community Financial Shares, Inc.	IL	CFIS

CNB Corporation	MI	CNBZ

ChoiceOne Financial Services, Inc.	MI	COFS

Community Shores Bank Corporation	MI	CSHB

Century Financial Corporation	MI	CYFL

American Community Bancorp, Inc.	IN	ACBP

HCB Financial Corporation	MI	HCBN

Ohio Legacy Corp	OH	OLCB

Clarkston Financial Corporation	MI	CKSB

Heartland Bancshares, Inc.	IN	HRTB

Consumers Bancorp, Inc.	OH	CBKM

Citizens First Corporation	KY	CZFC

Michigan Heritage Bancorp, Inc.	MI	MHBC
     SAMCO’s analysis showed the following concerning ICNB’s financial performance

	Median	ICNB
Return on Average Assets	0.79%	0.76%
Return on Average Equity	9.60%	7.51%
Net Interest Margin	3.95%	4.00%
Efficiency Ratio	70.29%	70.41%
Leverage Ratio	10.04%	11.21%
Total Capital Ratio	14.00%	15.48%
Nonperforming Assets / Assets	1.22%	1.94%
Net Charge Offs / Average Loans	0.07%	0.16%

     SAMCO’s analysis showed the following concerning ICNB’s market performance

	Median		ICNB
Price / Last Twelve Months’ Earnings Per Share	16.0	x	15.6	x
Price / Stated Book Value	137.2%		114.8%
Price / Tangible Book Value	139.3%		119.2%
Dividend Yield	2.33%		4.15%
     Pro Forma Equivalent Per Share Results. SAMCO also reviewed the pro forma effect of the proposed transaction to ICNB’s budgeted earnings for 2007, stated book value and tangible book value per share as of September 30, 2006 and current cash dividends per share. SAMCO used a projected 2007 earnings per share for Firstbank of $1.66 in calculating these pro forma results.
     Giving effect to the merger, the pro forma share equivalent ICNB earnings per share would have equaled $2.16 representing a 20.7% increase from forecast earnings. Book value of $19.29 would have increased to $22.62 and tangible book value of $18.58 would have decreased to $14.95. Based on the exchange ratio, the cash dividend of $0.92 would increase by 39.1% to $1.28.
     Summary. The opinion expressed by SAMCO was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either ICNB or Firstbank could materially affect the assumptions used in preparing this opinion
     Certain Relationships. Pursuant to the engagement letter, ICNB has agreed to pay SAMCO $15,000 upon the execution of the engagement letter, $65,000 upon the signing of the definitive agreement and a contingent fee equal to 0.80% of the transaction value up to an aggregate of $35.0 million and 1.80% for any consideration above $35.0 million. The two initial fee payments will be credited against the ultimate contingent fee. In addition to its fees and regardless of whether the merger is consummated, ICNB has agreed to reimburse SAMCO for its reasonable out-of-pocket expenses and to indemnify SAMCO against certain liabilities, including liabilities under securities law.
     There was no material relationship between SAMCO or any of its affiliates or representatives on the one hand and ICNB or any of its affiliates on the other hand during the two year period preceding the engagement of SAMCO by ICNB. No other such relationship has existed during the engagement and no such relationship is contemplated in the future.
Closing and Effective Time of the Merger
     Firstbank will select the time and place for the closing. Firstbank anticipates that the closing will occur on or about                     , 2007. Firstbank and ICNB may mutually agree to a closing date, or, in the absence of such an agreement, the closing shall take place on or before 5 business days after the later of (1) the date on which the last of the regulatory approvals of the merger has been received; and (2) the approval of the plan of merger by ICNB shareholders. The merger is expected to be effective as of                     , 2007.
Regulatory Approvals
     Before Firstbank and ICNB may complete the merger, Firstbank must receive the approval of the Federal Reserve Board. In addition, if and when the Federal Reserve Board approves the merger, Firstbank and ICNB must wait an additional 30 days before completing the merger to allow the U.S. Department of Justice to take further action to delay or block the merger. (The Department of Justice may shorten this 30-day period in its discretion.) Firstbank filed its application for approval of the merger with the Federal Reserve Board on March 29, 2007. While Firstbank expects to receive Federal Reserve Board approval, no assurance can be made as to whether or when the approval will be given.
Procedure for Surrender of Certificates; Payment of Merger Consideration
     As soon as practicable after the effective time, but no later than 5 business days after the date of closing, Firstbank shall send or cause to be sent to each record holder of ICNB common stock as of the effective time transmittal materials for use in exchanging that holder’s old certificates and receiving the merger consideration. The letter of transmittal will contain instructions explaining the procedure for surrendering ICNB stock certificates.

ICNB SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR ELECTION FORM.
     ICNB shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of Firstbank common stock into which their shares of ICNB common stock have been converted in the merger and a check for the cash portion of the purchase price.
     After the merger, each certificate that previously represented shares of ICNB common stock will represent only the right to receive shares of Firstbank’s common stock and cash into which those shares of ICNB common stock have been converted.
     If a dividend is declared by Firstbank on Firstbank common stock that is payable to shareholders of record of Firstbank’s common stock as of a record date after the effective time of the merger, the declaration must include dividends on all shares issuable under this merger. No former shareholder of ICNB shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholder’s old certificate(s) pursuant to properly submitted transmittal materials. Upon exchange of the old certificates, the shareholder will be entitled to receive from Firstbank an amount equal to all such dividends declared and paid with respect to the shares of Firstbank common stock.
     After the merger becomes effective, ICNB will not register any further transfers of ICNB shares. Any certificates for ICNB shares that you present for registration after the effective time of the merger will be exchanged for Firstbank shares and cash.
     Firstbank will not issue fractional shares in the merger. Instead, the number of shares of Firstbank common stock to be issued to each holder of ICNB common stock who would otherwise have been entitled to a fractional share of Firstbank common stock will be rounded up to the nearest whole number.
Exclusive Commitment to Firstbank
Board Recommendation
     The ICNB Board of Directors has approved the merger and other transactions contemplated by the plan of merger and adopted the plan of merger. The ICNB Board of Directors has determined that it believes that the plan of merger is in the best interests of ICNB and its shareholders and recommends that the ICNB shareholders vote FOR approval of the merger. See “Merger Recommendation and Reasons for the Merger” on page 21 above.
No Negotiations with Third Parties
     ICNB has agreed that it will not directly or indirectly invite, initiate, solicit, or encourage any other party to make any proposal involving the sale of ICNB or Ionia County National Bank. Further, ICNB has agreed that it will not negotiate with any other party regarding a possible sale of ICNB or provide any nonpublic information about itself or any of ICNB’s subsidiaries to any party other than Firstbank unless it has received an unsolicited acquisition proposal which the ICNB Board of Directors determines to be a superior proposal. ICNB must promptly notify Firstbank of all inquires and proposals that it receives relating to a proposed acquisition transaction and must keep Firstbank informed on the status and details of any such inquiry or proposal.
Payment after Certain Events
     If, after the plan of merger is executed, (i) ICNB’s Board of Directors accepts or approves any other acquisition proposal which competes with or is otherwise inconsistent with the transactions contemplated by the plan of merger, (ii) the shareholders of ICNB fail to approve the plan of merger at the special shareholders meeting described in this prospectus and proxy statement after another acquisition proposal that has been communicated to the shareholders that competes or is otherwise inconsistent with the transactions contemplated by the plan of merger, or (iii) ICNB’s Board of Directors decide in good faith that their fiduciary duties to ICNB’s shareholders under applicable law require them to withdraw, modify, or change its recommendation concerning the Firstbank offer and accept and recommend a superior proposal, then ICNB would be required to pay to Firstbank a fee of $1,750,000.

Conduct of ICNB Pending the Completion of the Merger
     In the plan of merger, ICNB made certain covenants to Firstbank. These covenants, which remain in effect until the merger is completed or until the plan of merger has been terminated, are summarized below.
Ordinary Course of Business
     ICNB has agreed to conduct its business and manage its property only in the usual, regular, and ordinary course and in substantially the same manner as before the plan of merger was signed. In particular, ICNB has agreed, among other things, to:
•	Refrain from making any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property, or investments;

•	Take no action that would cause any of the representations and warranties contained in the plan of merger to be false or would fail to cause any conditions precedent to be satisfied;

•	Refrain from taking any action that would impede or delay the merger or the ability of any party to perform under the plan of merger;

•	Refrain from making any change in its Articles of Incorporation, Bylaws, or capital stock except as effected by the plan of merger;

•	Maintain its books, accounts, and records in the usual and ordinary course of business;

•	Refrain from issuing any shares of capital stock, issuing any rights, redeeming shares of stock, or making any changes to capitalization;

•	Preserve and maintain its property and assets in their current state of repair, order, and condition, except for reasonable wear and tear and damage by fire or other casualty covered by insurance;

•	Preserve the goodwill of customers and others with whom business relationships exist;

•	Retain the services of its officers and employees;

•	Maintain in full force and effect insurance coverage, in the amounts and terms presently in force, on its assets, properties, premises, operations, directors, and personnel;

•	Maintain its allowance for loan and lease losses and charge off loans in accordance with past practices and applicable industry, regulatory, and generally accepted accounting standards, provided that the allowance for loan and lease losses must be at least 1.28% of total loans at the effective time of the merger;

•	Refrain from materially changing or modifying any lending or investment policies;

•	Refrain from increasing the number of directors and electing or appointing anyone to an executive office, except to reelect incumbent officers and directors;

•	Take no action to increase the salary, severance, or other compensation payable to, or fringe benefits of, or pay any bonus to, any officer, director, or employee as a class or group, except as contemplated by the plan of merger;

•	Take no action to enter into or modify any employee benefit plans relating to any director, officer, or employee, except as may be required by law or the plan of merger;

•	Take no action to enter into, extend, or renew any employment or consulting agreement, except as in the ordinary course of business where the agreement is terminable at will without liability upon 60 days’ or less notice;

•	Take no action to borrow money except in the ordinary course of business;

•	Take no action to sell, mortgage, or encumber of any of its real property or assets, except in the ordinary course of business and except for any individual or aggregate asset that has a fair market value of less than $50,000;

•	Notify Firstbank of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting ICNB or any subsidiary, their respective directors, officers, or employees, ICNB’s or any subsidiaries’ assets, liabilities, businesses, or operations, or the merger or plan of merger;

•	Refrain from making or renewing any charitable contribution, except for contributions that, in the aggregate, will have a fair market value of less than $50,000;

•	Refrain from the purchase or lease of any item of real property, fixtures, equipment, or other capital assets in excess of $50,000, or $100,000 in the aggregate, except prior commitments made by ICNB that were disclosed to Firstbank;

•	Take no action to enter into any service arrangement, except where the arrangement is terminable at will and without liability upon 60 days’ or less notice, for an arrangement where the required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses related to the plan of merger;

•	Take no action to open, enlarge, or materially remodel any bank or facility, or to lease, purchase, or acquire any real property for a branch bank, except for prior commitments disclosed by ICNB to Firstbank, or with five (5) business days notice to Firstbank, ICNB can renew any existing lease without consent on terms not materially less favorable to ICNB;

•	Take no action to enter into any strategic alliances;

•	Refrain from purchasing or acquiring any high risk derivative or synthetic mortgage product or entering into any interest rate swap transaction, except for the purchase and sale of collateralized mortgage obligations in the ordinary course of business;

•	Refrain from making or renewing any loan to any director, officer, or principal shareholder of ICNB, which, when aggregated with the loans made to that person and the person’s immediate family and affiliates, would exceed $500,000, except for renewals of lines of credit, restructuring of any problem loan, or making any residential mortgage loan;

•	Refrain from discharging any mortgage, lien, or encumbrance, except if in accordance with the liabilities’ terms, in the ordinary course of business and the cost does not exceed $100,000, or the discharge is covered by specific reserves;

•	Refrain from paying any obligation in excess of $100,000, except if the liability is shown on ICNB’s financial statements, in the ordinary course of business, or contemplated by the merger;

•	Refrain from settling or agreeing to settle any claims in excess of $50,000;

•	Take no action to enter into or amend any agreement with any ICNB-related person, except as permitted by the plan of merger;
Environmental Investigation
     Firstbank has certain rights under the Agreement and Plan of Merger to investigate the environmental condition of ICNB’s real properties. The Agreement and Plan of Merger states that the purchase price would be adjusted if the estimated environmental remediation costs for ICNB properties exceeded $150,000. Based on Firstbank’s environmental investigation, Firstbank and ICNB have agreed that the estimated remediation costs are less than $150,000 and therefore there will be no adjustment to the purchase price.

Insurance and Indemnification
     Firstbank has agreed to honor any rights to indemnification and advancement of expenses existing at the time of the merger, in favor of the present and former directors and officers of ICNB and its subsidiaries under their Articles of Incorporation or existing Bylaws. These provisions will be enforceable as contractual rights and will remain in effect following the merger with respect to acts or omissions occurring before the merger with the same force and effect as before the merger.
     In addition, Firstbank has agreed to cause the officers and directors of ICNB immediately prior to the merger to be covered immediately following the merger and for a period of six years by the directors’ and officers’ liability insurance policy maintained by ICNB for acts or omissions occurring before the merger that were committed by ICNB’s officers and directors in their capacities as officers and directors. Firstbank may substitute Firstbank’s policy maintained for its own officers and directors for ICNB’s current coverage only if Firstbank’s policy offers comparable or better coverage and amounts than ICNB’s policy. Firstbank does not have to spend more than $150,000 in the aggregate for the liability insurance coverage. If Firstbank does not procure comparable insurance coverage by the time of ICNB’s special shareholders meeting, ICNB may, upon proper written notice and in lieu of the foregoing insurance coverage by Firstbank, obtain tail coverage for past acts and omissions for a single premium amount not in excess of a mutually acceptable amount.
Conditions to Closing the Merger
Mutual Conditions to Close
     The obligations of each of Firstbank and ICNB to complete the merger are subject to the fulfillment of certain conditions, including the following:
•	The shareholders of ICNB must have approved the plan of merger;

•	Each governmental agency having jurisdiction over the merger must have approved or consented to the merger;

•	Firstbank and ICNB must not be subject to any order, decree, or injunction by any court or governmental authority that enjoins or prohibits the completion of the merger;

•	There must be no pending or threatened proceedings before governmental authorities that attempt to prohibit, restrict, or make the merger illegal;

•	The registration statement, of which this prospectus and proxy statement is a part, must have been declared effective by the SEC and must not be subject to a stop order or threatened stop order; and

•	Firstbank shall have received the approval of The Nasdaq Global Select Market to list the shares of Firstbank common stock to be issued in connection with the merger.
Firstbank’s Conditions to Close
     In addition to the mutual conditions to close described above, Firstbank’s obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:
•	The representations and warranties made by ICNB in the plan of merger must be true and correct as of the closing date or to a specifically related earlier date except for an breach which would not have a material adverse effect;

•	ICNB must have performed in all material respects all of the agreements, conditions, and covenants made in the plan of merger to be completed at or before the closing;

•	All requisite third parties must have given the appropriate approval, consent, or waiver;

•	Firstbank must have received an opinion from Warner, Norcross & Judd, LLP (legal counsel for ICNB) satisfactory to Firstbank;

•	Firstbank must have received a fairness opinion from Austin Associates LLC (financial advisor for Firstbank) to the effect that the terms of the merger are fair to Firstbank’s shareholders from a financial point of view;

•	Firstbank must have received a certificate signed by ICNB certifying the total common stock issued and outstanding as of the closing date;

•	The total shareholder’s equity of ICNB as determined at the end of the month immediately preceding the closing date must be greater than $23,400,000, subject to certain adjustments;

•	The Chief Executive Officer and Chief Financial Officer of ICNB must make certain certifications to Firstbank with respect to ICNB’s financial statements; and

•	James D. Fast must have executed and delivered the Employment Agreement and Management Continuation Agreement, in the form attached to Firstbank’s disclosure statement to the plan of merger and described under “Voting and Management Information — Interests of Certain Persons in the Merger” on page 98.
ICNB’s Conditions to Close
     In addition to the mutual conditions to close described above, ICNB’s obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:
•	The representations and warranties made by Firstbank in the plan of merger must be true and correct as of the closing date or to a specifically related earlier date;

•	Firstbank must have performed in all material respects all of the agreements, conditions, and covenants made in the plan of merger to be completed at or before the closing;

•	ICNB must have received an opinion from Varnum, Riddering, Schmidt & Howlett LLP (legal counsel for Firstbank) to the effect among other things that Firstbank is in good standing, the plan of merger has been duly executed by Firstbank and is binding on Firstbank, that upon filing of the Certificate of Merger, the merger will become effective, and that the shares of Firstbank common stock to be issued in the merger will be duly authorized, fully paid, and nonassessable;

•	ICNB must have received a tax opinion from Varnum, Riddering, Schmidt & Howlett LLP; and

•	ICNB must have received a fairness opinion from SAMCO Capital Markets, Inc. (financial advisor for ICNB) to the effect that the consideration to be received by ICNB shareholders is fair to ICNB’s shareholders from a financial point of view.
Termination
     Prior to the merger, the plan of merger may be terminated by the mutual consent of the Boards of Firstbank and ICNB or may be terminated by either of them if the merger has not been completed on or before October 31, 2007.
Firstbank’s Right to Terminate
     In addition, Firstbank may terminate the plan of merger and abandon the merger on its own action upon the occurrence of additional events specified in the plan of merger including, among others, the following:
•	If any conditions precedent to Firstbank’s obligations have not been met or waived by Firstbank, or if any conditions precedent to ICNB’s obligations have not been satisfied or waived by ICNB despite Firstbank’s best efforts to comply with those covenants;

•	The failure of ICNB’s shareholders to approve the plan of merger by the requisite vote of approval at the special shareholders meeting described in this prospectus and proxy statement;

•	Certain environmental risks exist for which the cost of remediation exceeds $600,000;

•	Ionia County National Bank receives a rating lower than “satisfactory” under the Community Reinvestment Act as of the closing date, or if the results of the examination are still pending, Firstbank is unable to satisfy itself that Ionia County National Bank will receive a “satisfactory” or higher rating;

•	One or more events shall have caused or are reasonably likely to cause a material adverse effect on ICNB;

•	ICNB’s directors decide in good faith that their fiduciary duties to ICNB’s shareholders under applicable law require them to withdraw, modify, or change its recommendation concerning the Firstbank offer and accept and recommend the superior proposal to the shareholders of ICNB; or

•	A final unappealable injunction or other judgment has been issued by a court restraining or prohibiting completion of the merger.
ICNB’s Right to Terminate
     In addition, ICNB may terminate the plan of merger and abandon the merger on its own action upon the occurrence of additional events specified in the plan of merger including, among others, the following:
•	Any conditions precedent to ICNB’s obligations have not been met or waived by ICNB, or if any conditions precedent to Firstbank’s obligations have not been satisfied or waived by Firstbank despite ICNB’s best efforts to comply with those covenants;

•	ICNB’s shareholders fail to approve the plan of merger by the requisite vote at the special shareholders meeting;

•	One or more events shall have caused or are reasonably likely to cause a material adverse effect on Firstbank;

•	ICNB’s directors decide in good faith that their fiduciary duties to ICNB’s shareholders under applicable law require them to withdraw, modify, or change its recommendation concerning the Firstbank offer and accept and recommend a superior proposal to the shareholders of ICNB;

•	A final injunction or other judgment has been issued by a court of competent jurisdiction restraining or prohibiting the consummation of the merger; or

•	An Upset Condition exists and Firstbank has not elected to cure such Upset Condition. See the Section titled “Adjustment to Cure Upset Condition” on page 18.
Effect of Termination
     If either Firstbank or ICNB terminates the plan of merger as a result of a breach of a covenant by the other party, the non-breaching party is entitled to reimbursement of all reasonable costs and expenses incurred in connection with the consummation of the merger in an amount not to exceed $300,000. Certain provisions of the plan of merger, including provisions regarding confidentiality, will survive termination of the plan of merger. In addition, neither company will be released from liability to the other for any liabilities or damages arising out of its knowing or intentional breach of any provision of the plan of merger.
     In addition to the transaction costs described above, after the plan of merger is executed, (i) if ICNB’s Board of Directors accept or approve any other acquisition proposal which competes or is otherwise inconsistent with the transactions contemplated by the plan of merger, (ii) if the shareholders of ICNB fail to approve the plan of merger at the special shareholders meeting described in this prospectus and proxy statement, and such failure is due in whole or in part to the existence of any acquisition proposal that has been communicated to the shareholders and that competes or is otherwise inconsistent with the transactions contemplated by the plan of merger, or (iii) if ICNB’s Board of Directors decide in good faith that their fiduciary duties to ICNB’s shareholders under applicable law require them to withdraw, modify, or change its recommendation concerning the Firstbank offer and accept and recommend a superior proposal to the shareholders of ICNB, then ICNB is required to promptly pay to Firstbank a fee of $1,750,000.
Description of Firstbank Common Stock
     Firstbank’s authorized capital stock consists of 20 million shares of common stock, no par value per share, and 300,000 shares of preferred stock, no par value per share. As of                     , 2007, Firstbank had                                          shares of Firstbank common stock outstanding and no shares of Firstbank preferred stock outstanding. Firstbank expects to issue not more than 874,740 shares of Firstbank common stock in the merger, plus a few shares to round up fractional shares.
     Holders of Firstbank common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by Firstbank’s Board of Directors. Each holder of Firstbank common stock is entitled to one vote for each share held on each matter submitted for shareholder action. Firstbank common stock has no preemptive rights, cumulative voting rights, conversion rights, or redemption provisions.
     In the case of any liquidation, dissolution, or winding up of the affairs of Firstbank, holders of Firstbank common stock would be entitled to receive, pro rata, any assets distributable to common shareholders in proportion to the number of shares held by them.
     All outstanding shares of Firstbank common stock are, and shares to be issued pursuant to the merger will be, when issued, fully paid and non-assessable.
Comparison of Rights of Firstbank and ICNB Shareholders
     If the merger is completed, holders of ICNB common stock will become holders of Firstbank common stock. Holders of Firstbank common stock will continue to be holders of Firstbank common stock after the merger.
     Because both ICNB and Firstbank are incorporated under Michigan law, their respective shareholders’ rights are governed by the Michigan Business Corporation Act. As an ICNB shareholder, your rights are currently governed by ICNB’s Articles of Incorporation, as amended, and Bylaws and the Michigan Business Corporation Act. However, after the merger, your rights will be governed by Firstbank’s Articles of Incorporation, as amended, and Bylaws, as amended, and the Michigan Business Corporation Act. The following discussion compares ICNB’s Articles of Incorporation and Bylaws to Firstbank’s Articles of Incorporation and Bylaws.
     The following comparison is not intended to be complete and is qualified in its entirety by reference to Firstbank’s Articles of Incorporation and Bylaws and ICNB’s Articles of Incorporation and Bylaws. Copies of these documents are available upon request. See “Where You Can Find More Information” on page 106 below.
Anti-Takeover Provisions – In General
     Firstbank’s Articles of Incorporation, as amended, contain provisions that could prevent or delay the acquisition of Firstbank by means of a tender offer, proxy contest, or otherwise. These provisions could also limit shareholders’ participation in certain types of business combinations or other transactions that might be proposed in the future, regardless of whether those transactions were favored by a majority of shareholders, and could enhance the ability of officers and directors to retain their positions.
     ICNB’s Articles of Incorporation, as amended, contain similar types of provisions. Material differences in the companies’ organizational documents with respect to such anti-takeover provisions are discussed below under separate sections, such as “Size and Classification of the Board of Directors” and “Removal of Directors.”
Authorized Capital
     The total authorized shares of capital stock of Firstbank consist of 20 million shares of common stock, no par value per share, and 300,000 shares of preferred stock. As of December 31, 2006, there were 6,484,202 shares of Firstbank common stock outstanding, and Firstbank has not issued any shares of preferred stock. Firstbank’s Articles of Incorporation, as amended, authorize Firstbank’s Board of Directors to issue preferred stock from time to time and to fix the rights, preferences, and limitations of each series of preferred stock. This includes the designation of the series and the number of shares in it, the dividend rate, whether and when shares will be redeemable, the prices at which shares will be redeemable, rights upon liquidation, any sinking fund provisions, any conversion or exchange privileges, voting rights, any restrictions on the payment of dividends or other distributions on other classes of stock, and any other rights, preferences, or limitations.
     The issuance of shares of Firstbank preferred stock could adversely affect the rights of the holders of Firstbank common stock and adversely affect the availability of earnings for distribution to the holders of Firstbank common stock.
     The total authorized capital stock of ICNB consists of 3 million shares of common stock, par value $1.00 per share. No share of ICNB common stock is entitled to any preferences, and all shares have equal rights. ICNB’s Articles of Incorporation, as amended, do not authorize any other shares or classes of capital stock.
Size and Classification of the Board of Directors
     Under both Firstbank’s Articles of Incorporation and ICNB’s Articles of Incorporation, their respective Boards of Directors are divided into three classes, as nearly equal in number as possible. The term of office of one class of directors expires each year. Because of this classification of Firstbank’s and ICNB’s Boards of Directors, it would normally take at least two annual meetings of shareholders to change a majority of the members of each Board of Directors.
     Currently, Firstbank’s Board of Directors is composed of seven members, and ICNB’s Board of Director’s is comprised of seven members.
Limitation of Personal Liability of Directors
     Both Firstbank’s Articles of Incorporation and ICNB’s Articles of Incorporation, as modified by the Michigan Business Corporation Act, provide that a director will not be personally liable to the corporation for money damages for breach of the director’s fiduciary duty. However, a director’s liability cannot be limited for: (1) the amount of any financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) an illegal dividend, distribution or loan to an officer, director or employee of the corporation that is contrary to the Michigan Business Corporation Act; or (4) an intentional criminal act. ICNB’s Articles of Incorporation also provide that a director will not be personally liable for any act or omission occurring prior to March 1, 1987.
Removal of Directors
     Under Firstbank’s Articles of Incorporation, any one or more directors may be removed from office at any time, but only for cause, by the affirmative vote of shareholders holding a majority of the outstanding shares of stock entitled to vote in elections of directors at a special meeting.
     Under ICNB’s Articles of Incorporation, any one or more directors may be removed at any time, with or without cause, but only by either (1) the affirmative vote of a majority of the Continuing Directors and at least eighty percent (80%) of the Board of Directors or (2) the affirmative vote, at a meeting of the stockholders called for that purpose, of the holders of at least 80% of the voting power of the outstanding shares of capital stock of ICNB entitled to vote generally in the election of directors voting together as a single class.
Shareholder Nominations of Directors
     Under Firstbank’s Articles of Incorporation, nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder’s intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by Firstbank not less than 10 days nor more than 50 days prior to any meeting of shareholders called for the election of directors.

     Under ICNB’s Bylaws, nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of the shareholder’s intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by ICNB (a) with respect to an election to be held at an annual meeting of shareholders, not later than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date ICNB mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date, and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the date on which notice of the special meeting was first mailed to the shareholders by ICNB.
     An ICNB shareholder’s notice of intent to make a nomination must set forth: (i) the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder (a) is a holder of record of stock of ICNB entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended; and (v) the consent of each nominee to serve as a director of ICNB if so elected. In addition, ICNB may require any proposed nominee to furnish other information as may reasonably be required by ICNB to determine the qualifications of the proposed nominee to serve as a director.
Shareholder Proposals
     Neither Firstbank’s Articles of Incorporation nor its Bylaws contain provisions specifically dealing with shareholder proposals. As a public company whose shares are quoted on The Nasdaq Global Select Market, Firstbank is required to comply with Securities and Exchange Commission and NASD rules concerning shareholder proposals.
     Under ICNB’s Bylaws, a shareholder who wishes to present a proposal for action at a shareholders’ meeting must follow certain procedures. In order to present the proposal, the shareholder must give timely notice of the matter in writing to ICNB, and the proposal must be a proper subject for action by shareholders pursuant to Michigan law. Alternatively, the proposal is included with ICNB’s proxy materials in compliance with the applicable rules and regulations set forth by the Securities and Exchange Commission.
     The notice by the ICNB shareholder must include the following information: (1) the shareholder’s name and record address; (2) a representation that the shareholder (a) is a holder of record of ICNB stock entitled to vote at such meeting, (b) will continue to hold such stock until the date of such meeting, and (c) intends to appear in person or by proxy at the meeting to submit the proposal to shareholder vote; (3) a brief description of the matter to be acted on; and (4) any financial or other interest that the shareholder has in the proposal.
     A notice of proposal must be given, either by personal delivery or by United States mail, postage prepaid, and received by ICNB not less than 60 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 20 days from the anniversary date of the preceding year’s annual meeting, within 10 days after the date the corporation mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date. The secretary of ICNB shall notify a shareholder in writing as to whether his or her notice or proposal has been made in accordance with the requirements of the Bylaws.

State Anti-Takeover Laws
     Fair Price Act. Certain provisions of the Michigan Business Corporation Act, referred to as the Fair Price Act, establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act applies to both Firstbank and ICNB. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates” of an interested shareholder. An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.
     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of common stock in the business combination must be at least equal to the highest of either (a) the market value of the shares on the date that the business combination was announced or on the date that the interested shareholder first became an interested shareholder, whichever is higher, or (b) the highest per share price paid by an interested shareholder within the two-year period preceding the announcement of the business combination or in the transaction in which the shareholder first became an interested shareholder, whichever is higher; (2) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (3) at least five years have passed between the date the interested shareholder first became an interested shareholder and the date the business combination is completed. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution before the time that the interested shareholder first became an interested shareholder.
     Control Share Act. Certain portions of the Michigan Business Corporation Act, referred to as the Control Share Act, also regulate the acquisition of “control shares” of widely held Michigan corporations. The Control Share Act applies to Firstbank and ICNB and their shareholders. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power in the election of directors of the corporation at or above any of the following thresholds: 20%, 33%, and 50%. Under the Control Share Act, an acquirer may not vote “control shares” that were acquired in a control share acquisition unless the corporation’s disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.
Amendments to Articles of Incorporation and Bylaws
     Under the Michigan Business Corporation Act, a corporation’s Articles of Incorporation may be amended by the affirmative vote of the majority of the outstanding shares entitled to vote. In addition, an amendment to a corporation’s Articles of Incorporation may require the approval of the majority of the outstanding shares of a class or series of stock if the amendment would (1) increase or decrease the authorized number of shares of that class or series or (2) alter or change the powers, preferences, or special rights of that class or series so as to affect them directly. However, a corporation’s Articles of Incorporation may specify that an amendment to one or more provisions of the articles must be approved by higher percentages.
     Firstbank’s Articles of Incorporation contain specific provisions that increase the percentage required for approval of amendments. Amending Article XI or XII of the Articles of Incorporation requires an affirmative vote of 75% of the outstanding shares of stock, and amending Article XIII requires an affirmative vote of 80% of the outstanding shares. To amend Article VIII, an affirmative vote of 75% of the outstanding shares of stock is required unless a majority of the Board of Directors adopts a resolution that recommends the amendment.
     ICNB’s Articles of Incorporation contain specific provisions that increase the percentage required for approval of amendments. To amend Article VIII, or adopt any provision inconsistent with Article VIII, an affirmative vote of 80% of the outstanding shares of stock entitled to vote on such amendment, including the affirmative vote of not less than 2/3 of the voting stock not owned directly or indirectly by any shareholder who: (i) is the beneficial owner of more than 10% of the outstanding voting stock; or (ii) is an affiliate of ICNB and was a beneficial owner of more than 10% of the outstanding voting stock within the prior two years; or (iii) is an assignee or has succeeded to shares of voting stock which were, within the prior 2 years, held by a beneficial owner of more than 10% or the outstanding voting stock and such assignment was not involving a public offering under the Securities Act of 1933, shall be required unless the amendment was approved by a majority of Continuing Directors, as defined in Article VIII. To amend Article IX, or adopt any provision in conflict with Article IX, an affirmative vote of 80% or more of the voting power of the holders of outstanding voting stock is required, unless such amendment was approved by a majority of the Continuing Directors, as defined in Article VIII. To amend Article X, or adopt any provision in conflict with Article X, an affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote for the election of directors is required, unless such proposed amendment is recommended for approval by at least 80% of all directors.
     Under the Michigan Business Corporation Act, a corporation’s bylaws may be amended by either the board of directors or the shareholders, unless the corporation’s Articles of Incorporation or bylaws provide that only the shareholders may amend the bylaws or any particular bylaw. Firstbank’s Articles of Incorporation provide that the Bylaws may be amended by the shareholders pursuant to an affirmative vote of 75% of the outstanding shares of stock unless a majority of the Board of Directors adopts a resolution that recommends the amendment. However, the Board of Director’s may amend or repeal the Bylaws by an affirmative vote of a majority of the directors then in office.
     Under ICNB’s Bylaws, the shareholders or Board of Directors may amend or adopt new bylaws pursuant to an affirmative vote of a majority of the outstanding shares of stock or a majority of the members of the Board of Directors in office.
Indemnification Provisions
     Under the Michigan Business Corporation Act, a corporation is permitted to, and in some circumstances must, indemnify its officers, directors, employees and agents, as well as persons who were serving in similar positions with another entity at the corporation’s request, in a variety of situations.
     The indemnification provisions in Firstbank’s Articles of Incorporation provide that directors, officers, employees, agents, and other similar persons will be indemnified to the fullest extent permitted under the Michigan Business Corporation Act.
     ICNB’s Articles of Incorporation provide that directors and officers of the corporation will be indemnified to the fullest extent permitted by the Michigan Business Corporation Act. Pursuant to ICNB’s Bylaws, the Board of Directors may authorize indemnification for any employee or agent of ICNB to the same extent as provided for ICNB’s directors and officers.
Shareholder Action by Written Consent
     Under the Michigan Business Corporation Act, the shareholders of a corporation may take an action either at a meeting or without a meeting if all of the shareholders sign a written consent authorizing the action. However, unanimous approval by written consent is not required if the corporation’s Articles of Incorporation allow the shareholders holding a majority of the voting power (or such higher level as may be required) to take action by written consent. In that case, certain other conditions must be met, such as providing notice of the action to all shareholders who did not sign the consent.
     Firstbank’s Articles of Incorporation do not allow shareholders to take action without a meeting or to take action by written consent. ICNB’s Bylaws allow action by the shareholders without a meeting, without prior notice, and without a vote only if there is unanimous written consent.
Public Markets for Firstbank’s and ICNB’s Shares
     Firstbank’s common stock is quoted on The Nasdaq Global Select Market. ICNB is privately held and its shares are quoted on the OTC Bulletin Board.

Restrictions on ICNB Affiliates
     All shares of Firstbank common stock received by ICNB shareholders in the merger will be freely transferable, except that shares of Firstbank common stock received by persons who are deemed to be “affiliates” (as defined under the Securities Act of 1933) of ICNB before the merger may only be resold in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act. ICNB’s directors and officers are deemed to be affiliates of ICNB.
     This prospectus and proxy statement covers Firstbank common stock to be issued in connection with the merger. It does not cover any resales of Firstbank common stock to be received by affiliates upon completion of the merger, and no person is authorized to make any use of this prospectus and proxy statement in connection with any such resale.
Material Federal Income Tax Consequences
     The following discussion addresses the material United States federal income tax consequences of the merger to holders of ICNB common stock. This discussion applies only to ICNB shareholders who hold their ICNB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of his or her personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; and shareholders who hold ICNB common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and shareholders of ICNB common stock who acquired their shares of ICNB common stock upon the exercise of warrants or employee stock options or otherwise as compensation.
     This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as currently applicable, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. Tax consequences to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.
     It is a condition to the obligations of ICNB and Firstbank to complete the merger that they receive from Varnum, Riddering, Schmidt & Howlett LLP, legal counsel for Firstbank, an opinion regarding material federal income tax consequences of the merger. Firstbank and ICNB believe, based on this opinion, that the merger will have the following federal income tax consequences:
1.	The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and Firstbank and ICNB will each be a “party to a reorganization” within the meaning of Section 368(b);

2.	ICNB shareholders who receive solely Firstbank common stock in exchange for their shares of ICNB common stock in the merger will not recognize gain or loss;

3.	The aggregate adjusted tax basis of the Firstbank common stock received in the merger by an ICNB shareholder who receives solely Firstbank common stock in exchange for his shares of ICNB common stock will be equal to the aggregate adjusted tax basis of the shares of ICNB common stock surrendered in the merger. The holding period of such Firstbank common stock will include the period the shares of the ICNB common stock were held, provided the ICNB shareholder held the ICNB common stock surrendered in the merger as a capital asset at the time of the merger;

4.	ICNB shareholders who exchange all of their ICNB common stock for cash will generally recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the ICNB common stock surrendered in the merger. Such gain or loss will be long-term capital gain or loss if the shareholder held the ICNB common stock as a capital asset and held such stock for more than one year at the effective time of the merger and if the shareholder’s receipt of cash is not treated as essentially equivalent to a dividend; if a shareholder constructively owns shares of ICNB common stock that are exchanged for shares of Firstbank common stock in the merger or owns shares of Firstbank common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences of those shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash, except that the amount treated as a dividend may not be limited to the amount of the shareholder’s gain (See Exchange of Cash and Firstbank Common Stock below);
5.	ICNB shareholders who exchange their ICNB common stock held as a capital asset for a combination of Firstbank common stock and cash will (if the receipt of cash is not treated as essentially equivalent to a dividend recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received in the merger, or (2) the amount of gain realized in the merger (i.e., the excess of the sum of the amount of cash and the fair market value of the Firstbank common stock received in the merger over such shareholder’s adjusted tax basis in its shares of ICNB common stock surrendered in the merger);

6.	Gain recognized by ICNB shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash in the merger will generally be long-term capital gain if the holding period of the ICNB common stock surrendered in the merger is greater than one year at the time of the merger, unless, however, the cash received is treated as a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes (See Exchange of Cash and Firstbank Common Stock below);

7.	The aggregate tax basis of Firstbank common stock received by ICNB shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash will be equal to the aggregate adjusted tax basis of the ICNB common stock surrendered in the merger, reduced by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share of Firstbank common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares), if any, recognized by such shareholder in the merger; and

8.	The holding period of the Firstbank common stock received in the merger by ICNB shareholders who exchange their ICNB common stock for a combination of Firstbank common stock and cash will include the holding period of the ICNB common stock surrendered in the merger, provided the ICNB shareholders held the ICNB common stock surrendered in the merger as capital assets at the time of the merger.
     The tax opinion assumes the absence of changes in existing facts and relies on assumptions, representations, and covenants, including those contained in the plan of merger and in certificates of officers of Firstbank and ICNB. The tax opinion neither binds nor precludes the Internal Revenue Service from adopting a contrary position. An opinion of counsel sets forth such counsel’s legal judgment and has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local, or foreign income or other tax consequences of the merger to you.
Exchange for Cash and Firstbank Common Stock
     An ICNB shareholder receiving a combination of cash and Firstbank common stock in exchange for shares of ICNB common stock will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the merger. The amount of gain an ICNB shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Firstbank common stock received exceeds (b) the shareholder’s tax basis in the ICNB common stock surrendered in the merger. If a shareholder of ICNB common stock purchased his or her shares of ICNB common stock at different prices, such ICNB shareholder will have to compute his or her recognized gain or loss separately for the shares of ICNB common stock with different adjusted basis in accordance with the rules described in the previous sentence. Any recognized gain would be taxed as a capital gain or a dividend, as described below. The tax basis of the Firstbank common stock received in the merger will be the same as the tax basis of the shares of ICNB common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by (i) any gain recognized in the merger, and (ii) any dividend income recognized in the merger. The holding period for shares of Firstbank common stock received by an ICNB shareholder will include such shareholder’s holding period for the ICNB common stock surrendered in exchange for the Firstbank common stock, provided that such shares of ICNB common stock were held as capital assets of the shareholder at the effective time of the merger.
     In certain circumstances, an ICNB shareholder may receive dividend income, rather than capital gain treatment, on all or a portion of the gain recognized in the merger if receipt of the cash portion of the merger consideration has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code. The determination of whether a cash payment has such effect is based on a comparison of the ICNB shareholder’s proportionate interest in Firstbank after the merger with the proportionate interest the ICNB shareholder would have had if the shareholder had received solely Firstbank common stock in the merger. For purposes of this comparison, the ICNB shareholder may be deemed to “constructively own” shares of Firstbank held by certain members of the ICNB shareholder’s family or certain entities in which the ICNB shareholder has an ownership or beneficial interest. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of ICNB at the effective time of the merger. Any recognized gain that is not treated as a dividend will be taxed as a capital gain, provided that the ICNB shareholder’s common stock was held as a capital asset at the time of the merger. Capital gain or loss recognized by an ICNB shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of ICNB common stock exceeds one year at the completion of the merger. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains from the sale of stock generally is 15%. If an ICNB shareholder recognizes dividend income, such income for individuals is currently taxed at the maximum rate of 15% if such dividends are treated as “qualified dividends” under section 1(h)(11) of the Internal Revenue Code. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each ICNB shareholder. ICNB shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.
     An ICNB shareholder who holds ICNB common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share interest in Firstbank common stock, will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.
     Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the Exchange Agent is required to withhold, and will withhold, 28% of any cash payments to which an ICNB shareholder is entitled pursuant to the merger, unless the ICNB shareholder provides the appropriate form. An ICNB shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the Exchange Agent. This completed form provides the information, including the ICNB shareholder’s taxpayer identification number (a social security number for individuals), and certification necessary to avoid backup withholding.
     The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular ICNB shareholder in light of such shareholder’s particular circumstances. ICNB shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.
     Any discussion of tax issues in this proxy statement/prospectus is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, shareholders are notified that: (1) any discussion of federal tax issues in this proxy statement/prospectus is not intended or written to be used, and it cannot be used by shareholders, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (2) such discussion is not written to support the promotion or marketing of the transactions or matters addressed herein; and, as stated above, (3) shareholders should seek advice based on their particular circumstances from an independent tax advisor.

No Dissenters’ Rights
     ICNB shareholders are not entitled to exercise dissenters’ rights and demand payment for ICNB shares under the Michigan Business Corporation Act.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma condensed combined balance sheet and income statement give effect to the merger. This pro forma financial information is based on the historical consolidated financial statements of Firstbank and ICNB and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet presents financial information as of December 31, 2006, and the unaudited pro forma consolidated condensed combined statement of income presents financial information for the year ended December 31, 2006. The pro forma consolidated condensed combined balance sheet assumes the merger was consummated on December 31, 2006, and the unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred at the beginning of each period covered by such statements of income. Pro forma per share amounts are based on total merger consideration of $31.50 cash per share of 50% of the shares of ICNB common stock and 1.407 shares of Firstbank common per share of ICNB common stock for the remaining shares of ICNB common stock. Pro forma per share amounts are based on total merger consideration of $31.50 per share of ICNB common stock. The actual amount of total merger consideration is subject to certain possible adjustments pursuant to the plan of merger.
     The unaudited pro forma condensed combined financial statements reflect the restructuring and other merger related expenses disclosed in the notes to such statements but do not reflect anticipated cost savings. As a result, the pro forma combined financial condition and results of operations of Firstbank as of and after the effective time of the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attained in the future. The unaudited pro forma condensed combined financial statements do not reflect the impact of curing any upset condition as discussed in “Adjustment to Cure Upset Condition” on page 18.
     This pro forma financial information should be read in conjunction with the historical consolidated financial statements of Firstbank and ICNB, including the respective notes to those financial statements, that are included or incorporated by reference in this prospectus and proxy statement, and in conjunction with the pro forma financial data, appearing elsewhere in this prospectus and proxy statement. See “Where You Can Find More Information” on page 106.

Unaudited Pro Forma Condensed Combined Balance Sheet (A)
As of December 31, 2006
(dollars in thousands)

	Firstbank	ICNB	Pro Forma
	Historical	Historical	Adjustments			Combined

ASSETS
Cash and due from banks	$32,084	$6,308	(1,286)	(B	)(D)	$37,106
Short-term investments	24,853	—				24,853

Total cash and cash equivalents	56,937	6,308	(1,286)			61,959
Securities available for sale	69,125	29,310	(380)	(C	)	98,055
Federal Home Loan Bank stock	5,924	1,685				7,609
Loans held for sale	1,120	—				1,120
Loans, net of allowance for loan losses: Firstbank: $9,966; ICNB: $2,377	899,554	182,547	(1,885)	(C	)	1,080,216
Property and equipment, net	20,232	3,875	—			24,107
Goodwill	20,094	555	14,521			35,170
Core deposits and other intangibles	3,045	359	3,766	(E	)(F)	7,170
Accrued interest receivable and other assets	19,061	11,645				30,706

Total Assets	$1,095,092	$236,284	$14,736			$1,346,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand accounts	$131,942	$19,772	—			$151,714
Interest bearing accounts:
Demand	161,228	25,996	—			187,224
Savings	127,301	54,685	—			181,986
Time	414,955	78,645	(23)	(C	)	493,577

Total Deposits	835,426	179,098	(23)			1,014,501
Securities sold under agreement to repurchase and overnight borrowings	35,179	3,080				38,259
Federal Home Loan Bank advances	94,104	25,500	(153)	(C	)	119,451
Notes payable	73		6,600	(L	)	6,673
Subordinated debentures	20,620	—	13,000	(N	)	33,620
Accrued interest payable and other liabilities	13,617	4,882	354	(C	)(D)(E)(F)	18,853

Total Liabilities	999,019	212,560	19,778			1,231,357

SHAREHOLDERS’ EQUITY
Preferred Stock	—	—				—
Common stock	91,652	9,864	8,818	(G	)(H)	110,344
Retained earnings	4,552	13,935	(13,935)	(G	)	4,552
Restricted Stock	—	—	—	(G	)	—
Accumulated other comprehensive income	(131)	(75)	75	(G	)	(131)

Total Shareholders’ Equity	96,073	23,724	(5,042)			114,755

Total Liabilities and Shareholders’ Equity	$1,095,092	$236,284	$14,736			$1,346,112

     See notes to pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2006
(dollars in thousands, except per share amounts)

	Firstbank	ICNB	Pro Forma
	Historical	Historical	Adjustments			Combined

Interest Income:
Loans, including fees	$67,200	$13,040	$377	(J	)	$80,617
Securities:
Taxable	2,139	949	127	(J	)	3,215
Exempt from federal income tax	1,000	505	—			1,505
Short term investments	447	19	—			466

Total Interest Income	70,786	14,513	504			85,803

Interest Expense:
Deposits	22,942	4,741	8	(J	)	27,691
FHLB Advances, notes payable and subordinated debentures	6,106	1,324	77	(J	)	7,507
Other	1,673	143	1,412	(J	)	3,228

Total Interest Expense	30,271	6,208	1,497			38,426

Net Interest Income	40,065	8,305	(993)			47,377

Provision for loan losses	767	245	—			1,012

Net Interest Income After Provision for Loan Losses	39,298	8,060	(993)			46,365

Non-Interest Income:
Service charges on deposit accounts	3,828	1,219	—			5,047
Gain on sale of mortgage loans	1,265	692	—			1,957
Mortgage servicing, net of amortization	526	60	—			586
Gain on sale of securities	7	—	—			7
Courier and cash delivery services	1,009	—	—			1,009
Real estate appraisal services	228	—	—			228
Commissions on real estate sales	821	—	—			821
Title insurance fees	410	—	—			410
Other	2,039	745	—			2,784

Total Non-Interest Income	10,133	2,716	—			12,849

Non-Interest Expense:
Salaries and employee benefits	18,591	4,383	—			22,974
Occupancy and equipment	5,132	1,477	—			6,609
Amortization and intangibles	665	68	708	(E	)(F)	1,441
Michigan single business tax	100	—	—			100
Outside professional services	1,214	141	—			1,355
Advertising and promotions	1,059	331	—			1,390
Other expenses	8,060	2,779	—			10,839

Total Non-Interest Expense	34,821	9,179	708			44,708

Income Before Federal Income Tax	14,610	1,597	(1,701)			14,506
Federal Income Tax Expense	4,402	330	(595)	(M	)	4,137

NET INCOME	$10,208	$1,267	$(1,106)			$10,369

Net Income Per Common Share
Basic	$1.56	$1.02	—	(K	)	$1.40

Diluted	$1.55	$1.02	—	(K	)	$1.39

Average shares outstanding	6,558,000	1,242,893	(368,153)	(H	)(I)	7,432,740

Effect of dilutive securities — stock options	35,000	—	—			35,000

Shares outstanding — Dilutive	6,593,000	1,242,893	(368,153)			7,467,740

     See notes to pro forma combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined
Balance Sheet and Statement of Income
Notes
(A)
The unaudited pro forma condensed combined balance sheet of Firstbank and subsidiaries and ICNB and subsidiaries at December 31, 2006 has been prepared as if the merger had been consummated on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 was prepared as if the merger had been consummated at the beginning of the period presented. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Firstbank and the historical consolidated financial statements of ICNB and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.
Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are summarized as follows:
(1) Estimated fair values — The estimated fair value and resulting net premium on loans for purposes of these pro forma financial statements is being amortized to interest income over their remaining estimated lives using the level yield method. The resulting adjustment on deposits and borrowings is being accreted into interest expense over their remaining estimated lives.
(2) Certain reclassifications have been made to ICNB’s financial information in order to conform to the presentation of Firstbank’s financial information.
(B)
The cash portion of the acquisition assumes funding through available cash, issuance of trust preferred securities, and borrowing on Firstbank Corporation’s line of credit.
(C)
Purchase accounting fair value adjustments are estimated as follows (1)(2):

Loans	$(1,885,000)
Securities held to maturity	$(380,000)
Deposits	$(23,000)
Other borrowings	$(153,000)

Total	$(2,089,000)
Tax effect (at 35%)	$731,150

Net fair value purchase accounting adjustments	$(1,357,850)

(1) Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.
(2) A valuation of property and equipment has not been performed as of the date of this document. It is anticipated a valuation will be done to adjust property and equipment to fair value as of the date of the merger. Management does not believe any adjustment would have a material effect on these condensed combined proforma financial statements.
(D)
Estimated restructuring and merger related costs are as follows:

Severance expense	$218,000
Vendor contract termination costs	$445,000

Total	$663,000
Tax effect at 35%	$232,000

Total estimated transaction cost, net of tax	$431,000

These costs are an estimate and may change due to factors of which we are not now aware.

(E)
To record core deposit intangible created, which is estimated to be $ 3,616,000 and equals 3.6% of ICNB’s non-contractual deposits. This amount is an estimate of the value of the core deposit. Although we have engaged a third party to perform a valuation of this intangible asset, this valuation has not been done as of the date of this document. The core deposit intangible is being amortized on the level yield method over 10 years. Deferred taxes of $1,264,000 are recorded as a part of the entry.
(F)
To record covenant not to compete for $150,000. This amount is an estimate of the value of the covenants not to compete entered into with one executive officer of ICNB. Although we have engaged a third party to perform a valuation of this and other possible intangible assets, this valuation has not been done as of the date of this document. The covenant not to compete will be amortized on a straight-line basis over 3 years. Deferred taxes of $53,000 are recorded as part of the entry.
(G)
Elimination of ICNB’s equity.
(H)
To record common stock issued (50%) and cash paid (50%) for each share of ICNB (dollars in thousands):

	Total	Stock(4)	Cash
Purchase price (1)	$38,391	$18,807	$19,584
ICNB shares outstanding (2)	1,243,412
Price paid per share

Estimated Firstbank stock price (3)
Total Firstbank common shares issued	874,740

(1) The cash portion of the purchase price is expected to be funded with proceeds from internal sources, issuance from trust preferred securities, and utilization of the Firstbank’s line of credit.
(2) Outstanding at December 31, 2006.
(3) Estimate based on the price on the day the definitive agreement was signed.
(4) Cost to issue stock is estimated to be $125,000.
(I)
Elimination of 1,242,893 ICNB’s average shares.
(J)
Pro forma adjustments to interest income and interest expense were calculated as follows:

12/31/2006
Amortization of premium on loans	$377,000
Amortization of premium on securities held to maturities	$127,000

Total adjustments — interest income	$504,000

Accretion of adjustment on deposits	$8,000
Accretion of adjustment on other borrowings	$77,000
Interest expense on Federal Funds purchased	$943,000
Interest expense on the Firstbank line of credit	$469,000

Total adjustments — interest expense	$1,497,000

(K)
Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Firstbank’s historical weighted average basic and diluted shares plus 874,153 shares estimated to be issued to ICNB’s shareholders under the terms of the plan of merger.
The shares to be issued were assumed to be issued at the beginning of the period presented.
(L)
To record borrowing on the Firstbank line of credit to fund a portion of the cash paid in the transaction.
(M)
Taxes calculated at 35% of pretax income.
(N)
To record Trust Preferred Borrowing used for funding a portion of the cash needs of the merger.

ICNB FINANCIAL CORPORATION
Business
General
     ICNB is a Michigan bank holding corporation with its headquarters in Ionia, Michigan. ICNB was formed on July 16, 1986. ICNB is the parent company of The Ionia County National Bank of Ionia, a national banking association (“Ionia County National Bank”). In addition to Ionia County National Bank, ICNB is the parent company of Austin Mortgage Company, LLC, a Michigan limited liability company, and ICNB Lending Services, Inc., a Michigan corporation. Ionia County National Bank is the parent company of ICNB Mortgage Company, LLC, a Michigan limited liability company and Accord Financial Services, Inc., a Michigan corporation. Ionia County National Bank is a member of Michigan Bankers Title of West Michigan, L.L.C., a Michigan limited liability company. Ionia County National Bank owns approximately 11.53% of the membership interest in Michigan Bankers Title of West Michigan, L.L.C. ICNB is a shareholder of Legacy Trust Holding Company, a Michigan corporation. ICNB holds title to 46,250 shares of Legacy Trust Holding Company, or approximately 6.6% of the issued and outstanding shares.
     ICNB and Ionia County National Bank are engaged in the business of commercial banking and other related activities. Ionia County National Bank is a full service bank offering customary commercial banking services, which include commercial, agricultural, residential mortgage, real estate mortgage, small business and a variety of installment consumer loans, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, automated transaction machine services, money transfer services, and safe deposit facilities. No material part of the business of ICNB and Ionia County National Bank is dependent upon a single customer or very few customers, the loss of which would have a materially adverse effect on ICNB.
     Ionia County National Bank’s loan portfolio balances at December 31, 2006, consisted of commercial loans at 18.6%, real estate mortgage loans at 75.0%, and consumer loans at 6.4%. The risks associated with the loan portfolio are typical for the industry. These risks include nonpayment of loan principal and interest, interest rate fluctuations and loss of and decline in value of collateral. In addition, agricultural loans are subject to the additional risk of the effects of adverse weather and economic conditions.
     The principal markets for ICNB’s financial services are presently the Michigan communities in which Ionia County National Bank’s offices are located and the areas immediately surrounding those communities. ICNB and Ionia County National Bank serve these markets through nine offices located in Ionia, Belding, Hastings, Lowell, Sunfield, and Woodland, Michigan. This diversification allows Ionia County National Bank to spread some of its market risk over a wider area and not be subject to downturns in any specific community. Within this market area, Ionia County National Bank competes with various banks, savings and loan associations and credit unions. Ionia County National Bank is the only bank with offices in Sunfield and Woodland, Michigan. Other banks and financial institutions have offices in most of the towns where Ionia County National Bank’s branches are located. ICNB and Ionia County National Bank have no material foreign assets or income.
     ICNB and Ionia County National Bank employed approximately 105 persons at December 31, 2006.
     In addition to the statistical information set forth below, additional statistical information describing the business of ICNB appears in “Management’s Discussion and Analysis” in this prospectus and proxy statement and in the ICNB consolidated financial statements.
Securities Portfolio
     The fair market value of securities categorized by type at December 31 was as follows:
(Dollars in thousands)

	2006	2005	2004
U.S. Government and federal agency	$12,393	$12,324	$12,676

State and municipal	10,443	11,252	11,653
Mortgage-backed	7,496	8,986	8,244
Other	250	0	0

Total	$30,582	$32,562	$32,553

     ICNB did not hold investment securities from any one issuer at December 31, 2006, that were greater than 10% of ICNB’s shareholders’ equity, exclusive of U.S. Government and U.S. Government agency securities.
     Presented below is the fair value of securities as of December 31, 2006 and 2005, a schedule of maturities of securities as of December 31, 2006, and the weighted average yields of securities as of December 31, 2006.
(Dollars in thousands)

	Securities maturing within:
					Fair Value	Fair Value
	Less than	1 Year –	5 Years –	More than	at Dec. 31,	at Dec. 31,
	1 Year	5 Years	10 Years	10 Years	2006	2005
U.S. Government and federal agency	$—	$12,136	$—	$257	$12,393	$12,324
State and municipal	199	991	3,483	5,770	10,443	11,252
Mortgage-backed securities	—	7,496	—	—	7,496	8,986
Other	—	250	—	—	250	—

Total securities	$199	$20,873	$3,483	$6,027	$30,582	$32,562

	Weighted average yields
U.S. Government and federal agency	—%	4.01%	—%	8.25%	4.10%
State and municipal (1)	7.67	6.83	6.76	6.78	6.79
Mortgage-backed securities	—	4.45	—	—	4.45
Other	—	—	—	—	—

(1)	The yield is computed on a fully tax-equivalent basis at an incremental tax rate of 34%.
Loan Portfolio
     Ionia County National Bank’s loan portfolio categorized by loan type (excluding loans held for sale) as of December 31 is presented below.
(Dollars in thousands)

	2006	2005	2004	2003	2002
Commercial and agricultural	$34,323	$31,873	$27,207	$31,579	$31,182
Real estate — commercial	45,662	41,899	40,375	34,408	32,936
Real estate — construction	6,749	7,028	8,864	8,126	5,929
Real estate — residential	86,348	86,946	85,721	77,407	69,337
Consumer	11,842	14,850	19,992	21,270	26,916

Total loans, gross	$184,924	$182,596	$182,159	$172,790	$166,300

Maturities and Sensitivities of Loans to Changes in Interest Rates
     The following schedule presents the maturities of loans (excluding residential real estate and consumer loans) as of December 31, 2006. All loans over one year in maturity (excluding residential real estate and consumer loans) are also presented classified according to the sensitivity to changes in interest rates as of December 31, 2006.
(Dollars in thousands)

	Less than	1 Year –	More than
Loan Type	1 Year	5 Years	5 Years	Total
Commercial, agricultural, and real estate — commercial	$31,047	$43,691	$5,247	$79,985
Real estate — construction	822	3,693	2,234	6,749

Totals	$31,869	$47,384	$7,481	$86,734

	Less than	1 Year -	More than
Loan Sensitivity to Changes in Interest Rates	1 Year	5 Years	5 Years	Total
Loans with fixed interest rates	$13,530	$37,612	$3,870	$55,012
Loans with floating or adjustable interest rates	18,339	9,772	3,611	31,722

Totals	$31,869	$47,384	$7,481	$86,734

(1)	Loan maturities are classified according to the contractual maturity date or the anticipated amortization period, whichever is appropriate. The anticipated amortization period is used in the case of loans where a balloon payment is due before the end of the loan’s normal amortization period. At the time the balloon payment is due, the loan can either be rewritten or payment in full can be requested. The decision regarding whether the loan will be rewritten or a payment in full will be requested will be based upon the loan’s payment history, the borrower’s current financial condition, and other relevant factors.
Risk Elements
     The following loans were classified as nonperforming as of December 31:
(Dollars in thousands)

	2006	2005	2004	2003	2002
Loans accounted for on a non-accrual basis	499	2,031	1,315	1,354	3,785
Accruing loans which are contractually past due 90 days or more as to principal or interest payments	392	847	243	—	2,046

Totals	891	2,878	1,558	1,354	5,831

     A loan is placed on nonaccrual status at the point in time at which the collectibility of principal or interest is considered doubtful. There were no loans outstanding during this 5 year period that were considered to be restructured loans under SFAS 15. The gross interest income that would have been recorded if the loans had been current and the amount of interest income from these loans included in net income was immaterial for all of the five year periods ended December 31, 2006, 2005, 2004, 2003, and 2002.
Potential Problem Loans
     At December 31, 2006, there were $3.1 million of loans not disclosed above where some concern existed as to the borrowers’ abilities to comply with original loan terms. A specific loss allocation of $470 thousand from Ionia County National Bank’s allowance for loan losses had been allocated for nonperforming and potential problem loans as of December 31, 2006. However, the entire allowance for loan losses is also available for these potential problem loans.
Loan Concentrations
     As of December 31, 2006, there was no concentration of loans exceeding 10% of total loans that is not otherwise disclosed as a category of loans in the loan portfolio listing in Note 4 to the ICNB annual consolidated financial statements included in this prospectus and proxy statement.
Other Interest-Bearing Assets
     Other than $4.3 million cash surrender value life insurance policies outstanding, there were no other interest-bearing assets requiring disclosure if such assets were loans as of December 31, 2006. Due to the nature of the asset, it is considered to have a maturity of less than one year.

Summary of Loan Loss Experience
     The following schedule presents a summary of activity in the allowance for loan losses for the periods shown and the percentage of net charge-offs during each period to average gross loans outstanding during the period.
(Dollars in thousands)

	2006	2005	2004	2003	2002
Balance at January 1	$2,362	$2,360	$2,229	$1,867	$1,655

Charge-offs:
Commercial and agricultural	118	250	170	347	1,527
Real estate — residential	141	82	115	57	82
Consumer	91	263	119	353	453

Total charge-offs	350	595	404	757	2,062

Recoveries:
Commercial and agricultural	52	88	78	106	159
Real estate — residential	—	—	11	13	1
Consumer	68	48	—	108	96

Total recoveries	120	136	89	227	256

Net (charge-offs) recoveries	(230)	(459)	(315)	(530)	(1,806)

Additions charged to operations (1)	245	461	446	892	2,018

Balance at December 31	$2,377	$2,362	$2,360	$2,229	$1,867

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	0.12%	0.26%	0.18%	0.32%	1.08%

(1)	Additions to the allowance for loan losses charged to operations during the periods shown were based on management’s judgment after considering factors such as loan loss experience, evaluation of the loan portfolio, and prevailing and anticipated economic conditions. The evaluation of the loan portfolio is based upon various risk factors such as the financial condition of the borrower, the value of collateral and other considerations, which, in the opinion of management, deserve current recognition in estimating loan losses.
     The following schedule presents an allocation of the allowance for loan losses to the various loan categories as of the years ended December 31.
(Dollars in thousands)

	2006	2005	2004	2003	2002
Commercial and agricultural	$873	$1,097	$1,315	$1,511	$1,092
Real estate — residential	141	245	253	124	7
Consumer	213	222	410	445	487
Unallocated	1,150	798	382	149	281

Total allowance	$2,377	$2,362	$2,360	$2,229	$1,867

     The decrease from 2005 to 2006 in the allocation to commercial and agricultural was due primarily to the strengthening of overall credit quality and low levels of charge-offs during the year. The increase in the allocation to real estate – residential and consumer was due to the downturn in the real estate market and the numerous layoffs in the automotive industry which have led to an increased level of personal bankruptcies. Specific loss allocations are based upon either a discounted collateral amount or the net present value of future expected cashflows from borrowers.

     During 2006, Ionia County National Bank experienced further reduction in net loans charged off ($230,000) as compared to prior years. Management periodically reviews the assumptions, loss ratios and delinquency trends in estimating the appropriate level of its allowance for loan losses and believes the unallocated portion of the total allowance is sufficient at December 31, 2006. The unallocated reserve reflects an estimate of unidentified losses due to uncertain economic conditions in Michigan. The numerous layoffs in the automotive industry has negatively affected local auto suppliers and the substantial number of real estate loans that the bank currently holds is a cause for concern in light of the recent downturn in the real estate market. Personal bankruptcies, while having peaked in mid-2006, are still at a high level and continue to present a threat to the bank. Other loan-related issues, such as the recent increases in the level of OREO are being closely monitored.
     The following schedule presents the stratification of the loan portfolio by category, based on the amount of loans outstanding as a percentage of total loans for the respective years ended December 31.

	2006	2005	2004	2003	2002
Commercial and agricultural	19%	17%	15%	18%	19%
Real estate — commercial	25	23	22	20	20
Real estate — construction	4	4	5	5	4
Real estate — residential	46	48	47	45	41
Consumer	6	8	11	12	16

Total	100%	100%	100%	100%	100%

Deposits
     The following schedule presents the average deposit balances by category and the average rates paid thereon for the respective years.
(Dollars in thousands)

	2006		2005		2004
Noninterest-bearing demand	$20,557		$20,248		$17,649
Interest-bearing demand	61,535	2.11%	65,339	1.69%	72,587	1.07%
Savings	19,327	0.50%	21,239	0.50%	21,748	0.48%
Certificates of deposit	77,381	4.32%	68,330	3.56%	63,753	3.42%

Total	$178,800	2.64%	$175,156	2.07%	$175,737	1.73%

     The following table illustrates the maturities of certificates of deposits issued in denominations of $100,000 or more as of December 31, 2006.
(Dollars in thousands)

Maturing in less than 3 months	$4,189
Maturing in 3 to 6 months	7,160
Maturing in 6 to 12 months	6,378
Maturing in more than 12 months	4,285

Total	$22,012

Short-Term Borrowings
     Federal funds purchased by ICNB are unsecured overnight borrowings from correspondent banks. Federal funds purchased are due the next business day. The table below provides additional information regarding these short-term borrowings:
(Dollars in thousands)

	2006	2005	2004
Outstanding balance at December 31	$3,080	$3,920	$5,700
Average interest rate at December 31	5.51%	4.50%	2.44%
Average balance during the year	$2,552	$2,327	$3,330
Average interest rate during the year	4.42%	2.67%	1.66%
Maximum month end balance during the year	$9,155	$4,015	$5,700
     Advances from the FHLB with original repayment terms less than one year are considered short-term borrowings for ICNB. These advances are secured by residential real estate mortgage loans and U.S. government agency mortgage backed securities. The advances have maturities ranging from 1 month to 11 months from date of issue. The table below provides additional information regarding these short-term borrowings:
(Dollars in thousands)

	2006	2005	2004
Outstanding balance at December 31	$4,000	$5,000	$7,319
Average interest rate at December 31	5.31%	4.18%	1.95%
Average balance during the year	$3,364	$3,280	$7,842
Average interest rate during the year	5.20%	3.71%	1.39%
Maximum month end balance during the year	$5,000	$7,319	$10,819
     There were no other categories of short-term borrowings whose average balance outstanding exceeded 30% of shareholders’ equity in 2006, 2005, or 2004.
Return on Equity and Assets
     The following schedule presents ICNB’s ratios for the years ended December 31:

	2006	2005	2004
Return on assets (net income divided by average total assets)	0.54%	0.88%	0.80%

Return on equity (net income divided by average equity)	5.32%	8.64%	8.15%

Dividend payout ratio (dividends declared per share divided by net income per share)	87.07%	52.12%	54.38%

Equity to assets ratio (average equity divided by average total assets)	9.79%	9.81%	9.30%
Properties
     The offices of ICNB Financial Corporation, Ionia County National Bank, ICNB Lending Services, ICNB Mortgage Company, Accord Financial Services, Inc. and Austin Mortgage Company are as follows:
ICNB Financial Corp., Ionia County National Bank, ICNB Lending Services, ICNB Mortgage Company, Accord Financial Services, and Austin Mortgage Company each have their corporate offices located at:
302 W. Main St. Ionia, Michigan
The location is owned by Ionia County National Bank and comprises 26,000 square feet.
Ionia County National Bank’s Dexter branch office:
202 N. Dexter, Ionia, Michigan
The location is owned by Ionia County National Bank and comprises 1,300 square feet.

Ionia County National Bank’s Southside branch office:
2600 S. State Road, Ionia, Michigan
The location is owned by Ionia County National Bank and comprises 3,600 square feet.

Ionia County National Bank’s Woodland branch office:
115 S. Main St., Woodland, Michigan
The location is owned by Ionia County National Bank and comprises 2,800 square feet.
Ionia County National Bank’s Sunfield branch office:
145 Main St. Sunfield, Michigan
        The location is owned by Ionia County National Bank and comprises 2,100 square feet, including a separate ATM building.
Ionia County National Bank’s Belding West branch office:
9344 W. Belding Road, Belding, Michigan
The location is owned by Ionia County National Bank and comprises 3,600 square feet.
Ionia County National Bank’s Belding Downtown branch office:
105 S. Pearl Street, Belding, Michigan
The location is leased by Ionia County National Bank and comprises 900 square feet.
Ionia County National Bank’s Lowell branch office:
2601 W. Main Street, Lowell, Michigan
The location is owned by Ionia County National Bank and comprises 3,800 square feet.
Ionia County National Bank’s Hastings branch office:
145 W. State Street, Hastings, Michigan
The location is leased by Ionia County National Bank and comprises 2,000 square feet.
Austin Mortgage Company, Inc.’s office:
2305 East Paris Avenue, Grand Rapids, Michigan
The location is leased by ICNB Lending Services, Inc. and comprises 2,800 square feet.
Ionia County National Bank’s other real property:
1543 W. Main Street, Hastings, Michigan
        The location is owned by Ionia County National Bank, and is currently under construction with a 3,100 square foot facility for future branch banking expansion.
111 N. Depot Street, Ionia, Michigan
        The location is a store front building that is leased to a retail business and comprises 1,240 square feet.
ICNB Financial Corporation operates its business at the main office of Ionia County National Bank. ICNB Financial Corporation does not own any properties. The company believes their offices are suitable and adequate for future needs and are in good condition. ICNB’s management believes all offices are adequately covered by property insurance.
Legal Proceedings
     From time to time, Ionia County National Bank is party, as plaintiff or as defendant, to legal proceedings in the normal course of operations. No pending litigation is considered material at this time.
Market for Common Stock and Dividends
     Market Information and Holders. ICNB Common Stock is traded in the over-the-counter bulletin board market in occasional transactions. As of the date of this prospectus and proxy statement, there is no well established public trading market for ICNB Common Stock. Several brokers trade ICNB Common Stock in the over-the-counter bulletin board market. Some transactions are effected through the involvement of local brokerage firms. The prices at which such transactions are effected are available through various market reporting entities. At the date of this prospectus and proxy statement, there were no outstanding options or warrants to purchase, or securities convertible into, shares of ICNB Common Stock. Transactions in ICNB Common Stock are occasionally effected by individuals on an informal basis. The prices at which such transactions are effected are only occasionally reported to ICNB. ICNB’s trading volume and recent share price information can be viewed under the symbol ‘ICNB.OB’ on certain financial websites.
The range of high and low bid prices for shares of ICNB Common Stock for the last trade immediately prior to January 31, 2007 (the date before public announcement of the merger) and each quarterly period during the past two years is as follows:

Date	High	Low
2007
1st Quarter (January 31, 2007)	$22.35	$21.90

2006
1st Quarter	23.25	21.00
2nd Quarter	23.00	19.55
3rd Quarter	22.50	19.90
4th Quarter	23.25	21.15

2005
1st Quarter	26.52	25.25
2nd Quarter	25.35	22.00
3rd Quarter	24.50	24.00
4th Quarter	24.80	23.00
     The prices listed above are over-the-counter market quotations reported to ICNB by its market makers. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.
     As of January 31, 2007, there were 1,243,412 shares of ICNB Common Stock issued and outstanding. As of January 31, 2007, there were [335] holders of record of shares of ICNB Common Stock. ICNB’s directors and officers collectively owned 50,391 shares of ICNB Common Stock as of January 31, 2007.
     Dividends
     The following table summarizes cash dividends declared per share of ICNB Common Stock during 2006, and 2005 (adjusted for stock dividends):

Quarter	2006	2005
1st Quarter	$0.22	$0.21
2nd Quarter	0.22	0.21
3rd Quarter	0.22	0.21
4th Quarter	0.23	0.22
     Holders of ICNB Common Stock are entitled to receive dividends when, as and if declared by ICNB’s board of directors out of funds legally available for that purpose. The earnings of ICNB subsidiaries are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting ICNB. Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans that a bank can pay to its parent company. These restrictions are not expected to prohibit ICNB from continuing its normal dividend policy. Pursuant to the plan of merger, ICNB has agreed that it will not declare or pay dividends prior to consummation of the merger except in accordance with historical practices.
Management’s Discussion and Analysis
     The following discussion is designed to provide a review of the consolidated financial condition and results of operations of ICNB Financial Corporation and its wholly-owned subsidiaries: Ionia County National Bank; Austin Mortgage Company, LLC; ICNB Mortgage Company, LLC; ICNB Lending Services, Inc.; and Accord

Financial Services, Inc. This discussion should be read in conjunction with the consolidated financial statements and related footnotes.
FORWARD-LOOKING STATEMENTS
     This discussion and other sections of this document contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and ICNB Financial Corporation itself. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. The provision and allowances for loan losses are inherently forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements.
     Risk factors include, but are not limited to, changes in interest rates and interest rate relationships; changes in demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in interest rates prevailing in the marketplace; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; and various other local and global uncertainties such as acts of terrorism and military actions. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.
RESULTS OF OPERATIONS-TWELVE MONTHS ENDED DECEMBER 31, 2006
Summary
     Total revenues for 2006 (the combined totals of net interest income and non-interest income), were $11,021,000, off a modest three percent from total revenues of $11,414,000 for 2005.
     Net income decreased $749,000 or 37.15% in 2006 compared to 2005. The decrease in net income primarily resulted from non-recurring legal expenses of $959,000, equivalent to $0.77 per share. The 2005 results were buoyed by one-time life insurance proceeds of $219,000, or $0.18 per share.
     Net interest income saw a modest decline of $171,000 or 2.02% in 2006 compared to 2005 primarily due to an increase in ICNB’s cost of funds, as our industry felt the effects of a declining interest rate margin. Average earning assets have increased to $212.8 million as of December 31, 2006, compared to $212.4 million as of December 31, 2005, for an overall increase of 0.17% during that time period. Non-interest income decreased $222,000 or 7.56% in 2006 compared to 2005 principally due to the non-interest income being positively impacted in 2005 by a non-recurring life insurance payment.
     Non-interest expense increased $897,000 or 10.83% in 2006 compared to 2005. This category was heavily impacted by substantial legal fees and the costs associated with settlement of a lawsuit. Principal operating costs representing all other non-interest expenses remained flat.
     The return on average assets was 0.54% for 2006, compared to 0.88% for 2005. The return on average shareholders’ equity was 5.32% for 2006, compared to 8.64% for 2005, again reflecting the results of substantial legal fees and costs.
Dividends
     Cash dividends of $1,103,000 or $0.89 per common share were declared in 2006, compared to $1,054,000 or $0.85 per common share in 2005. The cash dividend payout percentage was 87.06% in 2006, compared to 52.23% in 2005.

Net Interest Income
     Tables 1 and 2 on the following pages provide information regarding interest income and expense for the twelve-month periods ended December 31, 2006 and 2005, respectively. Table 1 documents ICNB’s average balances and interest income and expense, as well as the average rates earned or paid on assets and liabilities. Table 2 documents the effect on interest income and expense of changes in volume (average balance) and interest rates. These tables are referred to in the discussion of interest income, interest expense and net interest income.
Table 1 — Average Balances and Tax-Equivalent Interest Rates
(Dollars in thousands)

	Twelve Months Ended December 31,
	2006			2005
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1) (3) (4)	$182,180	$13,073	7.18%	$177,063	$11,871	6.70%
Taxable securities (2)	22,153	949	4.28	23,066	954	4.14
Nontaxable securities (1)	10,965	735	6.70	11,442	772	6.74
Other	380	19	5.12	612	20	3.25

Interest-earning assets	215,678	14,776	6.85	212,183	13,617	6.42
Noninterest-earning assets	18,576			18,100

Total assets	$234,254			$230,283

Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$62,136	1,304	2.10%	$66,211	1,120	1.69%
Savings deposits	19,590	98	0.50	21,559	108	0.50
Time deposits	76,747	3,339	4.35	67,651	2,424	3.58
Advances from FHLB	25,768	1,324	5.14	26,261	1,209	4.60
Other	2,518	143	5.68	1,565	57	3.64

Interest-bearing liabilities	186,759	6,208	3.32	183,247	4,918	2.68

Noninterest-bearing demand deposits	20,801			20,693
Other noninterest-bearing liabilities	2,892			2,970
Shareholders’ equity	23,802			23,373

Total liabilities and shareholders’ equity	$234,254			$230,283

Net interest income (tax-equivalent basis)-interest spread		8,568	3.53%		8,699	3.74%

Tax-equivalent adjustment (1)		(263)			(223)

Net interest income		$8,305			$8,476

Net interest income as a percentage of earning assets (tax-equivalent basis)			3.97%			4.10%

(1)	Interest on nontaxable loans and securities has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.

(3)	Loans include the average principal balance of all non-accrual loans.

(4)	Interest on loans does not include loan origination fees.
Table 2 — Changes in Tax-Equivalent Net Interest Income
(Dollars in thousands)

	Twelve Months Ended December 31,
	2006 Over 2005
	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$1,202	$346	$856
Taxable securities	(5)	(38)	33
Nontaxable securities (2)	(37)	(32)	(5)

	Twelve Months Ended December 31,
	2006 Over 2005
	Total	Volume	Rate
Other	(1)	0	(1)

Net change in tax-equivalent income	1,159	276	883

Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	184	(62)	246
Savings deposits	(10)	(10)	0
Time deposits	915	352	563
Advances from Federal Home Loan Bank	115	(22)	137
Other	86	46	40

Net change in interest expense	1,290	304	986

Net change in tax-equivalent net interest income	$(131)	$(28)	$(103)

(1)	The volume variance is computed as the change in volume (average balance) multiplied by the previous year’s interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year’s volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Interest on nontaxable investment securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the periods presented.
     As shown in Tables 1 and 2, tax-equivalent net interest income decreased $131,000 in 2006 compared to 2005. This is directly related to growth in the loan portfolio that was not enough to offset a much higher cost of funds in a challenging interest rate environment. Management anticipates that 2007 will once again see loan growth constrained by margin pressures.
     The average balance of loans increased $5.12 million during 2006 compared to 2005, an increase of 2.89%. The modest increase in loan demand as well as a 100 basis point increase in the prime rate during the period between December 31, 2005 and December 31, 2006, has increased the interest income on loans (on a tax equivalent basis) $1.20 million for 2006 as compared to 2005. The decrease in the outstanding balances of investment securities and other interest-earning assets, which includes federal funds sold, has decreased other interest income by $43,000 during 2006.
     The need for additional funding in 2006 along with an increase in overall deposit rates increased the demand for time deposits. Time deposits increased $9.10 million, or 13.45%, when comparing the average balance at December 31, 2006 to the same period in 2005. This increase in time deposits, coupled with the increase in interest rates, resulted in an increase in interest expense of $915,000 when comparing 2006 to 2005. The average balance of savings deposit accounts decreased by $1.97 million, or 0.91% and with no change in the interest rate, interest expense on these deposits decreased $10,000. In addition, interest bearing demand deposits decreased $4.08 million, but, with the overall increase in rates, interest expense on these deposits increased $184,000. Average non-interest-bearing deposit accounts increased $108,000 or 5.22% when comparing the period ended December 31, 2006 to the same period ended 2005. The balance of advances from the Federal Home Loan Bank decreased $493,000 when comparing the period ended December 31, 2006 to the same period ended 2005; however, new advances were obtained to replace maturing advances, and such advances were issued at rates higher than previous outstanding rates, which caused interest expense to increase by $115,000 in 2006 versus 2005. Interest expense on other funding sources increased by $86,000, reflecting the higher rates paid on fed funds purchased during 2006.
     The net interest income spread (tax-equivalent basis) was 3.53% (shown in Table 1) for the period ended December 31, 2006, compared to 3.74% for the period ended December 31, 2005. The average yield received on interest-earning assets has increased 43 basis points to 6.85%, while the average rate paid on interest-bearing liabilities increased 0.64% to 3.32% for the period ended December 31, 2006 when compared to the same period in 2005. For 2006, funding costs on interest-bearing liabilities have increased at a faster rate than the yields earned on loans and securities. While the recent increases to the prime rate have benefited yields on variable rate loans, it has negatively impacted rates paid on certificates of deposit and advances from the FHLB. Management has continued to focus on the growth of the overall loan portfolio, and anticipates a positive effect on income from this growth based on the higher rates issued for newly originated loans. In addition, management is focused on growing its non-interest-bearing and interest-bearing demand deposit accounts to slow the increase in its overall cost of funds in 2007.

Provision and Allowance for Loan Losses
     The allowance for loan losses increased $15,000 from December 31, 2005 to December 31, 2006. The provision for loan losses saw a decrease of $216,000 during the period ended December 31, 2006 when compared to the same period in 2005. The decrease was due primarily to an overall strengthening of credit quality which led to a significant reduction in net charge offs. The allowance was 1.28% of total loans at December 31, 2006 compared to 1.29% at December 31, 2005. Charge-offs and recoveries for respective loan categories for the period ended December 31, 2006 were as follows:
(Dollars in thousands)

	Totals December 31, 2006		Totals December 31, 2005
	Charge-offs	Recoveries	Charge-offs	Recoveries
Commercial	$118	$52	$250	$88
Real estate, residential	141	—	82	—
Consumer	91	68	263	48

	$350	$120	$595	$136

     Overall, charge-offs and recoveries were not significant during either period. As charge-offs, changes in the level of nonperforming loans, and changes within the composition of the loan portfolio occur throughout 2007, the provision and allowance for loan losses will be reviewed by ICNB’s management and adjusted as necessary.
Non-interest Income
     Total non interest income decreased $222,000 or 7.6% in 2006 as compared to 2005. This reflects lower bank transaction charges and fees, and the slowdown in the housing sector with lower mortgage activity and reduced mortgage-related fees along with gains on sale of mortgages. Additionally, non interest income in 2005 was boosted by one-time insurance proceeds of $219,000.
Non-interest Expense
     Total non-interest expense increased $897,000 or 10.8% in 2006 as compared to 2005. Included in this category for 2006 were substantial litigation expenditures for the corporation to defend its Articles of Incorporation against challenges relative to the corporation’s 2006 annual meeting, and expenses and settlement of a lawsuit brought by a former employee. Although management considered the suit to be without merit, it was determined to settle in the fourth quarter in order to accommodate strategic business interests. Other than legal costs and fees, operating expense remained relatively flat, with less than a quarter of a percentage point increase. Salaries and employee benefits were reduced modestly through efficiency gains by eliminating and consolidating several fulltime positions in the administrative and back office areas.
FINANCIAL CONDITION-DECEMBER 31, 2006
Securities
     The securities portfolio decreased $1.98 million or 6.08% from December 31, 2005 to December 31, 2006. The majority of the decrease relates to the payment of principal and maturities of mortgage-backed securities. Additional purchases of securities to replace those securities that were paid down or matured was not necessary as total asset levels were maintained by the continued funding of the loan portfolio. The interest rate environment was also not conducive to the purchase of securities.
(Dollars in thousands)

	December 31,	December 31,
	2006	2005
	Fair Value	Fair Value
U.S. Government and federal agencies	$12,393	$12,324
States and political subdivisions	10,443	11,252
Mortgage-backed securities	7,496	8,986
Other	250	0

Totals	$30,582	$32,562

     ICNB continues to monitor the portfolio and purchases securities when deemed prudent. Securities serve as a source of liquidity for funding loan demand and are also used as collateral for Treasury, Tax & Loan at the Federal Reserve. Along with short-term assets obtained through federal funds sold, the balance of the securities portfolio will fluctuate dependent upon the growth in the loan portfolio in the remainder of 2007.
Loans
     The loan portfolio (excluding loans held for sale) increased $2.33 million or 1.27% during 2006. The most significant growth areas were in real estate commercial loans which increased $3.76 million, and commercial loans which increased $2.45 million. This increase was offset by a decrease in consumer loans of $3.01 million, and a decrease in real estate construction loans of $279,000.
(Dollars in thousands)

	December 31,	December 31,
	2006	2005
Commercial	$34,323	$31,873
Real estate — commercial	45,662	41,899
Real estate — construction	6,749	7,028
Real estate — residential	86,348	86,946
Consumer	11,842	14,850

Loans, gross	184,924	182,596
Allowance for loan losses	(2,377)	(2,362)

Loans, net	$182,547	$180,234

     Due to the nature of the Michigan economy, high levels of short term interest rates and the aggressive pricing of certain local competitors, ICNB believes loan growth may be a challenge in 2007.
     Information regarding management’s determination of impaired loans can be found in Note 4 to the ICNB consolidated financial statements included in this prospectus and proxy statement. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. In addition to its review of the loan portfolio for impaired loans, management also monitors the various nonperforming loans. Nonperforming loans are comprised completely of loans on non-accrual and loans past due 90 days or more and still accruing. The balances of nonperforming loans amounted to $891,000 and $2,878,000 as of December 31, 2006 and December 31, 2005, respectively.
     The allowance for loan losses as a percentage of nonperforming loans was 267% at December 31, 2006, compared to 82% at December 31, 2005. The $1.99 million, or 69.04% decrease in nonperforming loans from December 31, 2005 to December 31, 2006 is due primarily to the overall strengthening of the loan portfolio. Impaired loans are evaluated on an individual basis and specific allocations are made for loans where collateral is insufficient to support the outstanding principal balances of these loans. Management further believes that the general allocation within the allowance for loan losses is sufficient based on Ionia County National Bank’s loan grading system, past due trends and historical charge-off percentages.
Deposits and Other Funding Sources
     Total deposits have increased $2.29 million or 1.29% as of December 31, 2006 as compared to December 31, 2005. The most significant growth was in time deposit accounts, which increased $6.98 million or 9.84% as of December 31, 2006 as compared to December 31, 2005. Savings deposits declined $711,000 and interest-bearing demand deposits decreased $4.03 million, as ICNB customers have migrated to higher yielding time deposits. Federal Home Loan Bank advances declined $1 million to $25.5 million as of December 31, 2006 as compared to December 31, 2005. An additional $9 million was borrowed from the Federal Home Loan Bank during 2006 to replace the $10 million in funds that matured during the period.

Shareholders’ Equity
     Total shareholders’ equity increased $192,000 or 8.16% as of December 31, 2006 as compared to the year ended December 31, 2005. The increase is attributable to the current year’s net income, offset by dividends declared to shareholders. Total shareholders’ equity as a percentage of average assets was 10.13% as of December 31, 2006, compared to 10.22% as of December 31, 2005. The decrease in this ratio resulted from minimal growth in shareholders’ equity and an increase in total average assets. Based on risk-based capital guidelines established by Ionia County National Bank’s regulators, ICNB’s risk-based capital was categorized as “well capitalized” at December 31, 2006.
     Management believes that the current level of capital is adequate to take advantage of potential opportunities that may arise for ICNB.
Liquidity and Sensitivity to Interest Rates
     Net cash used by operating activities was $650,000 for the period ended December 31, 2006 compared to $2.91 million provided for the period ended December 31, 2005. A net change of $3.62 million in other assets accounted for the majority of the variance. Net cash provided by investing activities was $245,000 for the period ended December 31, 2006 compared to $1.19 million used in the period ended December 31, 2005. The primary reason for this variance was due to $2.04 million of sales, calls and maturities of investment securities. ICNB used $12,000 in net cash in financing activities for the period ended December 31, 2006 compared to $1.09 million in the same period a year ago. The net change in federal funds purchased of $3.21 million and repayment of long term debt of $6.92 million was offset by a $2.29 net increase in deposits and proceeds from issuance of long-term debt of $8.29 million in 2006.
     Management believes that the current level of liquidity is sufficient to meet ICNB’s normal operating needs. This belief is based upon the availability of deposits from both the surrounding markets, maturities of securities, normal loan repayments, income retention, federal funds purchased from correspondent banks, and advances available from the Federal Home Loan Bank. In addition to borrowings from the Federal Home Loan Bank, ICNB has availability to purchase $18 million in federal funds, in total, from three correspondent banks.
     ICNB’s sensitivity to changes in interest rates is monitored by ICNB’s Asset/Liability Management Committee (“ALCO”). ALCO uses a simulation model to subject rate-sensitive assets and liabilities to interest rate shocks. Assets and liabilities are subjected to an immediate 200 basis point shock up and down and the effect on net interest income, net income and shareholders’ equity is measured. The rate shock computation as of December 31, 2006 decreased net interest income 4.57% if rates went up 200 basis points and increased net interest income 2.44% if rates fell 200 basis points. Net income declined by 14.16% if rates went up 200 basis points and increased by 7.55% if rates fell 200 basis points. The economic value of shareholders’ equity declined 22.74% when rates were shocked 200 basis points upward and increased 29.79% if rates were shocked 200 basis points downward. ALCO will continue to monitor the effect each quarter of changes in interest rates upon ICNB’s interest margin and financial condition.
RESULTS OF OPERATIONS-TWELVE MONTHS ENDED DECEMBER 31, 2005
Summary
     Total revenues for 2005 (the combined totals of net interest income and non-interest income), were $11,414,000, off 3.87% percent from total revenues of $11,874,000 for 2004.
     Net income increased $172,000 or 9.33% in 2005 compared to 2004. The increase in net income was due primarily to a $789,000 reduction in non-interest expense.
     Net interest income saw a modest decline of $205,000 or 2.36% in 2005 compared to 2004 primarily due to an increase in cost of funds and market pressures which limited our ability to pass along these higher costs to borrowers. Average earning assets have increased to $212.4 million as of December 31, 2005, compared to $211.9 million as of December 31, 2004, for an overall increase of 0.23% during that time period. Non-interest income decreased $255,000 or 7.99% in 2005 compared to 2004 due primarily to the industry-wide fall-off in the mortgage sector which caused a reduction in gains on the sale of mortgages.

     Non-interest expense decreased $789,000 or 8.70% in 2005 compared to 2004. This was due principally to our exit from the wholesale mortgage business, which helped us to reduce our salary and benefit costs. Other operating costs, including occupancy expense, also saw modest reductions.
     The return on average assets was 0.88% for 2005, compared to 0.80% for 2004. The return on average shareholders’ equity was 8.64% for 2005, compared to 8.15% for 2004.
Dividends
     Cash dividends of $1,053,000 or $0.89 per common share, were declared in 2005, compared to $1,003,000 or $0.85 per common share in 2004. The cash dividend payout percentage was 52.23% in 2005, compared to 54.39% in 2004.
Net Interest Income
     Tables 1 and 2 on the following pages provide information regarding interest income and expense for the twelve-month periods ended December 31, 2005 and 2004, respectively. Table 1 documents ICNB’s average balances and interest income and expense, as well as the average rates earned or paid on assets and liabilities. Table 2 documents the effect on interest income and expense of changes in volume (average balance) and interest rates. These tables are referred to in the discussion of interest income, interest expense and net interest income.
Table 1 — Average Balances and Tax-Equivalent Interest Rates
(Dollars in thousands)

	Twelve Months Ended December 31,
	2005			2004
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1) (3) (4)	$177,063	$11,871	6.70%	$175,406	$11,396	6.50%
Taxable securities (2)	23,066	954	4.14	23,005	916	3.98
Nontaxable securities (1)	11,442	772	6.74	11,746	810	6.89
Other	612	20	3.25	392	5	1.36

Interest-earning assets	212,183	13,617	6.42	210,549	13,127	6.23
Noninterest-earning assets	18,100			20,888

Total assets	$230,283			$231,437

Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$66,211	1,120	1.69%	$73,782	786	1.07%
Savings deposits	21,559	108	0.50	21,938	106	0.48
Time deposits	67,651	2,424	3.58	63,520	2,187	3.44
Advances from FHLB	26,261	1,209	4.60	26,368	1,034	3.92
Other	1,565	57	3.64	2,252	38	1.69

Interest-bearing liabilities	183,247	4,918	2.68	187,860	4,151	2.21

Noninterest-bearing demand deposits	20,693			18,356
Other noninterest-bearing liabilities	2,970			2,602
Shareholders’ equity	23,373			22,619

Total liabilities and shareholders’ equity	$230,283			$231,437

Net interest income (tax-equivalent basis)-interest spread		8,699	3.74%		8,976	4.02%

Tax-equivalent adjustment (1)		(223)			(295)

Net interest income		$8,476			$8,681

Net interest income as a percentage of earning assets (tax-equivalent basis)			4.10%			4.25%

(1)	Interest on nontaxable loans and securities has been adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 34% for the years presented.

(2)	Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.

(3)	Loans include the average principal balance of all non-accrual loans.

(4)	Interest on loans does not include net loan origination fees.

Table 2 — Changes in Tax-Equivalent Net Interest Income
(Dollars in thousands)

	Twelve Months Ended December 31,
	2005 Over 2004
	Total	Volume	Rate
Increase (decrease) in interest income (1)
Loans (2)	$475	$111	$364
Taxable securities	38	2	36
Nontaxable securities (2)	(38)	(21)	(17)
Other	15	4	11

Net change in tax-equivalent income	490	96	394

Increase (decrease) in interest expense (1)
Interest-bearing demand deposits	334	(72)	406
Savings deposits	2	(2)	4
Time deposits	237	146	91
Advances from Federal Home Loan Bank	175	(8)	183
Other	19	(7)	26

Net change in interest expense	767	57	710

Net change in tax-equivalent net interest income	$(277)	$39	$(316)

(1)	The volume variance is computed as the change in volume (average balance) multiplied by the previous year’s interest rate. The rate variance is computed as the change in interest rate multiplied by the previous year’s volume (average balance). The change in interest due to both volume and rate has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Interest on nontaxable investment securities and loans has been adjusted to a fully tax-equivalent basis using an incremental tax rate of 34% for the periods presented.
     As shown in Tables 1 and 2, tax-equivalent net interest income decreased $277,000 in 2005 compared to 2004. The decrease is a result of margin compression from increased cost of funds which are partially attributable to interest rate hikes imposed by the Federal Reserve during the year.
     The average balance of loans increased $1.66 million during 2005 compared to 2004, an increase of 0.94%. The slight increase in loan demand coupled with a 175 basis point increase in the prime rate during the period between December 31, 2004 and December 31, 2005, has increased the interest income on loans (on a tax equivalent basis) $475,000 for 2005 as compared to 2004. The increase in the outstanding balances of nontaxable investment securities and other interest-earning assets, which includes federal funds sold, increased other interest income by $15,000 during 2005.
     The migration of interest-bearing demand deposits to non-traditional deposit products, along with an increase in overall deposit rates, increased the demand for time deposits in 2005. Time deposits increased $4.13 million, or 6.50%, when comparing the average balance at December 31, 2005 to the same period ended 2004. This increase in time deposits coupled with higher interest rates, resulted in an increase in interest expense of $237,000. The average balance of savings deposit accounts decreased only $379,000, or 0.17%, when comparing the period ended December 31, 2005 to the same period ended 2004. When coupled with a slight increase in the interest rate, interest expense on these deposits increased by $2,000. As was mentioned earlier, interest-bearing demand deposits decreased $7.57 million, or 10.26%, when comparing 2005 to 2004, but with the substantial increase in rates, interest expense on these deposits increased $334,000. Average non-interest-bearing deposit accounts increased $2.34 million, or 12.73%, when comparing the period ended December 31, 2005 to the same period ended 2004. The balance of advances from the Federal Home Loan Bank decreased $107,000, when comparing the period ended December 31, 2005 to the same period ended 2004; however, new advances that were obtained to replace maturing advances were issued at higher rates, which caused interest expense to increase by $175,000. Other funding sources, which include fed funds purchased, decreased by $687,000, or 30.51%, when comparing the average balances at December 31, 2005 to the same period ended 2004; however, due to several rate increases by the Federal Reserve during the year, interest expense increased by $19,000.
     The net interest income spread (tax-equivalent basis) was 3.74% (shown in Table 1) for the period ended December 31, 2005, compared to 4.02% for the period ended December 31, 2004. The average yield received on interest-earning assets increased 19 basis points to 6.42% for the period ended December 31, 2005 when compared to the same period in 2004, while the average rate paid on interest-bearing liabilities increased 0.47% to 2.68%. In 2005, funding costs on interest-bearing liabilities increased at a slightly faster rate than the yields earned on loans and securities. While significant increases to the prime rate in 2005 have variable rate loan yields, it has negatively impacted rates paid on deposits and FHLB advances.
Provision and Allowance for Loan Losses
     The allowance for loan losses increased $2,000 from December 31, 2005 to December 31, 2004. The provision for loan losses saw an increase of $15,000 during the period ended December 31, 2005 when compared to the same period in 2004. The increase was due primarily to modest overall growth in the loan portfolio. The allowance was 1.29% of total loans at December 31, 2005 compared to 1.30% at December 31, 2004. Charge-offs and recoveries for respective loan categories for the period ended December 31, 2005 were as follows:
(Dollars in thousands)

	December 31, 2005		December 31, 2004
	Charge-offs	Recoveries	Charge-offs	Recoveries
Commercial	$250	$88	$170	$78
Real estate, residential	82	—	115	11
Consumer	263	48	119	—

	$595	$136	$404	$89

Non-interest Income
     Total non interest income decreased $255,000 or 7.99% in 2005 as compared to 2004. The decline is principally attributable to the industry wide fall-off in the mortgage sector. Rising interest rates and a flattening of housing demand caused a reduction in mortgage fee income and gains from the sale of mortgages. Mortgage income was also impacted by our exit from the wholesale mortgage business in early 2005. The decrease in mortgage gain on sales of approximately $690,000 was partially offset by receipt of $219,000 in non-recurring life insurance proceeds.
Non-interest Expense
     Total non-interest expense decreased $789,000 or 8.70% in 2005 as compared to 2004. This was due primarily to a substantial reduction in salary and benefit costs which was a direct result from our exit of the wholesale mortgage business. Other operating costs were also down in 2005 compared to 2004 due to several cost-cutting initiatives that were undertaken in order to improve the bank’s efficiency. Among these steps was the adoption of VOIP (Voice Over Internet Protocol) telephone system which improved communication across the entire branch network, virtually eliminating long distance phone charges.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     During the three fiscal years ended December 31, 2006, 2005 and 2004, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K issued under the Exchange Act, and its related instructions) between ICNB and Plante & Moran on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Plante & Moran, would have caused Plante & Moran to make reference to the subject matter of the disagreement in connection with its reports.

Independent Auditor’s Report
To the Board of Directors
ICNB Financial Corporation
     and Subsidiaries
We have audited the accompanying consolidated balance sheet of ICNB Financial Corporation and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ICNB Financial Corporation and Subsidiaries at December 31, 2006 and 2005 and the consolidated results of their operations, changes in stockholders’ equity, and cash flows for each year in the three-year period then ended, in conformity with accounting principles generally accepted in the United States of America.
February 9, 2007
Grand Rapids, Michigan

ICNB Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31, 2006	December 31, 2005
Assets

Cash and due from banks (Note 2)	$6,308	$6,725
Investment securities — Available for sale (Note 3)	28,810	30,512
Investment securities — Held to maturity (Note 3)	1,731	2,010
Loans — Net of allowance for loan losses of $2,377 in 2006 and $2,362 in 2005 (Note 4)	182,547	180,234
Premises and equipment (Note 5)	3,875	3,659
Other assets (Notes 6, 10, and 11)	13,013	10,994

Total assets	$236,284	$234,134

Liabilities and Stockholders’ Equity

Liabilities
Deposits (Note 7):
Noninterest-bearing	$19,772	$19,728
Interest-bearing	159,326	157,085

Total deposits	179,098	176,813

Federal funds purchased	3,080	3,920
Borrowings (Note 9)	25,500	26,500
Line of credit (Note 8)	708	—
Accrued and other liabilities (Note 11)	4,174	3,369

Total liabilities	212,560	210,602

Stockholders’ Equity
Common stock — $1 par value:
Issued and outstanding - 1,242,894 shares at December 31, 2006 and 1,186,457 shares at December 31, 2005	1,243	1,186
Additional paid-in capital	8,621	7,391
Retained earnings	13,935	15,120
Accumulated other comprehensive loss	(75)	(165)

Total stockholders’ equity	23,724	23,532

Total liabilities and stockholders’ equity	$236,284	$234,134

     See Notes to Consolidated Financial Statements.

ICNB Financial Corporation and Subsidiaries
Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended
	December 31, 2006	December 31, 2005	December 31, 2004
Interest Income
Loans — Including fees	$13,040	$11,895	$11,363
Debt securities:
Taxable	949	955	916
Tax-exempt	505	526	549
Other	19	18	4

Total interest income	14,513	13,394	12,832

Interest Expense
Deposits	4,741	3,653	3,079
Borrowings	1,467	1,265	1,072

Total interest expense	6,208	4,918	4,151

Net Interest Income	8,305	8,476	8,681

Provision for Loan Losses (Note 4)	245	461	446

Net Interest Income After Provision for Loan Losses	8,060	8,015	8,235

Noninterest Income
Service charges — Deposits	1,219	1,188	1,100
Net gain on sale of loans	692	649	1,338
Other	805	1,101	755

Total noninterest income	2,716	2,938	3,193

Noninterest Expense
Salaries and employee benefits (Note 11)	4,383	4,392	5,019
Occupancy	738	716	727
Furniture and equipment	739	739	800
Other	3,319	2,435	2,525

Total noninterest expenses	9,179	8,282	9,071

Income - Before income taxes	1,597	2,671	2,357

Income Tax Expense (Note 10)	330	655	513

Net Income	$1,267	$2,016	$1,844

Earnings per Share
Basic	$1.02	$1.62	$1.48
Cash dividends per share	0.89	0.85	0.80
See Notes to Consolidated Financial Statements.

ICNB Financial Corporation and Subsidiaries
Consolidated Statement of Stockholders’ Equity
(000s omitted)

					Accumulated
					Other
	Shares of	Common	Additional	Retained	Comprehensive
	Common Stock	Stock	Paid-in Capital	Earnings	Income (Loss)	Total
Balance - January 1, 2004	1,075	$1,075	$4,657	$16,135	$358	$22,225
Comprehensive income:
Net income	—	—	—	1,844	—	1,844
Net change in net unrealized gain (loss) on securities available for sale	—	—	—	—	(141)	(141)

Total comprehensive income						1,703
Issuance - Common voting	1	1	29	—	—	30
Stock dividends (Note 12)	54	54	1,407	(1,464)	—	(3)
Dividends declared	—	—	—	(1,003)	—	(1,003)

Balance - December 31, 2004	1,130	1,130	6,093	15,512	217	22,952
Comprehensive income:
Net income	—	—	—	2,016	—	2,016
Net change in net unrealized gain (loss) on securities available for sale	—	—	—	—	(382)	(382)

Total comprehensive income						1,634
Stock dividends (Note 12)	56	56	1,298	(1,354)	—	—
Dividends declared	—	—	—	(1,054)	—	(1,054)

Balance - December 31, 2005	1,186	1,186	7,391	15,120	(165)	23,532
Comprehensive income:
Net income	—	—	—	1,267	—	1,267
Net change in net unrealized gain (loss) on securities available for sale	—	—	—	—	90	90

Total comprehensive income						1,357
Stock repurchase ($22.55 per share)	(3)	(3)	(65)	—	—	(68)
Sale of stock ($21.50 per share)	1	1	9	—	—	10
Stock dividends (Note 12)	59	59	1,286	(1,349)	—	(4)
Dividends declared	—	—	—	(1,103)	—	(1,103)

Balance - December 31, 2006	1,243	$1,243	$8,621	$13,935	$(75)	$23,724

See Notes to Consolidated Financial Statements.

ICNB Financial Corporation and Subsidiaries
Consolidated Statement of Cash Flows
(000s omitted)

	Year Ended December 31
	2006	2005	2004
Cash Flows from Operating Activities
Net income	$1,267	$2,016	$1,844
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	727	811	901
Provision for loan losses	245	461	446
Deferred tax expense	(219)	(87)	(77)
(Gain) loss on sale of other real estate	(18)	(48)	57
Realized gain on sale of available-for-sale securities — Net	—	—	(88)
Net change in:
Other assets	(3,623)	(208)	(1,244)
Accrued expenses and other liabilities	971	(37)	24

Net cash (used in) provided by operating activities	(650)	2,908	1,863

Cash Flows from Investing Activities
Activity in available-for-sale securities:
Sales, calls, and maturities	2,040	2,982	18,791
Purchases	—	(4,043)	(16,343)
Activity in held-to-maturity securities — Maturities, prepayments, and calls	282	343	760
Net increase in loans	(1,908)	(473)	(9,276)
Proceeds from sales of other real estate	463	306	438
Purchase of fixed assets	(742)	(309)	(185)
Redemption of FHLB stock	110	—	—

Net cash provided by (used in) investing activities	245	(1,194)	(5,815)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	2,285	7,060	(7,364)
Net change in federal funds purchased	(3,212)	(1,780)	3,495
Proceeds from issuance of long-term debt	8,292	—	16,819
Repayment of long-term debt	(6,920)	(5,319)	(6,819)
Net change in line of credit	708	—	—
Repurchase of common stock	(68)	—	—
Sale of common stock	10	—	—
Cash dividends paid on common stock	(1,107)	(1,054)	(976)

Net cash used in financing activities	(12)	(1,093)	5,155

Net Increase (Decrease) in Cash and Due from Banks	(417)	621	1,203

Cash and Due from Banks - Beginning of year	6,725	6,104	4,901

Cash and Due from Banks - End of year	$6,308	$6,725	$6,104

Supplemental Cash Flow Information
Cash paid for:
Interest	$4,633	$4,833	$3,073
Income taxes	680	676	340
Loans transferred to other real estate	2,300	423	408
     See Notes to Consolidated Financial Statements.

ICNB Financial Corporation and Subsidiaries
Note of Consolidated Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business and Significant Accounting Policies
Nature of Operations - ICNB Financial Corporation and Subsidiaries provides a variety of financial services to individuals and small businesses through nine banking offices to Michigan communities in Ionia, Kent, Barry, and Eaton counties. Its primary deposit products are savings and term certificate accounts and its primary lending products are consumer and commercial mortgage loans.
Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of ICNB Financial Corporation (the “Corporation”) and its wholly owned subsidiaries, Ionia County National Bank (the “Bank”), Accord Financial Services, Inc., Austin Mortgage Company, and ICNB Mortgage Company, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates - In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, identification of impaired loans, the valuation of investment securities, fair value of financial instruments, impairment of intangible assets, and goodwill.
Significant Group Concentrations of Credit Risk - Most of the Corporation’s activities are with customers located within communities in Ionia, Kent, Barry, and Eaton counties. Note 3 discusses the types of securities in which the Corporation invests. Note 4 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one industry or customer.
Cash and Due from Banks - For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold which mature within 90 days.
Securities - Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

ICNB Financial Corporation and Subsidiaries
Note of Consolidated Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business and Significant Accounting Policies (Continued)
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Loans - The Corporation grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

ICNB Financial Corporation and Subsidiaries
Note of Consolidated Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business and Significant Accounting Policies (Continued)
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

ICNB Financial Corporation and Subsidiaries
Note of Consolidated Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business and Significant Accounting Policies (Continued)
Foreclosed Assets - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.
Goodwill - Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment, and any such impairment will be recognized in the period identified.
Off-balance-sheet Instruments - In the ordinary course of business, the Corporation has entered into commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.
Banking Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.
Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
Earnings per Common Share - Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. The earnings per common share data from the previous years has been restated to reflect the current year stock dividends.
Earnings per common share have been computed based on the following (000s omitted):

	2006	2005	2004
Net income	$1,267	$2,016	$1,844
Average number of common shares outstanding	1,243	1,246	1,246

ICNB Financial Corporation and Subsidiaries
Note of Consolidated Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business and Significant Accounting Policies (Continued)
Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income.
The components of other comprehensive income and related tax effects are as follows (000s omitted):

	2006	2005	2004
Changes in unrealized holding gains (losses) on available-for-sale securities	$138	$(579)	$(126)
Reclassification adjustment for gains realized in income	—	—	(88)

Net unrealized gains (losses)	138	(579)	(214)

Tax effect	(48)	197	73

Other comprehensive gain (loss)	$90	$(382)	$(141)

Recent Accounting Pronouncements
Financial Accounting Standard Number 157 — Fair Value Measurements - This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Corporation does not expect the impact of adopting of SFAS No. 157 will have a material impact on the financial statements.

ICNB Financial Corporation and Subsidiaries
Note of Consolidated Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business and Significant Accounting Policies (Continued)
EITF Issue 06-4 — Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-dollar Life Insurance Arrangements - In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) consensus on this issue, which requires entities to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2007. The Issue can be applied as either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or (b) a change in accounting principle through retrospective application to all periods. The Corporation does not believe the adoption of Issue 06-4 will have a material impact on the financial statements.
Reclassification - Certain amounts appearing in the prior year’s financial statements have been reclassified to conform to the current year’s financial statements.
Note 2 — Restrictions on Cash and Amounts Due from Banks
The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2006 and 2005, these reserve balances amounted to $1,018,000 and $1,166,000, respectively.
Note 3 — Securities
The amortized cost and fair value of securities, with gross unrealized gains and losses, follow (000s omitted):

	2006
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government and federal agency	$12,613	$13	$(233)	$12,393
Mortgage-backed	7,655	—	(159)	7,496
State and municipal	8,405	267	(1)	8,671
Other	250	—	—	250

Total available-for-sale securities	$28,923	$280	$(393)	$28,810

Held-to-maturity securities - Other	$1,731	$41	$—	$1,772

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 3 — Securities (Continued)

	2005
		Gross Unrealized	Gross Unrealized	Estimated Market
	Amortized Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government and federal agency	$12,609	$24	$(309)	$12,324
Mortgage-backed	9,227	—	(241)	8,986
State and municipal	8,927	277	(2)	9,202

Total available-for-sale securities	$30,763	$301	$(552)	$30,512

Held-to-maturity securities - Other	$2,010	$40	$—	$2,050

At December 31, 2006 and 2005, securities with a carrying value of $500,000 were pledged to secure borrowing public deposits and for other purposes required or permitted by law.
The amortized cost and fair value of debt securities by contractual maturity at December 31, 2006 follow (000s omitted):

	Available for Sale		Held to Maturity
	Amortized Cost	Market Value	Amortized Cost	Market Value

Due in one year or less	$—	$—	$198	$199
Due in one through five years	12,646	12,431	933	946
Due after five years through ten years	3,051	3,156	313	327
Due after ten years	5,571	5,727	287	300

Total	21,268	21,314	1,731	1,772

Mortgage-backed securities	7,655	7,496	—	—

Total	$28,923	$28,810	$1,731	$1,772

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 3 — Securities (Continued)
Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

	December 31, 2006
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized		Gross Unrealized
	Losses	Fair Value	Losses	Fair Value
U.S. government and federal agency	$—	$—	$(233)	$11,629
Mortgage-backed	—	—	(159)	7,496
State and municipal	—	—	(1)	254

Total available-for-sale securities	$—	$—	$(393)	$19,379

	December 31, 2005
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized		Gross Unrealized
	Losses	Fair Value	Losses	Fair Value
U.S. government and federal agency	$(158)	$7,692	$(151)	$3,389
Mortgage-backed	(103)	1,457	(138)	6,332
State and municipal	—	—	(2)	255

Total available-for-sale securities	$(261)	$9,149	$(291)	$9,976

Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality, the Corporation has the intent and ability to hold the securities for the foreseeable future, and the decline in fair value is primarily due to increased market interest rates. The fair value is expected to recover as the bonds approach the maturity date.

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 3 — Securities (Continued)
Other securities, totaling $1,593,000 and $1,703,000 at December 31, 2006 and 2005, respectively, consist of restricted Federal Home Loan Bank stock (FHLB) and Federal Reserve Bank stock. These stocks are carried at cost, which approximates market value, and are included in other assets. During 2006, the FHLB redeemed 110,000 shares of the securities at par value. There was no gain or loss resulting from the transaction.
Note 4 — Loans
A summary of the balances of loans follows (000s omitted):

	2006	2005
Mortgage loans on real estate:
Residential 1-4 family	$86,348	$86,946
Commercial	45,662	41,899
Construction	6,749	7,028

Total mortgage loans on real estate	138,759	135,873

Commercial loans	34,323	31,873

Consumer installment loans	11,842	14,850

Total loans	184,924	182,596

Less allowances for loan losses	2,377	2,362

Net loans	$182,547	$180,234

An analysis of the allowance for loan losses follows (000s omitted):

	2006	2005	2004
Balance at beginning of year	$2,362	$2,360	$2,229

Provision for loan losses	245	461	446
Loans charged off	(350)	(595)	(404)
Recoveries of loans previously charged off	120	136	89

Balance at end of year	$2,377	$2,362	$2,360

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 4 — Loans (Continued)
     The following is a summary of information pertaining to impaired loans (000s omitted):

	2006	2005
Impaired loans without a valuation allowance	$399	$2,026
Impaired loans with a valuation allowance	271	846

Total impaired	$670	$2,872

Valuation allowance related to impaired loans	$83	$130

Total nonaccrual loans	499	2,031

Total loans past due 90 days or more and still accruing	392	847
The following is a summary of information pertaining to impaired loans (000s omitted):

	2006	2005	2004
Average investment in impaired loans	$1,771	$2,791	$2,217
Interest income recognized on impaired loans	67	142	119
Interest income recognized on a cash basis on impaired loans	59	142	64
No additional funds are committed to be advanced in connection with impaired loans.
In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $2,476,000 at December 31, 2006 and $2,321,000 at December 31, 2005.

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 5 — Bank Premises and Equipment
A summary of the cost and accumulated depreciation of premises and equipment follows (000s omitted):

	2006	2005
Land, buildings, and building improvements	$6,346	$6,652
Furniture, fixtures, and equipment	4,777	4,229
Construction in progress	441	—

Total premises and equipment	11,564	10,881

Accumulated depreciation	(7,689)	(7,222)

Net premises and equipment	$3,875	$3,659

Depreciation expense for the years ended December 31, 2006, 2005, and 2004 amounted to $525,000, $529,000, and $622,000, respectively. In connection with the construction in progress, the Corporation has committed to additional construction costs of a new branch facility totaling approximately $1,200,000 as of December 31, 2006.
Note 6 — Intangible Assets
Amortizable intangible assets at December 31, 2006 and 2005 are summarized as follows (000s omitted):

	2006		2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Core deposit premium	$717	$(363)	$717	$(315)
Noncompete agreement	100	(95)	100	(75)

Total	$817	$(458)	$817	$(390)

Amortization expense for intangible assets totaled $68,000, $85,000, and $134,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 6 — Intangible Assets (Continued)
Estimated amortization expense for the years ending December 31 are as follows (000s omitted):

2007	$53
2008	48
2009	48
2010	48
2011	48
Thereafter	114

Total	$359

In 2002, the Corporation purchased Austin Mortgage (the mortgage company) and continues to pay the former owners an agreed-upon amount, based on an earn-out formula for the remaining balance of the purchase price. The Corporation has capitalized these payments as goodwill. Payments of approximately $59,000 and $42,000 were made in 2006 and 2005, respectively. The carrying value of goodwill approximated $554,000 and $495,000 as of December 31, 2006 and 2005, respectively. Total payments to the former owners of the mortgage company to be capitalized as goodwill are not to exceed $700,000. The remaining payments due of approximately $146,000 are contingent upon the future earnings of the mortgage company through the year ended December 31, 2006. These amounts have not been included in the accompanying consolidated financial statements. As of December 31, 2006 and 2005, there is no impairment valuation recorded on goodwill.
Note 7 — Deposits
The following is a summary of the distribution of deposits at December 31 (000s omitted):

	2006	2005
Noninterest-bearing deposits	$19,772	$19,728
NOW accounts	51,972	56,003
Savings and money market accounts	29,372	30,083
Time:
Under $100,000	55,970	47,836
$100,000 and over	22,012	23,163

Total	$179,098	$176,813

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 7 — Deposits (Continued)
At December 31, 2006, the scheduled maturities of time deposits are as follows (000s omitted):

2007	$58,814
2008	6,053
2009	9,071
2010	3,538
2011	506

Total	$77,982

Note 8 — Line of Credit
At December 31, 2006, Austin Mortgage Company has a line-of-credit agreement with an unaffiliated bank allowing borrowings of up to $2,500,000, which matures on May 5, 2007. The line of credit is collateralized by specific mortgage loans totaling $708,000 held at Austin Mortgage Company and is guaranteed by the Corporation. Interest payments are due monthly, bearing interest at 7.75 percent.
Note 9 — FHLB Borrowings
The Bank has advances from the Federal Home Loan Bank. Interest rates range from 3.81 percent to 5.95 percent. Interest is payable monthly. The Corporation has provided a blanket pledge for all of the Corporation’s residential mortgage loans as collateral on advances under this agreement. Two advances of $9,000,000 and $6,000,000 mature during the year 2010; however, the Federal Home Loan Bank has put options on these advances. These options give the Federal Home Loan Bank the ability to call the advance on the twentieth day of the third month in each quarter (with notification six days in advance) starting on March 20, 2006 through the maturity date.
The advances are subject to prepayment penalties and the provisions and conditions of the credit policy of the Federal Home Loan Bank. Future obligations of the advances are as follows at December 31, 2006 (000s omitted):

2007	$9,000
2008	1,500
2009	—
2010	15,000
2011 and thereafter	—

Total	$25,500

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 10 — Income Taxes
The components of the net deferred tax assets, included in other assets, are as follows (000s omitted):

	2006	2005

Deferred tax assets:
Allowance for loan losses	$324	$254
Net deferred loan fees	37	54
Accrued employee benefits	867	835
Net unrealized loss on securities available for sale	38	85
Other	252	206

Total deferred tax assets	1,518	1,434

Deferred tax liabilities:
Depreciation	184	205
Other	124	191

Total deferred tax liabilities	308	396

Net deferred tax assets	$1,210	$1,038

Allocation of income taxes between current and deferred portions is as follows (000s omitted):

	2006	2005	2004
Current	$549	$742	$590
Deferred	(219)	(87)	(77)

Total income tax expense	$330	$655	$513

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows (000s omitted):

	Percent of Pretax Income
	2006	2005	2004

Statutory federal tax rate	34.0	34.0	34.0
Tax-exempt municipal interest	(10.6)	(6.7)	(7.8)
Other	(2.8)	(2.8)	(4.4)

Effective tax rate	20.6	24.5	21.8

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 11 — Retirement Plans
The Corporation sponsors a retirement and savings plan for full-time employees whereby the Corporation makes matching contributions based on a percentage of participants’ compensation plus a discretionary amount. The expense for the plan was approximately $82,000, $52,000, and $100,000 for 2006, 2005, and 2004, respectively.
The Corporation has a nonqualified deferred compensation plan to provide retirement benefits to the directors, at their option, in lieu of annual directors’ fees. Upon reaching eligible age, payments are made to the participants in equal installments over 180 months. The present value of future benefits is accrued to the full eligibility date of each participant at a discount rate of 6.5 percent as of December 31, 2006 and 2005. The expense for the plan was approximately $278,000, $168,000, and $196,000 in 2006, 2005, and 2004, respectively. The accrued liability for deferred compensation benefits included in other liabilities in the consolidated balance sheet was approximately $2,081,000 and $1,987,000 at December 31, 2006 and 2005, respectively.
To fund the obligation, the Corporation has purchased insurance on the lives of participating directors, with the Corporation as the owner and beneficiary of the policies. The cash surrender value of the life insurance contracts included in other assets in the consolidated balance sheet totaled approximately $1,478,000 and $1,439,000 at December 31, 2006 and 2005, respectively. Policy loans against cash value can be made, although no such loans were outstanding at December 31, 2006 and 2005.
The Corporation also has nonqualified deferred compensation plans covering its executive officers and directors. Upon reaching eligible age, payments are made to the participants in equal installments over 180 months. The present value of future benefits is accrued to the full eligibility date of each participant at a discount rate of 6.5 percent as of December 31, 2006 and 2005. Expense recorded under these plans totaled $63,000, $47,000, and $87,000 for 2006, 2005, and 2004, respectively. The total liabilities related to the plans were approximately $447,000 and $384,000 at December 31, 2006 and 2005, respectively, and are included in other liabilities in the consolidated balance sheet.
Note 12 — Dividends
In October 2006, November 2005, and December 2004, the Corporation paid a 5 percent stock dividend for stockholders of record on October 10, 2006, October 25, 2005, and November 1, 2004, respectively. The Corporation paid out cash to stockholders as a substitute for fractional shares of stock resulting from the issuance of the stock dividends. Per share amounts for all periods presented have been retroactively adjusted to reflect these transactions (see Note 1).

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 13 — Restrictions on Dividends, Loans, and Advances
Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation.
Prior approval of the Bank’s federal regulator is required if the total dividends declared by the Bank in a calendar year exceed the sum of the net profits of the Bank for the preceding three years, less any required transfers to surplus. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards. At December 31, 2006, the Bank’s retained earnings available for the payment of dividends, without approval from the regulators, totaled $1,724,000. Accordingly, $21,967,000 of the Corporation’s investment in the Bank was restricted at December 31, 2006.
Loans or advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank’s capital stock and surplus. Accordingly, at December 31, 2006, Bank funds available for loans or advances to the Corporation amounted to $2,393,000.
Note 14 — Off-balance-sheet Activities
Credit-related Financial Instruments - The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.
The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
At December 31, 2006 and 2005, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	Contract Amount
	2006	2005
Commitments to grant loans	$1,922	$5,070

Unfunded commitments under lines of credit	20,127	26,033

Commercial and standby letters of credit	901	155

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 14 — Off-balance-sheet Activities (Continued)
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.
Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.
Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are used primarily to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved is extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.
Collateral Requirements - To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.
If the counterparty does not have the right and ability to redeem the collateral or the Corporation is permitted to sell or repledge the collateral on short notice, the Corporation records the collateral in its balance sheet at fair value with a corresponding obligation to return it.
Legal Contingencies - Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s financial statements, except for the legal claim described in the subsequent event footnote.

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 15 — Fair Value of Financial Instruments
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.
The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:
Cash and Due from Banks - The carrying amounts of cash and due from banks approximate fair values.
Securities - Fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Other Securities - Other securities consist of restricted Federal Home Loan Bank stock (FHLB) and Federal Reserve Bank stock. The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the issuers.
Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
Deposit Liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 15 — Fair Value of Financial Instruments (Continued)
Federal Funds Purchased - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.
Borrowings and Line of Credit - The fair values of the Corporation’s other borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.
Accrued Interest - The carrying amounts of accrued interest approximate fair value.
Other Financial Instruments - The fair value of other financial instruments, including loan commitments and unfunded letters of credit, based on discounted cash flow analyses, is not material.
The estimated fair values and related carrying or notional amounts of the Corporation’s financial instruments are as follows (000s omitted):

	2006		2005
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and equivalents	$6,308	$6,308	$6,725	$6,725
Securities available for sale	28,810	28,810	30,512	30,512
Securities held to maturity	1,731	1,772	2,010	2,050
Other securities	1,593	1,593	1,703	1,703
Loans — Net	182,547	179,968	180,234	180,939
Accrued interest receivable	1,215	1,215	1,095	1,095
Financial liabilities:
Deposits	179,098	179,296	176,813	176,869
Federal funds purchased	3,080	3,080	3,920	3,920
Borrowings	25,500	25,618	26,500	28,090
Line of credit	708	708	—	—
Accrued interest payable	508	508	401	401

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 16 — Minimum Regulatory Capital Requirements
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 16 — Minimum Regulatory Capital Requirements (Continued)
As of December 31, 2006, the most recent notification from the Bank’s primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risked-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

					To be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
		Ratio		Ratio		Ratio
(000s omitted)	Amount	(Percent)	Amount	(Percent)	Amount	(Percent)
As of December 31, 2006
Total capital to risk-weighted assets:
ICNB Financial Corporation	$24,903	15.2	$13,072	8.0	$—	—
Ionia County National Bank	23,594	14.5	13,017	8.0	16,271	10.0
Tier 1 capital to risk-weighted assets:
ICNB Financial Corporation	22,852	14.0	6,538	4.0	—	—
Ionia County National Bank	21,557	13.3	6,483	4.0	9,725	6.0
Tier 1 capital to average assets:
ICNB Financial Corporation	22,582	9.8	9,217	4.0	—	—
Ionia County National Bank	21,557	9.3	9,272	4.0	11,590	5.0

As of December 31, 2005
Total capital to risk-weighted assets:	—	—	—	—	—	—
ICNB Financial Corporation	21,919	15.5	12,861	8.0	—	—
Ionia County National Bank	23,340	14.6	12,789	8.0	15,986	10.0
Tier 1 capital to risk-weighted assets:
ICNB Financial Corporation	22,901	14.2	6,451	4.0	—	—
Ionia County National Bank	21,330	13.3	6,415	4.0	9,623	6.0
Tier 1 capital to average assets:	—	—	—	—	—	—
ICNB Financial Corporation	22,901	9.8	6,451	4.0	—	—
Ionia County National Bank	21,330	9.2	9,273	4.0	11,593	5.0

ICNB Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Note 17 — Subsequent Event
On February 1, 2007, Firstbank Corporation and ICNB Financial Corporation signed a definitive agreement for Firstbank Corporation to acquire ICNB Financial Corporation and its wholly owned subsidiaries. It is anticipated that the transaction will be completed by June 30, 2007, pending regulatory approvals, the approval of the stockholders of ICNB Financial Corporation, and completion of other customary closing conditions.
Based on the number of shares of ICNB Financial Corporation common stock outstanding, the current share price of Firstbank Corporation common stock, and subject to certain adjustments, the aggregate transaction value is approximately $38.4 million. The agreement provides for the merger of ICNB Financial Corporation with and into Firstbank Corporation. The Ionia County National Bank will retain its separate charter and board of directors, consistent with the other banks within Firstbank Corporation. Under the terms of the agreement, stockholders of ICNB Financial Corporation will elect to convert their shares into 1.407 shares of Firstbank Corporation common stock or $31.50 in cash per share, or a combination of stock and cash. The agreement also provides that no more than 50 percent of the shares of ICNB will be converted into shares of Firstbank Corporation. As a result of the transaction, certain costs will be incurred by the Corporation, including possible change of control payments to be made. These costs and estimated payments have not been included in the financial statements as of December 31, 2006.
Note 18 — Legal Matters
The Corporation has been involved in various legal matters during the year including a dissident-stockholder suit, which was summarily dismissed by the courts and a contract dispute with a former employee which was settled out of court on December 28, 2006. Subsequent to year end, the Corporation received $200,000 in proceeds from their insurance company related to the settlement and legal fees incurred on these matters. Expenses for legal costs, including the settlement, totalled $959,000 during 2006. The liability and expense related to this settlement have been recorded on the financial statements, net of insurance proceeds as of December 31, 2006.

VOTING AND MANAGEMENT INFORMATION
Voting Securities and Principal Shareholders of ICNB
     Holders of record of shares of ICNB Common Stock at the close of business on [Record Date], 2007 will be entitled to vote at the special meeting of shareholders on [Meeting Date], 2007, and any adjournment of that meeting. As of [Record Date], 2007, there were 1,243,412 shares of ICNB Common Stock issued and outstanding, held by [335] shareholders of record. Each share of ICNB Common Stock is entitled to one vote on each matter presented for shareholder action.
     The following table sets forth information concerning the number of shares of ICNB Common Stock held as of February ___, 2007, by each shareholder who is known to ICNB management to have been the beneficial owner of more than 5% of the outstanding shares of ICNB Common Stock as of that date:

Amount and Nature of Beneficial Ownership
ICNB Common Stock (1)
Firstbank
	Sole	Shared			Common
	Voting and	Voting or	Total		Stock to be
Name and Address of	Dispositive	Dispositive	Beneficial	Percent	Received in
Beneficial Owner	Power	Power(2)	Ownership	of Class	Merger(4)
Ronald D. Story and Margaret	0	66,774	66,774	5.37%	93,952
H. Story 1765 Nottingham Trail Ionia, MI 48846

(Footnotes begin on next page.)
The following table shows certain information concerning the number of shares of ICNB Common Stock and Firstbank Common Stock held as of February ___, 2007, by each of ICNB’s directors, each of the named executive officers, and all of ICNB’s directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership
	ICNB Common Stock (1)
					Firstbank
					Common	Firstbank
	Sole	Shared			Stock	Common
	Voting and	Voting or	Total		Beneficial	Stock to be
Name of	Dispositive	Dispositive	Beneficial	Percent	Ownership	Received in
Beneficial Owner	Power	Power(2)	Ownership	of Class	(3)	Merger(4)
Janice K. DeYoung	0	712	712	*		1,002
Thomas Dickinson	542	683	1,225	*	220.5	1,724
James D. Fast	11,863	4,816	16,679	1.34%		23,468
Jerome Gregory	0	3,362	3,362	*		4,731
Dana Hodges	20,811	0	20,811	1.67%		29,282
David Michael Laux	254	0	254	*		358
Dr. James E. Reagan	0	3,877	3,877	*		5,455
Paul C. Williams	0	0	0	0	0	0
Kevin M. Meade	3,471	0	3,471	*	300	4,884
Jerry A. Christensen	0	0	0	0	0	0

All directors and executive officers as a group	36,941	13,450	50,391	4.05%	520.5	70,904

*	Less than 1%

(1)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship.

(3)	These shares are shares of Firstbank owned as of the date indicated without regard to shares to be received as a result of the Merger.

(4)	This column reflects the number of shares of Firstbank Common Stock which would be issued to the specified person in exchange for the number of shares of ICNB Common Stock beneficially owned by such person as shown above if all shares are converted into shares of Firstbank Common Stock.
Directors and Executive Officers
     Ionia County National Bank’s board of directors is divided into three classes which are as nearly equal in number as possible. Each class of directors serves a successive three-year term of office.
     Biographical information concerning the persons who are directors and executive officers of Ionia County National Bank is presented below. Except as otherwise indicated, all of the named individuals have had the same principal employment for five years. Executive officers are appointed annually and serve at the pleasure of the board of directors of Ionia County National Bank.
     Directors With Terms Expiring in 2007
     Jerome I. Gregory (age 62) is President/Treasurer of Carr Agency, Inc., a retail insurance agency, and Vice President/Treasurer of Carr Real Estate, Inc., an Ionia area real estate agency. Mr. Gregory has been a director of ICNB Financial Corporation and Ionia County National Bank since August 2000. He is also a 28.6% partner in a farming operation, Maple Valley Farms, as well as a partner in two realty companies, GBG (33%) and D&J Realty 50%).
     Dana R. Hodges (age 66) has been a director of ICNB Financial Corporation and Ionia County National Bank since January, 1989. Mr. Hodges is the proprietor of M-44 Stor & Lock in Belding. He owned and operated Specialty Block, Inc., a concrete block manufacturing and concrete ready-mix plant, from 1975 until he sold the enterprise in 1998. He is the current Chairman of the Board of Ionia County National Bank.
     David M. Laux (age 50) is President and 51% owner of Industrial Engineering Service, Inc., a supplier of design work, tooling and stamped parts to the office furniture, automotive, housing and health fitness industries. Mr. Laux has been a director of ICNB Financial Corporation and Ionia County National Bank since June, 2000. He is the owner and manager of DDL & Associates, LLC, a real estate rental company, as well as having a 23.14% ownership interest in Stone Pony Equipment, LLC, a concrete cutting equipment business.
     Directors With Terms Expiring in 2008
     James D. Fast (age 59) is President and CEO of Ionia County National Bank and ICNB Financial Corporation. He came to Ionia County National Bank in 1989 as Sr. Vice President and Sr. Lender, and in 1993 was promoted to Executive Vice President. In October of 1993, Mr. Fast was elected to the Board of Ionia County National Bank and ICNB Financial Corporation. In 1995, he was appointed President of Ionia County National Bank. In 1997, he assumed the title of CEO, and was also appointed President and CEO of ICNB Financial Corporation. Mr. Fast remained Senior Lender of the Bank until 1998, at which time he relinquished that role.
     Janice K. DeYoung (age 53) is the owner and President of Michigan Chief Sales, Inc, a distributor/retail seller of agricultural equipment, in Lake Odessa. She was involved in the management of the business since the early 1980’s, became COO in 1993, and President and CEO in mid 2002 when she became sole owner of the corporation. Mrs. DeYoung has been a director of ICNB Financial Corporation and Ionia County National Bank since September, 1997.
     Directors With Terms Expiring in 2009
     Thomas D. Dickinson (age 48) has been a director of ICNB Financial Corporation and Ionia County National Bank since September of 2003. He is a CPA, CFP and Vice President of BHT&D, Biggs, Hausserman, Thompson & Dickinson, PC, a CPA firm in Saranac. He is also a 50% member of Biggs & Dickinson Financial Services, LLC, and a 25% member of BHT&D Gusco Management LLC, a fiscal intermediary company. Mr. Dickinson is President of a real estate development company, Laker Development Company, Inc., and is a 50% partner in Dickinson-Zuker, a real estate joint venture.
     James E. Reagan, DDS (age 49) has been a director of ICNB Financial Corporation and Ionia County National Bank since December 1997. Dr. Reagan has owned and operated a second generation dental practice in Lowell since purchasing it from his father in the mid 1980’s. Dr. Reagan is also the owner and President of two real estate rental companies, Irish Eyes and Reabel Corp., and is an 18% member in third real estate company, OCHC, LLC.
     Executive Officers Who Are Not Directors
     Jerry C. Christensen (age 57) joined Ionia County National Bank in August of 2006 as Sr. Vice President and Sr. Lender. Prior to his employment with Ionia County National Bank, Mr. Christensen was employed by Farmers State Bank of Breckenridge as Senior Vice President in 2004 and 2005. Christensen was Vice President Commercial Lending and Chief Operating Officer for Monarch Community Bank from 2002 until 2004. Prior to that, he was the President and CEO of First Federal of Northern Michigan. Mr. Christensen also the owner of JAC Consulting, performing advisor services, loan review and internal audit functions for small banks in 2004 and early 2006.

     Kevin M. Meade (age 57) joined Ionia County National Bank as Vice President, Retail Administrator, in May of 1998. Since 2004, he has served in various management and executive capacities as Vice President, Support Services.
     Paul C. Williams (age 40) joined Ionia County National Bank in November of 2001 as Vice President and Controller. He has been the Treasurer of ICNB Financial Corporation since December of 2001. He was promoted to Vice President-Chief Financial Officer/Controller of Ionia County National Bank in May of 2004.
Interests of Certain Persons in the Merger
     Certain members of management and Board of Directors of ICNB and its subsidiaries may be deemed to have interests in the merger in addition to their interests as shareholders of ICNB generally. The ICNB Board of Directors was aware of these interests and considered them, among other matters, in approving the plan of merger. These interests include:
Agreements with James D. Fast
     Employment Agreement
     James D. Fast, the Chief Executive Officer of ICNB, Firstbank, and Ionia County National Bank have entered into a three year Employment Agreement, dated February 1, 2007, which shall be effective if and only if the merger is consummated, and shall be effective as of the effective time of the merger. This employment agreement terminates and supersedes all previous agreements and understandings regarding the employment and compensation of Mr. Fast by ICNB or Ionia County National Bank including a Management Continuity Agreement dated February 7, 1999 under which Mr. Fast would be entitled to payment as a result of the merger. The Employment Agreement has the following terms:
▪	Mr. Fast will be employed as the President and Chief Executive Officer of Ionia County National Bank.

▪	Firstbank will pay Mr. Fast a lump sum cash payment on January 2, 2008 in the amount of $350,000, in lieu of all payments and benefits Mr. Fast would have otherwise been entitled to under an existing management continuity agreement between Mr. Fast and ICNB.

▪	Firstbank will pay Mr. Fast a minimum base annual salary of at least $149,300 (his current rate of salary). Mr. Fast would be entitled to earn annual incentive compensation as authorized by the Board of Directors of Firstbank.

▪	Mr. Fast’s employment would be “at will” and may be terminated by either Ionia County National Bank or by Mr. Fast, with or without cause.

▪	If Mr. Fast’s employment is terminated without cause or if Mr. Fast terminates the employment for good reason, then Mr. Fast would be retained by Ionia County National Bank as a consultant for the period of the date of termination through the date which is three years after the effective time of the merger (the “Consulting Period”). The Consulting Period will not apply if Mr. Fast terminates his employment without “good reason” or if his employment is terminated by Firstbank “for cause” as such terms are defined in the Employment Agreement. Mr. Fast would be paid $50,000 per year for consulting services in addition to certain benefits.

▪	If Mr. Fast’s employment is terminated prior to the second anniversary of the effective time of the merger, then until such second anniversary date, Mr. Fast would agree not to consult with, manage, operate, or be otherwise employed with any business competing with Firstbank in any aspect of business engaged in by Firstbank or any of its subsidiaries. The foregoing restriction is limited to Kent and Ionia Counties in Michigan and a 25 mile radius from Firstbank’s home office and the home offices of all Firstbank subsidiaries. This restriction would not apply to any time period after the second anniversary of the effective time of the merger.
     Management Continuity Agreement
     Firstbank has agreed to enter into a Management Continuity Agreement with Mr. Fast which will be effective as of the effective time of the merger. This agreement is substantially the same as similar agreements between Firstbank and each of its executive officers. The following is a summary of the terms the Management Continuity Agreement:
▪	The Management Continuity Agreement will be effective as of the effective time of the merger, and it will terminate two years after either the Mr. Fast or Firstbank gives written notice of termination.

▪	Mr. Fast would be entitled to certain severance benefits only if a change in control occurs during the time the management continuity agreement is in effect and (i) Mr. Fast is involuntarily terminated other than for cause or (ii) Mr. Fast’s terms and conditions of employment substantially change and Mr. Fast voluntarily terminates his employment. The severance benefits include a lump sum cash amount equal to 150% of Mr. Fast’s annual base salary, a lump sum cash amount equal to 150% of any incentive bonus that has been earned through the date of termination (pro rated for any partial year), and health care, life, accidental death and dismemberment, and disability coverage for a period of two years.

▪	If Mr. Fast is involuntarily terminated for cause or voluntarily terminates his employment while the Management Continuity Agreement is in effect, but neither a change of control or a substantial change of Mr. Fast’s employment have occurred, Mr. Fast may not compete with Ionia County National Bank or Firstbank (or its subsidiaries) within a twenty-five mile radius of the location of Firstbank’s home office, Ionia County National Bank’s home office, and the home office all other subsidiaries of Firstbank for a period of two years after the effective date of the termination.

▪	The non competition provisions of the Management Continuity Agreement are not meant to be effective if Mr. Fast’s position is involuntarily terminated without cause or if Mr. Fast voluntarily terminates employment within one (1) year after both a change of control has occurred and the Mr. Fast’s position has substantially changed.
Agreements with Mr. Williams
     Mr. Paul Williams, Vice President and Chief Financial Officer of Ionia County National Bank, is a participant in the ICNB Financial Corporation Executive Severance Plan (“Severance Plan”). Under the Severance Plan, if Mr. Williams’ position is eliminated or a comparable position is not offered to Mr. Williams after the effective date of the merger, Mr. Williams would be entitled to the following:
▪	Continue to receive his base salary for a period of 12 months after the date of termination.

▪	Remain a participant in all employee benefit plans or the provision of substantially similar benefits;

▪	Payment of earned, but not taken vacation; and

▪	Payment of fees or outplacement services in an amount not to exceed 15% of his salary.
Firstbank Common Stock
     Certain directors and executive officers of ICNB also own shares of Firstbank common stock. See “Voting Securities and Principal Shareholders of ICNB” beginning on page 96.

Indemnification; Directors’ and Officers’ Liability Insurance
     Firstbank has agreed to honor the rights to indemnification and advancement of expenses now existing in favor of the directors and officers of ICNB and its subsidiaries under their Articles of Incorporation or Bylaws. These provisions are contractual rights enforceable by ICNB directors and officers which will remain in effect following the merger and will continue with respect to acts or omissions occurring before the effective time of the merger.
     Firstbank has agreed to cause the officers and directors of ICNB immediately prior to the merger to be covered immediately following the merger and for a period of six years by a directors’ and officers’ liability insurance policy. For a description of the specific terms of the plan of merger concerning indemnification and insurance, see “The Merger and Merger Agreement – Insurance and Indemnification” above.
Compensation Discussion and Analysis
Overview
     This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to James D. Fast, President and Chief Executive Officer of ICNB.
Objectives of ICNB’s Compensation Program
     The primary goal in ICNB’s compensation process has been to maintain a compensation structure that is competitive with other banking institutions in Michigan, enhance executive morale, retain existing management and, when needed, attract new executives. ICNB’s compensation of Mr. Fast is designed to compensate him for services rendered to ICNB and incent him toward the attainment of ICNB’s strategic goals, both short term and long term.
Elements of ICNB’s Compensation Program
     Mr. Fast’s compensation includes (i) a base salary; (ii) performance based compensation based on certain financial targets; (iii) participation in ICNB retirement plans; (iv) use of a company owned vehicle; and (v) general health and welfare benefits.
     Base Salary. ICNB’s goal is to set a competitive base salary that will fairly compensate Mr. Fast for the services he has rendered to ICNB and retain his services. One of the goals of his compensation is to establish a base salary that is competitive to those of comparable peer companies in our industry and our local market. ICNB consults various sources to identify adequate and competitive base salary levels, including The Employer’s Association and a compensation survey published by the Michigan Bankers Association. ICNB also makes personal inquiries of other local companies with executives with similar job duties regarding their expected salary increases. This information is presented to an Executive Committee of the Board of Directors of ICNB. The Executive Committee is currently comprised of two independent directors of ICNB and Mr. Fast. In addition, outside directors are asked to complete an evaluation of Mr. Fast. This information has been reviewed and analyzed annually by the independent directors of the Executive Committee to set Mr. Fast’s salary.
     Bonus. Mr. Fast has been eligible to receive an annual bonus based on an incentive bonus program. The incentive bonus program is a company-wide plan that is designed to motivate participants to achieve ICNB’s annual financial objectives and allow participants to share appropriately in ICNB’s success. The bonus levels and goals have been established by the Executive Committee of the Board of Directors of ICNB in connection with Mr. Fast. In 2006, the bonus level was 5% of a participant’s base salary provided ICNB met certain targeted levels of return on net assets. ICNB did not meet these goals. There has been no bonus plan established for 2007.
     Restricted Stock and Stock Option Awards. ICNB does not award restricted stock, stock options, or any other share-based payments as part of its compensation.

     Other Compensation. Mr. Fast is provided the use of a company-owned vehicle, currently a 2007 Chevrolet Tahoe. This vehicle was recently purchased to replace a 2003 Chevrolet Tahoe. In addition to the vehicle, ICNB provides Mr. Fast with a country club membership at a local country club.
SUMMARY COMPENSATION TABLE
     The following table shows certain information concerning the compensation earned by Mr. James D. Fast, President and Chief Executive Officer of ICNB during the fiscal year ended December 31, 2006.

					Change in
					Value of
				Non-Equity	Non-qualified	All other
Name and				Incentive Plan	Deferred	Compensation
Principal		Salary	Bonus	Compensation	Compensation	(1)	Total
Position	Year	($)	($)	($)	Earnings	($)	($)
James Fast, President and CEO	2006	$145,000	$0	$0	$8,185	$9,348	$162,533

(1)	“All Other Compensation” includes ICNB’s matching contributions to Mr. Fast’s 401(k) plan account, the expense of the vehicle provided to Mr. Fast and $2,250 in reimbursement for a country club expense.
GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive
	Grant	Plan Awards
Name	Date	Target ($) (1)
James Fast, President and CEO	January 9, 2006	$7,250

(1)	This plan was a company-wide plan providing for bonus level of 5% of a participant’s base salary provided ICNB met certain targeted levels of return on net assets. The target was not reached and no payments were made under this plan.
Pension Benefits
     Mr. Fast participates in ICNB’s qualified 401(k) profit sharing plan. All employees of ICNB are eligible to participate. ICNB matches up to 40% of the first 6% of an individual’s base salary that is contributed to his or her 401(k). In addition, ICNB made a discretionary contribution of 3% to all 2006 plan participants in 2007.

Nonqualified Defined Contribution and other Nonqualified Deferred Compensation Plans
NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	In Last	In Last	In Last	Withdrawals/	At Last
	FY (1)	FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
James Fast	$7,392	$0	$15,577	$0	$105,742

(1)	This amount is included as part of Mr. Fast’s salary in the Summary Compensation Table above. All amounts contributed to this plan were contributed by Mr. Fast.
Potential Payments on Termination or Change-in-Control
     The information provided below is further summarized in a chart provided at the end of this section.
Employment Agreement with Mr. James D. Fast
     Mr. Fast and ICNB had previously entered into a Management Continuity Agreement dated February 7, 1999. Under this agreement, if the merger with Firstbank were to occur and Mr. Fast was terminated or voluntarily terminated his employment for good reason either six months prior to the effective time of the merger or within thirty-six months after the effective of the merger, Mr. Fast would have been entitled to a payment of three times his annual base salary, any bonus payments, the continuation of certain health and life insurance benefits and a “gross up” payment to reimburse penalties and taxes due under § 280G of the Internal Revenue Code.
     On February 1, 2007, Mr. Fast, Firstbank, and Ionia County National Bank entered into a three year Employment Agreement and Management Continuity Agreement which will be effective if and only if the merger is consummated, and shall be effective as of the effective time of the merger. This employment agreement terminates and supersedes all previous agreements and understandings regarding the employment and compensation of Mr. Fast by ICNB or Ionia County National Bank including the Management Continuity Agreement dated February 7, 1999. Under the Employment Agreement, Mr. Fast will receive the following:
▪	Firstbank will pay Mr. Fast a lump sum cash payment on January 2, 2008 in the amount of $350,000, in lieu of all payments and benefits Mr. Fast would have otherwise been entitled to under his existing management continuity agreement.

▪	If Mr. Fast’s employment is terminated without cause or if Mr. Fast terminates the employment for good reason, then Mr. Fast would be retained by Ionia County National Bank as a consultant for the period of the date of termination through the date which is three years after the effective time of the merger (the “Consulting Period”). The Consulting Period will not apply if Mr. Fast terminates his employment without “good reason” or if his employment is terminated by Firstbank “for cause” as such terms are defined in the Employment Agreement. Mr. Fast would be paid $50,000 per year for consulting services in addition to certain benefits.

▪	Until the second anniversary of the effective time of the merger, Mr. Fast would agree not to consult with, manage, operate, or be otherwise employed with any business competing with Firstbank in any aspect of business engaged in by Firstbank or any of its subsidiaries. The foregoing restriction is limited to Kent and Ionia Counties in Michigan and a 25 mile radius from

Firstbank’s home office and the home offices of all Firstbank subsidiaries. This restriction would not apply to any time period after the second anniversary of the effective time of the merger.
     Firstbank has also agreed to enter into a Management Continuity Agreement with Mr. Fast which will be effective as of the effective time of the merger. This agreement is substantially the same as similar agreements between Firstbank and each of its executive officers. The following is a summary of the terms the Management Continuity Agreement:
▪	The Management Continuity Agreement will be effective as of the effective time of the merger, and it will terminate two years after either Mr. Fast or Firstbank gives written notice of termination.

▪	Mr. Fast would be entitled to certain severance benefits only if a change in control occurs during the time the Management Continuity Agreement is in effect and (i) Mr. Fast is involuntarily terminated other than for cause or (ii) Mr. Fast’s terms and conditions of employment substantially change and Mr. Fast voluntarily terminates his employment. The severance benefits include a lump sum cash amount equal to 150% of Mr. Fast’s annual base salary, a lump sum cash amount equal to 150% of any incentive bonus that has been earned through the date of termination (pro rated for any partial year), and health care, life, accidental death and dismemberment, and disability coverage for a period of two years. Under the terms of this agreement, Mr. Fast currently would be entitled to a payment of $223,950 as 150% of his base salary (he did not receive any incentive bonus last year) and approximately $25,248 for health care, life, accidental death and dismemberment, and disability coverage for the two year period.

▪	If Mr. Fast is involuntarily terminated for cause or voluntarily terminates his employment while the Management Continuity Agreement is in effect, but neither a change of control or a substantial change of Mr. Fast’s employment have occurred, Mr. Fast may not compete with Ionia County National Bank or Firstbank (or its subsidiaries) within a twenty-five mile radius of the location of Firstbank’s home office, Ionia County National Bank’s home office, and the home office all other subsidiaries of Firstbank for a period of two years after the effective date of the termination.

▪	The non competition provisions of the Management Continuity Agreement are not meant to be effective if Mr. Fast’s position is involuntarily terminated without cause or if Mr. Fast voluntarily terminates employment within one (1) year after both a change of control has occurred and Mr. Fast’s position has substantially changed.
The following table summarizes the potential payments and benefits payable to Mr. Fast upon termination without cause assuming that the termination takes place after the consummation of the merger.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

Agreement	Annual Payment		Lump Sum Payment		Continued Benefits		Total
Employment Agreement	$150,000	(1)	$350,000	(2)			$500,000
Management Continuity Agreement			$223,950		$25,248	(3)	$249,198

(1)	Consists of the salary payable to Mr. Fast for consulting services; payable annually in installments of $50,000 for three years after termination.

(2)	This payment is due under the employment agreement on January 2, 2008.

(3)	Under the Management Continuity Agreement, Mr. Fast will receive a continuation of the following benefits (a) health care; (b) life insurance; (c) accidental death and dismemberment insurance; and (d) certain disability coverage for a two year period.

Information About Principal Shareholders, Executive Officers, and Directors of Firstbank
     The information set forth in Firstbank’s Annual Report on Form 10-K (filed with the SEC on March 12, 2007) under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Directors and Executive Officers of the Registrant,” “Executive Compensation,” and “Certain Relationships and Related Transactions” is hereby incorporated in this prospectus and proxy statement by reference.
Shareholder Proposals
     If the merger is approved by ICNB shareholders and completed as planned, ICNB will not hold an annual shareholders meeting during 2008, and ICNB shareholders receiving shares of Firstbank common stock in the merger would be entitled to attend and vote at the 2008 Firstbank annual meeting (if shares of Firstbank common stock are still held by such person as of the record date for such meeting). In that case, any shareholder proposal intended to be presented at the 2008 Firstbank annual shareholder meeting must be received by Firstbank no later than                     , 2008 in order to be included in the proxy statement relating to that meeting. If any shareholder proposal intended to be presented at the 2008 Firstbank annual shareholder meeting without inclusion in Firstbank’s proxy statement for such meeting is received by Firstbank after                     , 2008, then any proxy that Firstbank solicits for such meeting will confer discretionary authority to vote on such proposal so long as such proposal is properly presented at the meeting.
     If the merger is not approved by ICNB shareholders or is otherwise not completed, ICNB would intend to hold its 2008 annual meeting as required by ICNB’s Bylaws. In that case, any shareholder proposal intended to be presented at the 2008 ICNB annual shareholder meeting must be received by ICNB no later than                     , 2008.
GENERAL INFORMATION
Experts
     The consolidated financial statements of Firstbank and subsidiaries as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial position of ICNB as of December 31, 2005 and 2006, and the consolidated results of its operations and cash flows for the years then ended, included in this prospectus and proxy statement have been audited by Plante & Moran, PLLC, independent auditors, as set forth in their report included herein, and are included in this document in reliance upon such report given on the authority of that firm as experts in accounting and auditing.
Legal Opinions
     Certain legal matters in connection with the proposed merger will be passed upon for Firstbank by its general counsel, Varnum, Riddering, Schmidt & Howlett LLP of Grand Rapids, Michigan. It is a condition to the completion of the merger that ICNB receive an opinion from Varnum, Riddering, Schmidt & Howlett LLP with respect to the tax treatment of the merger.
Sources of Information
     Firstbank has supplied all information contained or incorporated by reference in this prospectus and proxy statement relating to Firstbank. ICNB has supplied all such information relating to itself, Ionia County National Bank, and their respective officers and directors.

WHERE YOU CAN FIND MORE INFORMATION
     Firstbank has filed a registration statement on Form S-4 to register with the SEC the offering of Firstbank common stock to be issued by Firstbank in the merger. This prospectus and proxy statement is a part of that registration statement. As allowed by SEC rules, this prospectus and proxy statement does not contain all of the information contained in the registration statement or the exhibits to the registration statement. This prospectus and proxy statement incorporates important business and financial information about Firstbank that is not included in or delivered with this document.
     Firstbank is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Firstbank files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Firstbank’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. That web site contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.
     The SEC allows Firstbank to incorporate by reference information into this prospectus and proxy statement. This means that Firstbank can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and proxy statement, except for any information superseded by information in this prospectus and proxy statement. This prospectus and proxy statement incorporates by reference the documents set forth below that Firstbank has previously filed with the SEC. These documents contain important information about Firstbank and its finances.
     Firstbank Commission Filings (File No. 000-14209)
     Current Report on Form 8-K filed February 2, 2007
     Current Report on Form 8-K filed January 25, 2007
     Current Report on Form 8-K filed January 24, 2007
     Annual Report on Form 10-K filed March 12, 2007
     Schedule 14A Proxy Statement filed March 12, 2007
     All documents subsequently filed by Firstbank with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and proxy statement and the date of the special meeting of the shareholders of ICNB are also incorporated by reference into this prospectus and proxy statement.
     Documents incorporated by reference are available from Firstbank without charge. You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from Firstbank at the following address:
Firstbank Corporation
Attn: Samuel G. Stone, Executive Vice President & Chief Financial Officer
311 Woodworth Avenue
Alma, Michigan 48801
(989) 463-3131
     To obtain delivery of this information prior to the special ICNB shareholders meeting, you must request the information no later than                     , 2007, which is five business days before the date of the special meeting at which you are requested to vote.
     You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger and the related issuance of Firstbank common stock. Neither Firstbank nor ICNB has authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement.

     This prospectus and proxy statement is dated as of the date set forth on the cover page. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than that date, and neither the mailing of this prospectus and proxy statement to you nor the issuance of Firstbank common stock in the merger shall create any implication to the contrary.
FORWARD-LOOKING STATEMENTS
     This prospectus and proxy statement and the documents incorporated in this prospectus and proxy statement by reference contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and about Firstbank and ICNB themselves. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied, or forecasted in such forward-looking statements.
     Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; changes in the national economy; and the possibility that expected efficiencies and cost savings from the merger of ICNB with Firstbank and other mergers and acquisitions in which Firstbank may be involved might not be fully realized within the expected time frame. Neither Firstbank nor ICNB undertakes any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Appendix A
AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER AMONG
ICNB FINANCIAL CORPORATION
AND
FIRSTBANK CORPORATION
DATED AS OF FEBRUARY 1, 2007

PRELIMINARY STATEMENT	A-1
ARTICLE 1 - THE TRANSACTION	A-1
1.1 Merger	A-1
1.2 The Closing	A-2
1.3 Effective Time of Merger	A-2
1.4 Additional Actions	A-2
1.5 Surviving Corporation	A-2
ARTICLE 2 – CONVERSION AND EXCHANGE OF SHARES	A-3
2.1 Conversion of Shares	A-3
2.2 Upset Provision	A-6
2.3 Adjustment to Cure the Upset Condition	A-7
2.4 Adjustments	A-7
2.5 Postponement of Closing	A-8
2.6 Increase in Outstanding Shares of ABC Common Stock	A-8
2.7 Cessation of Shareholder Status	A-8
2.8 Surrender of Old Certificates and Payment of Merger Consideration	A-9
ARTICLE 3 – ACQUIRER’S REPRESENTATIONS AND WARRANTIES	A-10
3.1 Authorization, No Conflicts, Etc.	A-10
3.2 Organization and Good Standing	A-11
3.3 Subsidiaries	A-12
3.4 Capital Stock	A-12
3.5 Acquirer Common Stock	A-12
3.6 Financial Statements	A-13
3.7 Absence of Undisclosed Liabilities	A-13
3.8 Absence of Material Adverse Changes	A-14
3.9 Legal Proceedings	A-14
3.10 Regulatory Filings	A-14
3.11 No Indemnification Claims	A-14

i

3.12 Conduct of Business	A-14
3.13 Proxy Statement, Etc.	A-15
3.14 Agreements with Bank Regulators	A-15
3.15 Tax Matters	A-16
3.16 Investment Bankers and Brokers	A-16
3.17 Necessary Capital	A-16
3.18 Reorganization	A-16
3.19 Allowance for Loan Losses	A-16
3.20 Public Communications; Securities Offering	A-16
3.21 Fairness Opinion	A-16
ARTICLE 4 – ICNB’S REPRESENTATIONS AND WARRANTIES	A-17
4.1 Authorization, No Conflicts, Etc.	A-17
4.2 Organization and Good Standing	A-18
4.3 Subsidiaries	A-18
4.4 Capital Stock	A-19
4.5 Financial Statements	A-19
4.6 Absence of Undisclosed Liabilities	A-20
4.7 Absence of Material Adverse Changes	A-20
4.8 Legal Proceedings	A-20
4.9 Regulatory Filings	A-21
4.10 No Indemnification Claims	A-21
4.11 Conduct of Business	A-21
4.12 Proxy Statement, Etc.	A-22
4.13 Agreements with Bank Regulators	A-22
4.14 Tax Matters	A-22
4.15 Title to Properties	A-24
4.16 Condition of Real Property	A-24
4.17 Real and Personal Property Leases	A-25
4.18 Required Licenses, Permits, Etc.	A-25
4.19 Material Contracts and Change of Control	A-25
4.20 Certain Employment Matters	A-27
4.21 Employee Benefit Plans	A-28

4.22 Environmental Matters	A-30
4.23 Duties as Fiduciary	A-31
4.24 Investment Bankers and Brokers	A-31
4.25 Fairness Opinion	A-32
4.26 ICNB-Related Persons	A-32
4.27 Change in Business Relationships	A-32
4.28 Insurance	A-32
4.29 Books and Records	A-33
4.30 Loan Guarantees	A-33
4.31 Events Since January 1, 2006	A-33
4.32 Allowance for Loan Losses	A-34
4.33 Loan Origination and Servicing	A-34
4.34 Public Communications; Securities Offering	A-35
4.35 No Insider Trading	A-35
4.36 Joint Ventures; Strategic Alliances	A-35
4.37 Policies and Procedures	A-35
ARTICLE 5 – COVENANTS PENDING CLOSING	A-35
5.1 Disclosure Statements; Additional Information	A-35
5.2 Changes Affecting Representations	A-36
5.3 ICNB’s Conduct of Business Pending the Effective Time	A-36
5.4 Approval of Plan of Merger by ABC Shareholders	A-40
5.5 Regular Dividends	A-41
5.6 Technology-Related Contracts	A-41
5.7 Indemnification and Insurance	A-42
5.8 Exclusive Commitment	A-42
5.9 Other Filings	A-43
5.10 Miscellaneous Agreements and Consents	A-44
5.11 Registration Statement	A-44
5.12 Access and Investigation	A-44
5.13 Confidentiality	A-45
5.14 Environmental Investigation	A-45
5.15 Termination of Employee Benefit Plans	A-48

5.16 Bank	A-49
5.17 Public Announcements	A-49
5.18 Regulatory and Shareholder Approvals	A-49
5.19 Update of Titles, Rights, Etc.	A-49
5.20 Exchange of Financial Information	A-49
5.21 Certain Employment Covenants	A-50
5.22 Board Matters	A-50
5.23 Affiliates	A-50
5.24 NASDAQ Approval	A-50
5.25 Charter and Name Change	A-51
ARTICLE 6 – CONDITIONS PRECEDENT TO ACQUIRER’S OBLIGATIONS	A-51
6.1 Renewal of Representations and Warranties, Etc.	A-51
6.2 Opinion of Legal Counsel	A-51
6.3 Required Regulatory Approvals	A-51
6.4 Shareholder Approval	A-52
6.5 Order, Decree, Etc.	A-52
6.6 Proceedings	A-52
6.7 Certificate as to Outstanding Shares	A-52
6.8 Change of Control Waivers	A-52
6.9 Other Agreements	A-52
6.10 Fairness Opinion	A-52
6.11 Registration Statement	A-53
6.12 NASDAQ Approval	A-53
6.13 Closing Equity	A-53
6.14 Sarbanes-Oxley Certification of Financial Statements	A-53
ARTICLE 7 – CONDITIONS PRECEDENT TO ABC’S OBLIGATIONS	A-53
7.1 Renewal of Representations and Warranties, Etc.	A-54
7.2 Opinion of Legal Counsel	A-54
7.3 Tax Matters	A-54
7.4 Required Regulatory Approvals	A-55
7.5 Shareholder Approval	A-55
7.6 Order, Decree, Etc.	A-55

7.7 Proceedings	A-55
7.8 Fairness Opinion	A-55
7.9 Registration Statement	A-56
7.10 NASDAQ Approval	A-56
7.11 Other Agreements	A-56
ARTICLE 8 – ABANDONMENT OF MERGER	A-56
8.1 Mutual Abandonment	A-56
8.2 Upset Date	A-56
8.3 Acquirer’s Rights to Terminate	A-56
8.4 ICNB’s Rights to Terminate	A-57
8.5 Effect of Termination	A-57
ARTICLE 9 – MISCELLANEOUS	A-59
9.1 Material Adverse Effect Defined	A-59
9.2 Knowledge Defined; Person Defined; Affiliate Defined	A-59
9.3 Nonsurvival of Representations, Warranties, and Agreements	A-59
9.4 Amendment	A-60
9.5 Expenses	A-60
9.6 Specific Enforcement	A-60
9.7 Waiver	A-60
9.8 Notices	A-60
9.9 Governing Law	A-61
9.10 Entire Agreement; Amendment	A-61
9.11 Third Party Beneficiaries	A-61
9.12 Counterparts	A-61
9.13 Headings, Etc.	A-61
9.14 Calculation of Dates and Deadlines	A-61
9.15 Severability	A-62
9.16 Further Assurances; Privileges	A-62

v

GLOSSARY OF TERMS
Acquisition Proposal, A-43
Acquisition Transaction, A-43
Acquirer, A-1
Acquirer Common Stock, A-3
Acquirer Disclosure Statement, A-10
Acquirer’s Financial Statements, A-13
Adjusted Cash Election, A-6
Adjusted Stock Election, A-5
Affiliate, A-59
Affiliated, A-59
Austin, A-16
Bank, A-17
Bank Index, A-7
BEA, A-46
Business Day, A-2
Call Reports, A-13
Cash Consideration, A-3
Cash Election, A-4
Cash Election Number, A-5
CERCLA, A-31
Certificate of Merger, A-2
Closing, A-2
Closing Equity, A-53
Code, A-1
Constituent Corporation, A-1
Control, A-18
Designated Contracts, A-52
Effective Time, A-2
Election Deadline, A-4
Election Form, A-4
Employee Benefit Plan, A-28
Employment-Related Payments, A-27
Environmental Laws, A-31
Environmental Risk, A-46
ERISA, A-28
Exchange Agent, A-9
Exchange Ratio, A-3
Exchange Schedule, A-4
Excess Parachute Payment, A-24
FDIA, A-11
Federal Bank Holding Company Act, A-11
Federal Reserve Board, A-11
Fiduciary Event, A-40
Final Acquirer Price, A-7
Final Index Value, A-7
Floor Acquirer Price, A-6
GAAP, A-13
Hazardous Substance, A-31
HIPAA, A-22
ICNB, A-1
ICNB Common Stock, A-3
ICNB Disclosure Statement, A-17
ICNB Plan, A-48
ICNB’s Financial Statements, A-19
ICNB’s Leased Real Property, A-24
ICNB’s Leases, A-25
ICNB’s Real Property, A-24
ICNB-Related Person, A-32
Index Value Ratio, A-7
Initial Acquirer Price, A-6
Initial Index Value, A-7
Insurance Amount, A-42
IRS, A-23
Joint Environmental Consultant, A-46
Knowledge, A-59
MDEQ, A-46
Merger, A-1
Merger Consideration, A-3
Michigan Act, A-1
NASDAQ, A-2
National Bank Act, A-11
Non-Election, A-4
PBGC, A-28
Person, A-59
Plan of Merger, A-1
Premises, A-30
Pricing Period, A-7
Prospectus and Proxy Statement, A-15
Old Certificates, A-8
Registration Statement, A-15
Remediation Cost Deadline, A-48
Remediation Estimate, A-46
Representative, A-4
Revised Stock Consideration, A-7
SAMCO, A-31
Securities Act, A-50
Shareholders’ Meetings, A-15
Stock Consideration, A-3
Stock Election, A-4
Stock Election Number, A-5

Subsidiary, A-17
Subsidiaries, A-17
Superior Proposal, A-40
Surviving Corporation, A-1
Tax Return, A-23
Taxes, A-23
Technology-Related Contracts, A-41
Termination Fee, A-58
Third Party Expert, A-47
Transaction Documents, A-15
Upset Condition, A-6
Upset Date, A-56
USTs, A-48

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Plan of Merger”) is made as of February 1, 2007, by and among ICNB Financial Corporation, a Michigan corporation, located at 302 W. Main Street, P.O. Box 501, Ionia, Michigan 48846-0501 (“ICNB”) and Firstbank Corporation, a Michigan corporation, located at 311 Woodworth, Alma, Michigan 48801 (“Acquirer”).
PRELIMINARY STATEMENT
          1. The Boards of Directors of ICNB and Acquirer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Plan of Merger in which ICNB will, on the terms and subject to the conditions set forth in this Plan of Merger, merge with and into Acquirer (the “Merger”), so that Acquirer is the surviving corporation in the Merger; and
          2. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code; and
          3. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
          In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, the parties agree as follows:
ARTICLE 1 – THE TRANSACTION
          Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:
          1.1. Merger. Subject to the terms and conditions herein, at the Effective Time (defined below), ICNB shall be merged with and into Acquirer and the separate corporate existence of ICNB shall then cease. ICNB and Acquirer are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Acquirer (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Business Corporation Act of the State of Michigan, as amended (the “Michigan Act”) with respect to the merger of domestic corporations. If Acquirer is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Acquirer from a financial, tax, or accounting perspective, then ICNB shall cooperate with Acquirer to effect a restructuring of these transactions provided, that such restructuring is presented prior to the Shareholders’ Meeting (defined below), the Merger continues to qualify as a tax free reorganization under the Internal Revenue Code, the Effective

Time of the Merger is not delayed by more than thirty (30) days and the alternative structure does not alter or change the amount of consideration or kind of consideration to be issued to ICNB’s shareholders.
          1.2. The Closing. The “Closing” for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Varnum, Riddering, Schmidt & Howlett, LLP, commencing at 11 a.m. on a date specified by ICNB and Acquirer, but no later than upon five (5) Business Days’ (defined below) written notice after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by the shareholders of ICNB. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Acquirer or ICNB as set forth in Articles 6 and 7, respectively. Upon completion of the Closing, ICNB and Acquirer shall each promptly execute and file the certificate of merger as required by the Michigan Act to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party.
          1.3. Effective Time of Merger. The Merger shall be consummated following the Closing by filing the Certificate of Merger in the manner required by law. The “Effective Time” of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than five (5) Business Days after the Closing occurs. As used in this Plan of Merger, the term “Business Day” means any day other than a day on which The NASDAQ Stock Market (“NASDAQ”) is closed.
          1.4. Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of ICNB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. ICNB grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of ICNB to take any and all such actions contemplated by this Plan of Merger.
          1.5. Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law.
          1.5.1 Name. The name of the Surviving Corporation shall be Firstbank Corporation.

          1.5.2 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquirer as in effect immediately prior to the Effective Time without change.
          1.5.3 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Acquirer as in effect immediately prior to the Effective Time, without change.
          1.5.4 Officers. The officers of Acquirer immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold with the Surviving Corporation the same offices as they hold with Acquirer.
          1.5.5 Directors. Subject to Section 5.22, the directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation.
ARTICLE 2 - CONVERSION AND EXCHANGE OF SHARES
          2.1. Conversion of Shares. Subject to the terms and conditions of this Plan of Merger and except as provided below, at the Effective Time, by virtue of the Merger and without any further action on the part of Acquirer, ICNB or the holders of any shares thereof, the shares of the Constituent Corporations shall be converted as follows:
          2.1.1 Each share of common stock of Acquirer (“Acquirer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
          2.1.2 Subject to the potential adjustment provided for in Sections 2.2 through 2.4 below, each share of common stock of ICNB (“ICNB Common Stock”) (excluding shares held by ICNB or any of its affiliates, other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Acquirer Common Stock and/or cash as set forth in this Section 2.1 (the “Merger Consideration”).
          2.1.3 Holders of ICNB Common Stock may elect to receive shares of Acquirer Common Stock or cash in exchange for their shares of ICNB Common Stock. The total number of shares of ICNB Common Stock to be converted into Acquirer Common Stock (the “Stock Consideration”) shall equal 50% of the total outstanding shares of ICNB Common Stock, or such larger number of shares as results from rounding up fractional shares pursuant to Section 2.8.8. All shares of ICNB Common Stock not exchanged for Acquirer Common Stock shall be exchanged for $31.50 in cash per share (the “Cash Consideration”).
          2.1.4 At the election of each holder of ICNB Common Stock, each share of ICNB Common Stock held by that holder may be exchanged for 1.407 shares of Acquirer Common Stock (the “Exchange Ratio”), subject to the election restrictions set forth above and below.

          2.1.5 An Election Form, in such form as Acquirer and ICNB mutually agree (“Election Form”), will be included in and sent with the Prospectus and Proxy Statement, which shall be mailed to each holder of record of ICNB Common Stock entitled to vote at the ICNB Shareholders’ Meeting, permitting such holder, subject to the allocation and election procedure set forth herein:
          (a) to specify the number of shares of ICNB Common Stock owned by such holder with respect to which the holder desires to receive Cash Consideration (a “Cash Election”) in accordance with the provisions stated herein;
          (b) to specify the number of shares of ICNB Common Stock owned by such holder with respect to which such holder desires to receive Stock Consideration (a “Stock Election”); or
          (c) to indicate that such record holder has no preference as to the receipt of Stock Consideration or Cash Consideration for such shares (a “Non-Election”).
          Holders of record of shares of ICNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of ICNB Common Stock held by each representative for a particular beneficial owner.
          Any shares of ICNB Common Stock with respect to which the holder thereof has not, as of the Election Deadline (defined below), made an election by submission to ICNB of an effective, properly completed Election Form shall be deemed Non-Election shares.
          Each holder of ICNB Common Stock will have the right to change his or her election to a Cash Election or Stock Election at any time prior to the Election Deadline (as defined in subparagraph 2.1.6 below) by submitting a new Election Form to ICNB.
          2.1.6 The term “Election Deadline” shall mean the same deadline as for the return of the proxy card relating to the shareholder vote pursuant to the proposed Merger at the ICNB Shareholders’ Meeting. An election will have been properly made only if ICNB has actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Plan of Merger and of the Election Form, Acquirer and the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Acquirer regarding such matters shall be binding and conclusive. None of ICNB, Acquirer or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
          2.1.7 As soon as practicable, but in no event more than three (3) Business Days after the Election Deadline, Acquirer and Exchange Agent shall prepare a schedule (the “Exchange Schedule”), calculating the amount of cash and Acquirer

Common Stock that each ICNB shareholder will be entitled to receive, listed by ICNB stock certificate number, pursuant to the provisions of Article 2 hereof. Such Exchange Schedule shall be delivered to ICNB within one (1) business day after it has been prepared. ICNB shall have three (3) Business Days to provide Acquirer and the Exchange Agent with any objections, comments or questions concerning the Exchange Schedule.
          2.1.8 The “Stock Election Number” means the aggregate number of shares of ICNB Common Stock with respect to which Stock Elections have been made. The “Cash Election Number” means the aggregate number of shares of ICNB Common Stock with respect to which Cash Elections have been made.
          2.1.9 If the Stock Election Number exceeds 621,706 (50% of the total outstanding shares of ICNB Common Stock), then:
          (a) All Non-Election shares of each holder of ICNB Common Stock shall be converted into the right to receive the Cash Consideration; and
          (b) All Stock Election shares of each holder of ICNB Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of ICNB Common Stock electing Stock Consideration equals 621,706 (50% of the total outstanding shares of ICNB Common Stock), or such larger number of shares as results from rounding up fractional shares. Such adjustment (the “Adjusted Stock Election”) shall be determined as follows: the number of Adjusted Stock Election shares that each holder of ICNB Common Stock who properly elected Stock Consideration will be entitled to receive shall equal the product obtained by multiplying (x) the number of Stock Election shares held by such holder by (y) a fraction, the numerator of which is 621,706 (50% of the total outstanding shares of ICNB Common Stock) and the denominator of which is the Stock Election Number. The Adjusted Stock Election shares shall then be converted into the right to receive shares of Acquirer Common Stock determined by multiplying the number of Adjusted Stock Election shares by the Exchange Ratio, with any fractional shares being rounded up to the nearest whole number. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Cash Consideration.
          2.1.10 If the Stock Election Number is less than 621,706 (50% of the total outstanding shares of ICNB Common Stock), then:
          (a) All Non-Election shares of each holder of ICNB Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of ICNB Common Stock receiving Cash Consideration to 621,706 (50% of the total outstanding shares of ICNB Common Stock) (allocated on a pro-rata basis), shall be converted into the right to receive the Stock Consideration; and

          (b) To the extent that the aggregate number of shares of ICNB Common Stock that are to be allocated Stock Consideration after the conversion (noted in paragraph (a) above) of Non-Election shares still is less than 621,706 (50% of the total outstanding shares of ICNB Common Stock); then the Cash Election shares of each holder of ICNB Common Stock, will be adjusted such that the aggregate number of shares of ICNB Common Stock converting to Stock Consideration equals 621,706 (50% of the total outstanding shares of ICNB Common Stock), or such larger number of shares as results from rounding up fractional shares. Such adjustment (the “Adjusted Cash Election”) shall be determined as follows: the number of Adjusted Cash Election shares that each holder of ICNB Common Stock will be entitled to exercise shall equal the product obtained by multiplying (x) the number of Cash Election shares held by such holder by (y) a fraction, the numerator of which is 621,706 (50% of the total outstanding shares of ICNB Common Stock) and the denominator of which is the Cash Election Number. The Adjusted Cash Election shares are then converted into the right to receive Cash Consideration by multiplying the Adjusted Cash Election shares by $31.50. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Stock Consideration.
          2.1.11 If the Stock Election Number equals 621,706 (50% of the total outstanding shares of ICNB Common Stock), then all holders who have submitted a proper and timely Election Form shall be converted into the right to receive Stock Consideration and/or Cash Consideration as they have properly elected. In such event, all Non-Election Shareholders shall be converted into the right to receive the Cash Consideration only.
          2.1.12 ICNB represents that there are no outstanding options or warrants to purchase ICNB Common Stock. Any outstanding and unexercised options to purchase shares of ICNB Common Stock will be cancelled and cease to represent an option to purchase ICNB Common Stock at the Effective Time. ICNB agrees that prior to the Effective Time it will amend the ICNB Amended and Restated Deferred Compensation and Deferred Stock Purchase Plan to require that all distributions be in cash and not in the form of common stock.
          2.2. Upset Provision. On the date of the Closing, ICNB shall have the right to terminate this Plan of Merger upon written notice to the Acquirer if the Upset Condition (defined below) then exists.
          2.2.1 The “Upset Condition” shall have occurred if both of the following conditions exist:
          (a) The Final Acquirer Price (as defined below) is less than $18.40 (the “Floor Acquirer Price”); and
          (b) The number determined by dividing the Final Acquirer Price by $21.65 (the “Initial Acquirer Price”) is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index

Value (as defined below) by the Initial Index Value (as defined below) (“Index Value Ratio”).
          2.2.2 The “Final Acquirer Price” means the average of the closing prices per share of Acquirer Common Stock reported on the NASDAQ during the ten consecutive full trading days on which Acquirer’s stock is actually traded prior to the date of the Closing (the “Pricing Period”).
          2.2.3 The “Initial Index Value” means the closing value of the NASDAQ Bank Index (CBNK:IND), a Sector Index maintained by the NASDAQ (“Bank Index”) on January 31, 2007.
          2.2.4 The “Final Index Value” means the closing value of the Bank Index at the end of the Pricing Period.
          2.3. Adjustment to Cure the Upset Condition. If the Upset Condition exists and ICNB provides written notice to the Acquirer of ICNB’s desire to exercise its right to terminate this Plan of Merger, Acquirer shall have the option, exercisable within five Business Days of receipt thereof, to increase the Stock Consideration to the Revised Stock Consideration. For purposes of this Agreement, the “Revised Stock Consideration” shall equal the product of the Stock Consideration multiplied by the a number (rounded to three decimals) equal to a quotient, the numerator of which is the Floor Acquirer Price multiplied by the Exchange Ratio and the denominator of which is the Final Acquirer Price. If Acquirer elects to exercise its option to increase the Stock Consideration, Acquirer shall provide prompt written notice to ICNB of such election and the amount of the Revised Stock Consideration, at which time the ICNB shall have no further right to terminate this Agreement pursuant to an Upset Condition, and this Agreement shall remain in effect in accordance with its terms (except the Stock Consideration shall have been modified as provided in this Section 2.3, and any references in this Agreement to the “Stock Consideration” shall thereafter be deemed to refer to the Revised Stock Consideration).
          2.4. Adjustments. The Stock Consideration and Cash Consideration and the related computations described in Sections 2.1 and 2.2 shall be adjusted in the manner provided in this Section 2.4 upon the occurrence of any of the following events:
          2.4.1 Changes in Number of Outstanding Shares. If either ICNB or Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock or the number of shares of ICNB Common Stock, issued and outstanding as of the date of this Plan of Merger, as a result of a stock dividend, stock split, recapitalization or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Plan of Merger and prior to the Effective Time, then the Stock Consideration and the Cash Consideration shall be appropriately and proportionately adjusted as such that the actual aggregate consideration to be paid by Acquirer to holders of shares of ICNB Common Stock pursuant to Section 2.1 above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Plan of Merger.

          2.4.2 Adjustments for the Upset Condition. If Acquirer declares a stock dividend, stock split, or other general distribution of Acquirer Common Stock to holders of Acquirer Common Stock prior to the date of the Effective Time, then the Floor Acquirer Price and the Initial Acquirer Price shall each be adjusted by multiplying them by a fraction (i) the numerator of which shall be the total number of shares of Acquirer Common Stock outstanding immediately prior to such dividend, split, or distribution; and (ii) the denominator of which shall be the total number of shares of Acquirer Common Stock that are or will be outstanding immediately after such dividend, split, or distribution. For the purposes of this Section, the number of outstanding shares shall be computed as of the record date of the distribution.
          2.4.3 Authorized Issuances. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Acquirer Common Stock pursuant to the dividend reinvestment plan of Acquirer, if any, pursuant to the exercise of stock options awarded under director or employee stock option plans of Acquirer, if any, or upon the grant or sale of shares or rights to receive shares to, or for, the account of Acquirer’s directors or employees pursuant to their restricted stock, deferred stock compensation, thrift, employee stock purchase and other compensation or benefit plans of Acquirer, if any.
          2.4.4 Changes in Capital. Subject only to making any adjustment provided above in related computations prescribed in this Section, nothing contained in this Plan of Merger shall preclude Acquirer from amending its Articles of Incorporation to change its capital structure or from issuing additional shares of Acquirer Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.
          2.5. Postponement of Closing. Acquirer and ICNB agree not to convene the Closing at any time that would result in there being a record date, ex-dividend date, or ex-distribution date for any transaction described in Sections 2.4.1 (Changes in Number of Outstanding Shares) at any time after the beginning of the Pricing Period.
          2.6. Increase in Outstanding Shares of ICNB Common Stock. If the number of shares of ICNB Common Stock outstanding is greater than 1,243,412 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), then the Stock Consideration and Cash Consideration shall be adjusted by multiplying each by a fraction (a) the numerator of which shall be 1,243,412, and (b) the denominator of which shall be the total number of shares of ICNB Common Stock outstanding as of the Effective Time of the Merger.
          2.7. Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of ICNB Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of ICNB and shall have no rights as a shareholder of ICNB. Each stock certificate representing shares of ICNB Common Stock outstanding immediately prior to the Effective Time (“Old Certificates”) shall then be considered to represent the right to receive the Merger Consideration as provided in this Plan of Merger.

          2.8. Surrender of Old Certificates and Payment of Merger Consideration. After the Effective Time, Old Certificates shall be exchangeable by holders for the Merger Consideration to which such holders shall be entitled in the following manner:
          2.8.1 Available Shares and Funds. At the Effective Time, Acquirer shall make available to Exchange Agent an amount of cash and a number of shares of Acquirer Common Stock sufficient to make payments of the Merger Consideration for each outstanding share of ICNB Common Stock.
          2.8.2 Transmittal Materials. As soon as practicable after the Effective Time, but no later than five (5) Business Days after the date of the Closing, Acquirer shall send or cause to be sent to each record holder of ICNB Common Stock as of the Effective Time transmittal materials for use in exchanging that holder’s Old Certificates and receiving the Merger Consideration.
          2.8.3 Exchange Agent. On or prior to the Effective Time, Acquirer will deliver to Registrar and Transfer Company, or such other bank or trust company as Acquirer may designate (the “Exchange Agent”), written notice of the number of shares of Acquirer Common Stock issuable in the Merger and a commitment to pay the amount of cash payable in the Merger when and as determined. Acquirer and the Exchange Agent shall have discretion to determine reasonable procedures relating to the issuance and delivery of certificates of Acquirer Common Stock and cash and governing the payment for fractional shares.
               The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Acquirer Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.
          2.8.4 New Stock Registrations. Acquirer shall cause the Exchange Agent to promptly cause to be paid to the persons entitled thereto a check in the amount of the Cash Consideration to which the persons are entitled, after giving effect to any required tax withholding, and register the shares of Acquirer Common Stock issuable to former ICNB shareholders of record in such manner, in the names and to the addresses that appear on ICNB’s stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each former ICNB shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Acquirer and the Exchange Agent.
          2.8.5 Dividends Pending Surrender. Whenever a dividend is declared by Acquirer on Acquirer Common Stock that is payable to shareholders of record of Acquirer’s Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of ICNB shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholders’ Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder’s Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Acquirer an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Acquirer Common Stock represented thereby. If such a shareholder has then elected to enroll in Acquirer’s dividend reinvestment program, such amount shall be credited as a cash purchase for investment at the plan’s next regular investment date.
          2.8.6 Stock Transfers. After the Effective Time, there shall be no transfers on ICNB’s transfer books of the shares of ICNB Common Stock that were issued and outstanding immediately prior the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for the shares of Acquirer Common Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as represented by any Old Certificates may be transferred only on the stock records of Acquirer.
          2.8.7 Exchange Agent Expenses. Acquirer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for the ICNB Common Stock.
          2.8.8 No Fractional Shares. No certificates or scrip representing fractional shares of Acquirer Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Acquirer Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution or stock split with respect to shares of Acquirer Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, the number of shares of Acquirer Common Stock to be issued to each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Acquirer Common Stock upon surrender of all Old Certificates for exchange shall be rounded up to the nearest whole number.
ARTICLE 3 ACQUIRER’S REPRESENTATIONS AND WARRANTIES
          Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Acquirer Disclosure Statement”) delivered by Acquirer to ICNB prior to the execution of this Agreement, Acquirer represents and warrants to ICNB as follows; provided, however, the disclosure in the Acquirer Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provision(s) is reasonably apparent:
          3.1. Authorization, No Conflicts, Etc.

          3.1.1 Authorization of Agreement. Acquirer has all requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the Merger. This Plan of Merger and consummation of the Merger have been duly authorized by the Board of Directors of Acquirer. The Board of Directors of Acquirer have determined that this Agreement and the transactions contemplated in this Plan of Merger are in the best interests of Acquirer and its shareholders and no other corporate proceedings on the part of Acquirer are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by ICNB) constitutes valid and binding obligations of Acquirer and is enforceable against Acquirer in accordance with its terms.
          3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation of the Merger by Acquirer, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Acquirer’s restated Articles of Incorporation or Bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Acquirer or its subsidiaries, assuming the timely receipt of each of the approvals referred to in this Section.
          3.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation of the Merger by Acquirer, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Acquirer is a party or subject, or by which Acquirer is bound or affected.
          3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Acquirer other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, compliance with Bylaws and rules of the NASD, and receipt of approvals required under the Bank Holding Company Act of 1956, as amended (the “Federal Bank Holding Company Act”), the Federal Deposit Insurance Act, as amended (the “FDIA”), and the National Bank Act (the “National Bank Act”). Acquirer knows of no reason why the regulatory approvals referred to in this Section cannot be obtained or why the process would be materially impeded.
          3.2. Organization and Good Standing. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Acquirer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Acquirer is a financial holding company and a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Federal Bank Holding Company Act.

          3.3. Subsidiaries. Acquirer owns, directly or indirectly, all of the common stock of its subsidiaries indicated in Acquirer’s Financial Statements (as defined below) for the quarter ended September 30, 2006 free and clear of all claims, security interests, pledges, or liens of any kind. Each of Acquirer’s subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on Acquirer.
          3.4. Capital Stock.
          3.4.1 Classes and Shares. The authorized capital stock of Acquirer consists of 20,000,000 shares of common stock, no par value, and 300,000 shares of preferred stock, no par value.
          3.4.2 No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Acquirer, except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options ordered pursuant to stock option plans for directors, officers or employees of Acquirer or its affiliate(s); (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Acquirer Common Stock issuable under agreements entered into or in connection with mergers or acquisitions of direct or indirect subsidiaries or assets and transactions approved by Acquirer’s Board of Directors or a committee of such board; and (v) shares of Acquirer Common Stock issuable under dividend reinvestment and employee stock purchase plans, if any.
          3.4.3 No Beneficial Ownership. Acquirer is not the beneficial owner, directly or indirectly, of more than 10% of ICNB’s common stock and Acquirer has not and is not an Affiliate of any person or entity which has at any time within the preceding two (2) year period been the beneficial owner, directly or indirectly, of 10% or more of ICNB’s common stock.
          3.5. Acquirer Common Stock. The shares of Acquirer Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

          3.6. Financial Statements.
          3.6.1 Financial Statements. The consolidated financial statements of Acquirer as of and for the each of three years ended December 31, 2005, 2004, and 2003, as reported on by Acquirer’s independent accountants, and the financial statements of Acquirer and its subsidiaries as of and for each month and quarter ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to ICNB (collectively, “Acquirer’s Financial Statements”), and the unaudited consolidated financial statements of Acquirer as of and for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, and December 31, 2006, including all schedules and notes relating to such statements, fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Acquirer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with accounting principles generally accepted in the United States, consistently applied (“GAAP”), subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer) and the absence of notes (that, if presented, would not differ materially from those included in Acquirer’s Financial Statements). No financial statements of any entity or enterprise other than the subsidiaries are required by GAAP to be included in the consolidated financial statements of Acquirer.
          3.6.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:
          (a) The consolidated reports of condition and income of each of Acquirer’s subsidiary banks (including any amendments) as of and for each of the fiscal years ended December 31, 2005, 2004, and 2003, and as of and for the fiscal quarter ended September 30, 2006, as filed with the FDIC; and
          (b) The FR Y-9C and FR Y-9LP (including any amendments) for Acquirer as of and for each of the fiscal years ended December 31, 2005, 2004, and 2003, as filed with the Federal Reserve Board.
               All of such reports required to be filed prior to the Effective Time by Acquirer and/or the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the “Call Reports.”
          3.7. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Acquirer’s Financial Statements as of December 31, 2005, or September 30, 2006, neither Acquirer nor its subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, would be reasonably likely to have a Material Adverse Effect on Acquirer.

          3.8. Absence of Material Adverse Changes. Since December 31, 2005, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Acquirer or any of its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Acquirer, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Acquirer, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.
          3.9. Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of Acquirer threatened by any person, including without limitation any governmental or regulatory agency, against Acquirer or any of the subsidiaries, or the assets or business of Acquirer or any of its subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Acquirer. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.
          3.10. Regulatory Filings. In the last four (4) years:
          3.10.1 SEC Filings. Acquirer has filed, and will in the future continue to file, in a timely manner all material required filings with the SEC;
          3.10.2 Regulatory Filings. Acquirer has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and
          3.10.3 Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatements or omissions that are not reasonably likely to have a Material Adverse Effect on Acquirer.
          3.11. No Indemnification Claims. To the knowledge of Acquirer, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.
          3.12. Conduct of Business. Each of Acquirer and the subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, privacy, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, and insurance; and Environmental Laws

(defined below); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Acquirer.
          3.13. Proxy Statement, Etc.
          3.13.1 Transaction Documents. The term “Transaction Documents” shall collectively mean: (i) the Form S-4 registration statement to be filed by Acquirer with the SEC (the “Registration Statement”) in connection with the Acquirer Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the “Prospectus and Proxy Statement”) to be mailed to ICNB shareholders in connection with its shareholders’ meeting to consider approval of the Merger; and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Michigan Office of Financial and Insurance Services, the State of Michigan, or any other regulatory agency in connection with the Merger.
          3.13.2 Accurate Information. The information to be supplied by Acquirer for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the meeting of the shareholders of ICNB with respect to the Merger (the “Shareholders’ Meeting”).
          3.13.3 Compliance of Filings. All Transaction Documents that Acquirer is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.
          3.14. Agreements with Bank Regulators. Neither Acquirer nor any of its subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or is material and in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Acquirer nor any of its subsidiaries been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except where such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission are not reasonably likely to have a Material Adverse Effect on Acquirer. Neither Acquirer nor any of its subsidiaries is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Acquirer knows of no reason why the regulatory approvals referred to in Section 3.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

          3.15. Tax Matters. Each of Acquirer and its subsidiaries has duly filed all federal, state, foreign and local information returns and Tax Returns (defined below) required to be filed by it on or prior to the date of this Plan of Merger (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against, or (ii) information returns, Tax Returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Acquirer.
          3.16. Investment Bankers and Brokers. Acquirer has not employed any broker, finder, or investment banker in connection with the Merger except Austin Associates, LLC. Acquirer has no other express or implied agreement with any other person or company relative to any commission or finder’s fee payable with respect to this Plan of Merger or the transactions contemplated by it.
          3.17. Necessary Capital. Based on the financial condition of Acquirer as reflected in Acquirer’s Financial Statements, Acquirer has the necessary capital required by the regulations of the Federal Reserve Board and the Federal Deposit Insurance Corporation to consummate the transactions contemplated by this Plan of Merger and remain “well-capitalized” according to applicable banking laws and regulations. If external financing is required by Acquirer to consummate the transactions contemplated in this Plan of Merger, Acquirer has or will provide to ICNB sufficient adequate evidence of a binding commitment between Acquirer and its financing source.
          3.18. Reorganization. Acquirer has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.
          3.19. Allowance for Loan Losses. The allowance for loan losses as reflected in Acquirer’s Financial Statements and Call Reports for the fiscal year ended December 31, 2005, and the fiscal quarter ended September 30, 2006, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.
          3.20. Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Acquirer to Acquirer’s shareholders or the public did not contain any untrue statement of material fact or omit a statement of material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatement or omission that is not reasonably likely to have a Material Adverse Effect on Acquirer.
          3.21. Fairness Opinion. Acquirers’ Board of Directors have received an oral opinion of Austin Associates, LLC (“Austin”) in its capacity as Acquirer’s financial adviser,

substantially to the effect that the terms of the Merger are fair to Acquirer’s shareholders and Austin shall deliver a written opinion containing substantially the same opinion as its oral opinion dated as of the date of this Plan of Merger and renewed as of a date of approximately the date of the Prospectus and Proxy Statement. A true and complete copy of the written opinion of Austin confirming the same will be provided to ICNB promptly upon receipt by Acquirer.
ARTICLE 4 ICNB’S REPRESENTATIONS AND WARRANTIES
          Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “ICNB Disclosure Statement”) delivered by ICNB to Acquirer prior to the execution of this Agreement, ICNB represents and warrants to Acquirer as follows; provided, however, the disclosure in the ICNB Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provision(s) is reasonably apparent:
          4.1. Authorization, No Conflicts, Etc.
          4.1.1 Authorization of Agreement. ICNB has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to approval by ICNB’s shareholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of ICNB. The Board of Directors of ICNB have determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of ICNB and have directed that this Plan of Merger and the transactions contemplated by this Plan of Merger be submitted to ICNB shareholders for approval at a duly held meeting of such shareholders, and except for approval of this Plan of Merger and the transaction contemplated by this Plan of Merger, no other corporate proceedings on the part of ICNB are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Acquirer) constitutes valid and binding obligations of, ICNB and is enforceable against ICNB in accordance with its terms.
          4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by ICNB, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) the Articles of Incorporation, charter, Bylaws, or similar organizational documents of ICNB or ICNB’s direct or indirect wholly owned or partially owned subsidiaries, The Ionia County National Bank of Ionia (the “Bank”), Austin Mortgage Company, LLC, ICNB Mortgage Company, LLC and ICNB Lending Services, Inc., Accord Financial Services, Inc. (each a “Subsidiary,” and collectively, the “Subsidiaries”); or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to ICNB or any Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (Required Approvals).
          4.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by ICNB, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which ICNB or any Subsidiary is a party or subject, or by which it is bound or affected.
          4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by ICNB other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, and the National Bank Act.
          4.2. Organization and Good Standing. ICNB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. ICNB has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. ICNB is a bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act.
          4.3. Subsidiaries. The only direct or indirect subsidiaries (i.e., direct or indirect equity interest of 20% or more) of ICNB are the Subsidiaries.
          4.3.1 Ownership. Except for the Subsidiaries, ICNB does not have “Control” (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. ICNB owns all of the issued and outstanding shares of capital stock of the Bank and of ICNB Lending Services, Inc. and all of the issued and outstanding membership interests of Austin Mortgage Company, LLC and ICNB Mortgage Company, LLC, in each case free and clear of any claim, security, interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to ownership of the capital stock or membership interest of any Subsidiary.
          4.3.2 Qualification and Power of the Bank. The Bank is duly organized, validly existing, and in good standing as a national bank under the laws of the United States of America. The Bank is qualified or admitted to conduct business in each state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on ICNB. The Bank has full corporate power and authority to carry on its business as and where it is now being conducted.
          4.3.3 Deposit Insurance; Other Assessments. The Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund and the Savings

Association Insurance Fund of the FDIC. The Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. The Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.
          4.4. Capital Stock.
          4.4.1 Classes and Shares. The authorized capital stock of ICNB consists of 3,000,000 shares of common stock, par value $1.00 per share, all of which are designated as shares of common stock. As of the date of this Plan of Merger, a total of 1,243,412 shares of ICNB Common Stock were validly issued and outstanding, no shares of preferred stock are issued or outstanding, and no shares of ICNB Common Stock are subject to outstanding options under the option plans as of the date of this Plan of Merger.
          4.4.2 No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of ICNB. There is no outstanding subscription, option, warrant, or right to acquire any capital stock of ICNB, or any agreement to which ICNB is a party or by which it is or may be bound to issue capital stock.
          4.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of ICNB Common Stock is not subject to change before the Effective Time.
          4.4.4 Voting Rights. Other than the shares of ICNB Common Stock described in this Section, neither ICNB nor the Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.
          4.5. Financial Statements.
          4.5.1 Financial Statements. The consolidated financial statements of ICNB as of and for the each of three years ended December 31, 2005, 2004, and 2003, as reported on by ICNB’s independent accountants, including all schedules and notes relating to such statements, as previously delivered to Acquirer (collectively, “ICNB’s Financial Statements”), fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of ICNB as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied. The unaudited consolidated financial statements of ICNB and its Subsidiaries as of and for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, and December 31, 2006, fairly present, are correct and complete in all material respects, and are generally consistent with GAAP, consistently applied. The unaudited consolidated financial statements of ICNB as of and for each month ended from January through November, 2006 are correct and complete in all material respects.

No financial statements of any entity or enterprise other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of ICNB.
          4.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:
          (a) The consolidated reports of condition and income of the Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2006, 2005, and 2004, as filed with the FDIC; and
          (b) The FR Y-9C (including any amendments) for ICNB as of and for each of the fiscal years ended December 31, 2005, 2004, and 2003, as filed with the Federal Reserve Board.
     All of such reports required to be filed prior to the Effective Time by ICNB and/or the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the Call Reports.
          4.5.3 Benefit Plan Accruals. ICNB has accrued on its Financial Statements all accrued liabilities related to any of its deferred compensation plans to the extent required by GAAP.
          4.6. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in ICNB’s Financial Statements as of December 31, 2005, or September 30, 2006, neither ICNB nor the Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, would be reasonably likely to have a Material Adverse Effect on ICNB.
          4.7. Absence of Material Adverse Changes. Since December 31, 2005, there has been no change in the financial condition, income, expenses, assets, liabilities or business of ICNB or any Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on ICNB, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on ICNB, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.
          4.8. Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of ICNB threatened by any person, including without limitation any governmental or regulatory agency, against ICNB or any of the Subsidiaries, or the assets or business of ICNB or any of the Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on ICNB. To the knowledge of ICNB, there is no factual basis that presents a reasonable probability that any such action, suit, proceeding, claim, arbitration, or investigation will be commenced. The ICNB Disclosure Statement contains copies of all shareholder proposals and director nominations received by ICNB since January 1, 2006, and copies of all correspondence received by ICNB or its directors from the persons making such proposals and/or director nominations.
          4.9. Regulatory Filings. In the last four (4) years:
          4.9.1 Regulatory Filings. ICNB has filed in a timely manner all material filings with regulatory bodies for which filings are required; and
          4.9.2 Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatements or omissions that are not reasonably likely to have a Material Adverse Effect on ICNB.
          4.10. No Indemnification Claims. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of ICNB threatened by any person, including without limitation any governmental or regulatory agency, against any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person from ICNB.
          4.11. Conduct of Business. Each of ICNB and the Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, and insurance; and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on ICNB. Without limiting and notwithstanding the foregoing, in each case with respect to Sections 4.11.1 through 4.11.4 below where such violation would be reasonably likely to have a Material Adverse Effect on ICNB, neither ICNB nor any Subsidiary, to ICNB’s knowledge:
          4.11.1 Privacy – Unaffiliated Third Parties. Has shared non public personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;
          4.11.2 Privacy – Affiliates. Has shared personal information regarding consumers or customers other than experience information, with any affiliated third party except as would be permitted under the Fair Credit Reporting Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

          4.11.3 Privacy – HIPAA Compliance. Has (i) share or use, or permit its business associates to share or use, protected health information except as would be permitted under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), or (ii) engaged in any business activities that would cause it to be a “covered entity” under HIPAA; and
          4.11.4 Lending Practices. Has engaged in lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00), the Michigan Consumer Mortgage Protection Act, or the laws regarding lending practices of any state in which the property securing a loan is located.
          4.12. Proxy Statement, Etc.
          4.12.1 Accurate Information. The information to be supplied by ICNB for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; and (b) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders’ Meeting.
          4.12.2 Compliance of Filings. All documents that ICNB or any Subsidiary is responsible for filing with any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.
          4.13. Agreements with Bank Regulators. Neither ICNB nor any Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or is material and in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has ICNB nor any Subsidiary have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except where such order, decree, agreement, memorandum of understanding, extraordinary supervisor letter, commitment letter or similar submission would not have a Material Adverse Effect on ICNB. Neither ICNB nor any Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, ICNB knows of no reason attributable to ICNB why the regulatory approvals referred to in Section 4.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.
          4.14. Tax Matters.

          4.14.1 Taxes Defined. “Taxes” means federal, state, local, or foreign income, gross receipts, payroll, employment, excise, stamp, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty, or addition thereto, whether disputed or not.
          4.14.2 Tax Returns. ICNB and each Subsidiary have filed all federal income Tax Returns and all other material Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          4.14.3 Tax Assessments and Payments. All material Taxes due and payable by ICNB and the Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of ICNB and the Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on ICNB’s Financial Statements as of December 31, 2005, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 2005. There is no lien on any of ICNB’s or the Subsidiaries’ assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.
          4.14.4 Tax Audits. None of the Tax Returns of ICNB and the Subsidiaries filed for any of the last five tax years has been audited by the Internal Revenue Service (the “IRS”) or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to ICNB’s knowledge, threatened with respect to ICNB or any Subsidiary. No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to ICNB or any Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in ICNB’s Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of ICNB or any Subsidiary.
          4.14.5 Tax Accounting. Neither ICNB nor any Subsidiary have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by ICNB or a Subsidiary and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither ICNB nor any Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

          4.14.6 Excess Parachute Payments. To ICNB’s knowledge, no compensation that will be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by ICNB, any Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code).
          4.14.7 Tax Positions. The tax and audit positions taken by ICNB and the Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith.
          4.15. Title to Properties. ICNB and the Subsidiaries have good, sufficient, and marketable title to all of their material properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in ICNB’s Financial Statements as of December 31, 2005, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:
          4.15.1 Reflected on Balance Sheet. As reflected on ICNB’s Financial Statements as of September 30, 2006;
          4.15.2 Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of ICNB and that would not have a Material Adverse Effect on ICNB;
          4.15.3 Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and
          4.15.4 Public Easements, Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.
          4.16. Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by ICNB or any Subsidiary, including other real estate owned (“ICNB’s Real Property”) and also with respect to each parcel of real property leased by ICNB or any Subsidiary (“ICNB‘s Leased Real Property”), all of which are listed on the ICNB Disclosure Statement, to ICNB’s knowledge:
          4.16.1 Zoning. None of ICNB, the Subsidiaries, ICNB’s Real Property, or ICNB’s Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement.
          4.16.2 Buildings. All buildings and improvements to ICNB’s Real Property and ICNB’s Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.
          4.16.3 No Condemnation. None of ICNB’s Real Property or ICNB’s Leased Real Property is the subject of any pending condemnation action. To ICNB’s Knowledge, there is no proposal under active consideration by any public or governmental authority or entity to acquire ICNB’s Real Property or ICNB’s Leased Real Property for any governmental purpose.
          4.16.4 Assessments. There is no pending or to ICNB’s Knowledge proposed special assessment affecting or which may affect ICNB’s Real Property or ICNB’s Leased Real Property, except as listed on the ICNB Disclosure Statement.
          4.17. Real and Personal Property Leases. With respect to each lease and license pursuant to which ICNB or any Subsidiary, as lessee or licensee, has possession of real or material personal property (“ICNB’s Leases”):
          4.17.1 Valid. Each of ICNB’s Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          4.17.2 No Default. There is no existing and declared default under any of ICNB’s Leases or any event that with notice or passage of time, or both, would constitute a default with respect to ICNB, any Subsidiary, or, to the knowledge of ICNB, any other party to the contract, which default could have a Material Adverse Effect on ICNB.
          4.17.3 Assignment. None of ICNB’s Leases contain a prohibition against assignment by ICNB or any Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by the Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable the Subsidiaries prior to the Effective Time.
          4.18. Required Licenses, Permits, Etc. ICNB and the Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which could have a Material Adverse Effect on ICNB. All such licenses, certificates, franchises, and rights are in full force and effect, except where effect of which would not, individually or in the aggregate, have a Material Adverse Effect.
          4.19. Material Contracts and Change of Control. Except as contained in the ICNB Disclosure Statement, neither ICNB nor any of the Subsidiaries are a party to any agreement or understanding described below.
          4.19.1 Borrowing Commitments. Any agreement or commitment made to ICNB or the Subsidiaries permitting it to borrow money in excess of $250,000 as to which ICNB or the Subsidiaries are a debtor, pledgor or obligor.

          4.19.2 Benefit Plans. Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other employee benefit plan or any plan, agreement, contract, authorization, or arrangement pursuant to which any person is or will become entitled to any benefit upon a change in control of ICNB or the Subsidiaries.
          4.19.3 Correspondents. Any written correspondent banking contracts.
          4.19.4 Asset Transactions. Any agreement or understanding (i) for the sale of its assets in excess of $50,000 outside of the ordinary course of business; (ii) for the grant of any preferential right to purchase any of its assets, properties, or rights in excess of $50,000; or (iii) which requires the consent of any third party to the transfer and assignment of any assets, properties, or rights in excess of $50,000.
          4.19.5 Long-term Contracts. Any agreement which obligates ICNB or the Subsidiaries for a period in excess of one year, which has a value in excess of $50,000, to purchase services, materials, supplies, merchandise, facilities, or equipment and which is not terminable without cost or penalty on not more than sixty (60) days’ notice.
          4.19.6 Capital Expenditures. Any agreement for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $50,000.
          4.19.7 Unfunded Loan Commitments. Any agreement or understanding entered into to make a loan not yet fully disbursed or funded as of December 31, 2006, to any person, wherein the undisbursed or unfunded amount exceeds $150,000.
          4.19.8 Participation Agreements. Any loan participation agreement with any other person entered into subsequent to December 31, 2005, in excess of $150,000 and on the books at December 31, 2006.
          4.19.9 Other Contracts. Any agreement or understanding not otherwise disclosed or excepted pursuant to this Section 4.19 (Material Contracts and Change of Control) which is material to the properties, financial condition, business, or results of operations of ICNB and the Subsidiaries, taken as a whole.
          4.19.10 Data Processing Contracts. Except as described in the ICNB Disclosure Statement, all data processing contracts of ICNB or the Subsidiaries are cancelable by ICNB or the Subsidiaries on or before the Effective Time without cost, penalty, or further obligation.
          4.19.11 Contract Affected by the Merger. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control, or merger of ICNB or any Subsidiary or the liquidation of ICNB upon consummation of the Merger where any of the following: (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any material right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by ICNB or any Subsidiary (or Acquirer or any of its subsidiaries as their successors) or have a Material Adverse Effect on ICNB.
          4.20. Certain Employment Matters.
          4.20.1 Employment Policies, Programs, and Procedures. The policies, programs, and practices of ICNB and the Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.
          4.20.2 Record of Payments. There is no existing or outstanding material obligation of ICNB or the Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section 4.20.3 (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of ICNB and/or its Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.
          4.20.3 Employment-Related Payments. For purposes of this Plan of Merger, “Employment-Related Payments” include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.
          4.20.4 Employment Claims. There is no dispute, claim, or charge, pending or, to ICNB’s knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of ICNB, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to ICNB or the Subsidiaries which would have a Material Adverse Effect on ICNB.
          4.20.5 Employment Related Agreements. ICNB and the Subsidiaries are not parties to, or bound by, any oral or written, except as contained in the ICNB Disclosure Statement:
          (a) Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of ICNB or any Subsidiary that is not terminable by ICNB or such Subsidiary upon 60 days’ or less notice without penalty or obligation;
          (b) Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing;
          (c) Plan, agreement or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee; or
          (d) Any collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.
          4.21. Employee Benefit Plans. With respect to any “employee welfare benefit plan,” any “employee pension benefit plan,” or any “employee benefit plan” within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any stock purchase, stock option, severance, change-in-control, bonus, incentive, deferred compensation or other employee benefit plan or arrangement, whether or not subject to ERISA (each referred to as an “Employee Benefit Plan”), maintained by or for the benefit of ICNB or any Subsidiary or their predecessors or to which ICNB or any Subsidiary or their predecessors has made payments or contributions on behalf of its employees or directors, each of which is listed on the ICNB Disclosure Statement:
          4.21.1 ERISA Compliance. ICNB, the Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.
          4.21.2 Internal Revenue Code Compliance. ICNB, the Subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.
          4.21.3 Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt “prohibited transaction” as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.
          4.21.4 Plan Termination. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1997, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the “PBGC”), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.
          4.21.5 Multiemployer Plan. No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA.
          4.21.6 Defined Benefit Plan. No Employee Benefit Plan in effect as of the date of this Plan of Merger is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.
          4.21.7 Payment and Accrual of Contributions. ICNB has made when due, or fully accrued for, all contributions required under each Employee Benefit Plan and under applicable laws and regulations.
          4.21.8 Payment of Benefits. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from ICNB or any Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.
          4.21.9 Accumulated Funding Deficiency. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an “accumulated funding deficiency” as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).
          4.21.10 Funding. Neither ICNB nor any Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.
          4.21.11 Filing of Reports. Each of ICNB and the Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing which would have a Material Adverse Effect.

          4.22. Environmental Matters.
          4.22.1 Owned or Operated Property. With respect to: (i) the real estate owned or leased by ICNB or any Subsidiary or used in the conduct of their businesses; (ii) any other real estate owned by any Subsidiary; (iii) any real estate held and administered in trust by the Bank, if any; (iv) and any property with respect to which ICNB has any legal or equitable authority, right or interest to transfer or otherwise obtain title; and (v) to ICNB’s knowledge, any real estate formerly owned or leased by ICNB, the Subsidiaries, or any former subsidiary of ICNB (collectively referred to as “Premises”):
          (a) Construction and Content. To the knowledge of ICNB, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance. Without limiting the generality of this Section, to the knowledge of ICNB, the Premises are free of asbestos except to the extent properly sealed or encapsulated if and to the extent required by all applicable Environmental Laws and all applicable workplace safety and health laws and regulations.
          (b) Uses of Premises. To the knowledge of ICNB, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of office supplies and customary cleaning and maintenance products.
          (c) Underground Storage Tanks. To the knowledge of ICNB the Premises do not contain and have never contained any underground storage tanks. With respect to any underground storage tank that is listed in the ICNB Disclosure Statement as an exception to the foregoing, to the knowledge of ICNB, each such underground storage tank presently or previously located on Premises is or has been maintained, removed, or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.
          (d) Absence of Contamination. To the knowledge of ICNB, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.
          (e) Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving ICNB or any Subsidiary that is pending, previously asserted or, to ICNB’s knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To ICNB’s knowledge, there is no basis for any of the foregoing.
          (f) Environmental Reports. ICNB has provided Acquirer with copies of any and all reports, data, information and documents in its possession or control relating to contamination, potential contamination or other environmental conditions or other environmental conditions at, on, under or from the Premises.
          4.22.2 Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, to the knowledge of ICNB, the Bank has complied in all material respects with its policies, if any (as such policies may have been in effect from time to time and as disclosed in the ICNB Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of ICNB or the Bank and whether or not a release of a Hazardous Substance has occurred at or from such property.
          4.22.3 Environmental Laws; Hazardous Substance. For purposes of this Plan of Merger, “Environmental Laws” means all laws, ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and any analogous state law; and “Hazardous Substance” has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.
          4.23. Duties as Fiduciary. To the knowledge of ICNB, the Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. The Bank has not received notice of any claim, allegation, or complaint from any person that the Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in ICNB’s Financial Statements.
          4.24. Investment Bankers and Brokers. ICNB has employed SAMCO Capital Markets, Inc. (“SAMCO”) in connection with the Merger. ICNB, the Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, “ICNB’s Representatives”) have not employed, engaged, or consulted with any broker, finder, or investment banker other than SAMCO in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by ICNB to SAMCO in connection with the Merger, as described in the ICNB Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation payable by ICNB or any Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between ICNB and SAMCO are included in the ICNB Disclosure Statement.
          4.25. Fairness Opinion. ICNB’s Board of Directors has received an oral opinion of SAMCO in its capacity as ICNB’s financial advisor, substantially to the effect that the consideration to be received by the holders of the ICNB Common Stock in the Merger is fair to the holders of ICNB Common Stock from a financial point of view.
          4.26. ICNB-Related Persons. For purposes of this Plan of Merger, the term “ICNB-Related Person” shall mean any person or entity who or which is an “Insider” as defined in Regulation O, section 2.15.2(h).
          4.26.1 Insider Loans. No ICNB-Related Person has any loan, credit or other contractual arrangement outstanding with ICNB or the Subsidiaries that does not conform to any applicable rules and regulations of the FDIC or the Federal Reserve Board.
          4.26.2 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of ICNB or a Subsidiary, no ICNB-Related Person owns or controls any assets or properties that are used in the business of ICNB or any Subsidiary.
          4.26.3 Contractual Relationships. Other than ordinary and customary banking, directorship and employment relationships, no ICNB-Related Person has any contractual relationship with ICNB or any Subsidiary.
          4.26.4 Loan Relationships. No ICNB-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, ICNB or any Subsidiary in a principal amount of $100,000 or more.
          4.27. Change in Business Relationships. To its knowledge, ICNB has not received written notification that any customer, agent, representative, supplier of ICNB or any Subsidiary, or other person with whom ICNB or any Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with ICNB or any Subsidiary, the effect of which would have a Material Adverse Effect on ICNB.
          4.28. Insurance. ICNB and each Subsidiary maintains in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are believed to be customary and adequate for comparable entities engaged in the same business and industry. There is no pending unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering ICNB or any Subsidiaries’ assets, properties, premises, operations, directors or personnel. ICNB and the Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to ICNB or the Subsidiaries.
          4.29. Books and Records. The books of account, minute books, stock record books, and other records of ICNB are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of ICNB and the Subsidiaries contain accurate and adequate records of all corporate actions actually taken by their shareholders, board of directors, and committees of the board of directors in all material respects. Since January 1, 2002, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2002, have been made available for Acquirer’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).
          4.30. Loan Guarantees. All guarantees of indebtedness owed to ICNB or any Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies and except where such unenforceability is not reasonably likely to have a Material Adverse Effect on ICNB.
          4.31. Events Since January 1, 2006. Neither ICNB nor any Subsidiary has, since January 1, 2006:
          4.31.1 Business in Ordinary Course. Other than as contemplated by this Plan of Merger, or except as contained in the ICNB Disclosure Statement, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.
          4.31.2 Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other organized labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on ICNB.
          4.31.3 Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on ICNB’s Financial Statements as of December 31, 2005, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

          4.31.4 Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $100,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $200,000.
          4.31.5 Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of ICNB or the Subsidiaries, except as may be expressly provided in this Plan of Merger.
          4.31.6 Casualty Losses. Experienced any damage, destruction, or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on ICNB.
          4.31.7 Accounting Changes. Made any change in accounting methods or practices of ICNB or the Subsidiaries, except as required by applicable governmental authorities or by GAAP.
          4.31.8 Write-downs. Made any write-down in excess of $50,000 of any of its assets which were reflected in ICNB’s Financial Statements which write-downs have not been reflected in subsequent ICNB Financial Statements.
          4.31.9 Employee Benefits. Made any increase in the salary schedule, compensation, rate, fee, or commission of ICNB’s or the Subsidiaries’ employees, officers, or directors, or any declaration, commitment, or obligation of any kind for the payment by ICNB or the Subsidiaries of a bonus or other additional salary, compensation, fee, or commission to any person, except for increases made in the ordinary course of business and consistent with past practices.
          4.31.10 Waivers. Waived or released any material right or claim of ICNB or the Subsidiaries in excess of $100,000 except in the ordinary course of business (including, but not limited to, loan or lease collection actions).
          4.32. Allowance for Loan Losses. The allowance for loan losses as reflected in ICNB’s Financial Statements and Call Reports for the fiscal year ended December 31, 2005, and the fiscal quarter ended September 30, 2006, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.
          4.33. Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, the Bank and Austin Mortgage, Inc. have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on ICNB.
          4.34. Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by ICNB to ICNB’s shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such mis-statement or omission that is not reasonably likely to have a Materially Adverse Effect on ICNB.
          4.35. No Insider Trading. ICNB has reviewed its stock transfer records since January 1, 2006, and has inquired of its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, ICNB has not, and to ICNB’s knowledge (a) no director or officer of ICNB, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of ICNB Common Stock or other securities issued by ICNB during any period when ICNB was in possession of material nonpublic information in violation of any applicable provision of federal or state securities laws.
          4.36. Joint Ventures; Strategic Alliances. Neither ICNB nor any Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.
          4.37. Policies and Procedures. Since January 1, 2006, ICNB and each Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Acquirer as applicable to the periods when those policies and procedures were in effect except where the failure to comply would not be reasonably likely to have a Material Adverse Effect.
ARTICLE 5 — COVENANTS PENDING CLOSING
          Subject to the terms and conditions of this Plan of Merger, ICNB and Acquirer further agree that:
          5.1. Disclosure Statements; Additional Information.
          5.1.1 Form and Content. The Acquirer Disclosure Statement and the ICNB Disclosure Statement shall contain appropriate references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan or Merger. The parties have each prepared and delivered two complete copies of its Disclosure Statement to the other party.

          5.1.2 Update. Not less than the six Business Days prior to the Closing, each party shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.
          5.1.3 Certification. Each of Acquirer’s and ICNB’s Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of ICNB shall be its president, chief executive officer and chief financial officer) that such Disclosure Statement does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
          5.2. Changes Affecting Representations. While this Plan of Merger is in effect, if either Acquirer or ICNB becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article 3 or 4, respectively, subject to the exceptions contained in the Acquirer Disclosure Statement or the ICNB Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.
          5.3. ICNB’s Conduct of Business Pending the Effective Time. ICNB agrees that, until the Effective Time, except as consented to in writing by Acquirer or as otherwise provided in this Plan of Merger, ICNB shall, and it shall cause each Subsidiary to:
          5.3.1 Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger; and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.
          5.3.2 No Inconsistent Actions. Take no action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by ICNB in this Plan of Merger, and take no action that would cause ICNB’s representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.
          5.3.3 Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Acquirer has been notified of such contest.
          5.3.4 No Amendments. Make no change in its Articles of Incorporation, charter, or its Bylaws except as contemplated by this Plan of Merger.
          5.3.5 Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.
          5.3.6 No Change in Stock. Except as contemplated by this Plan of Merger: (a) make no change in the number of shares of its capital stock issued and outstanding; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; (d) issue no securities convertible into its capital stock; and (e) repurchase any shares of ICNB’s stock. The parties agree that any breach of this covenant shall be considered material for purposes of this Plan of Merger.
          5.3.7 Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, except for reasonable wear and tear and damage by fire or other casualty covered by insurance.
          5.3.8 Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.
          5.3.9 Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.
          5.3.10 Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of ICNB and the Bank and applicable industry, regulatory, and generally accepted accounting standards; provided, however, that the allowance for loan and lease losses shall not be less than 1.28% of total loans.
          5.3.11 Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.
          5.3.12 New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.
          5.3.13 Compensation and Fringe Benefits. Without Acquirer’s prior written consent, take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except for increases, agreements or payments which are reasonable in amount and consistent with the prior year, annual salary increases as described in the ICNB Disclosure Statement and the payment of bonuses that have previously been approved by the board of directors of ICNB as described in the ICNB Disclosure Statement.
          5.3.14 Benefit Plans. Take no action to introduce, change, or agree to introduce or change, any Employee Benefit Plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension benefit plan other than employer contributions to the 401(k) Plan that are consistent in timing and amounts with the contributions made for 2005 and 2004.
          5.3.15 New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by ICNB or a Subsidiary, as the case may be, without cost or penalty upon 60 days’ or less notice.
          5.3.16 Borrowing. Take no action to borrow money except in the ordinary course of business.
          5.3.17 Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $50,000.
          5.3.18 Notice of Actions. Notify Acquirer of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) ICNB or any Subsidiary; (b) their respective directors, officers, or employees in their capacities as such; (c) ICNB’s or any Subsidiaries’ assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.
          5.3.19 Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value of not greater than $50,000.
          5.3.20 Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to ICNB or its Subsidiaries, except pursuant to prior commitments or plans made by ICNB or any Subsidiary that are disclosed in the ICNB Disclosure Statement.
          5.3.21 New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to ICNB or any Subsidiary that is not terminable by ICNB without penalty upon 60 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger.
          5.3.22 Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting (i) pursuant to prior commitments or plans made by ICNB or any Subsidiary that are disclosed in the ICNB Disclosure Statement; or (ii) upon five (5) Business Days prior written notice to Acquirer, ICNB may renew any existing lease without the consent of the Acquirer on terms not materially less favorable to ICNB, except for rent increases consistent with inflation or prevailing rents.
          5.3.23 Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service.
          5.3.24 Derivatives. Take no action to commit to purchase, purchase or otherwise acquire any high risk derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations in the ordinary course of business and consistent with past practices.
          5.3.25 Insider Loans. Take no action to make any loan or make any loan commitment to any director, officer or principal shareholder of ICNB or the Subsidiaries, or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by the Subsidiaries to the person and the person’s immediate family and affiliates, exceed $500,000; provided, however, that this restriction shall not apply to any renewals or extensions of loans or credit facilities on terms consistent with those in effect at the date of this Plan of Merger, advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan.
          5.3.26 No Discharges. Take no action to discharge or satisfy any mortgage, lien, charge, or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business, if the cost to ICNB or the Subsidiaries to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.
          5.3.27 Satisfaction of Liabilities. Take no action to pay any obligation or liability, absolute or contingent, in excess of $100,000 except liabilities shown on the ICNB Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated by this Plan of Merger.
          5.3.28 Claims and Settlements. Take no action to institute, settle, or agree to settle any claim, action, or proceeding involving an expenditure in excess of $50,000 before any court or governmental body.
          5.3.29 Insider Contracts. Enter into or amend any contract, agreement, or other transaction with any ICNB-Related Person except in the ordinary course of business or as permitted by this Plan of Merger.
          5.4. Approval of Plan of Merger by ICNB Shareholders. ICNB, acting through its Board of Directors, shall, in accordance with the Michigan Act and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, convene, and hold the Shareholders’ Meeting as soon as practicable following the date of this Plan of Merger.
          5.4.1 Board Recommendation. Except while ICNB has received in writing a Superior Proposal (defined below) that is still pending, at the Shareholders’ Meeting and in any proxy materials used in connection with the meeting, the Board of Directors of ICNB shall recommend that its shareholders vote for approval of this Plan of Merger and the Merger.
          5.4.2 Solicitation of Proxies. Except while a Fiduciary Event (defined below) has occurred and continues:
          (a) ICNB shall use all reasonable efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholders’ Meeting.
          (b) Except while ICNB has received in writing a Superior Proposal that is still pending, ICNB shall use its reasonable efforts to secure the vote of shareholders required by the Michigan Act and ICNB’s Articles of Incorporation and Bylaws to approve this Plan of Merger.
          5.4.3 Fiduciary Event. A “Fiduciary Event” shall have occurred when the Board of Directors of ICNB has (a) received in writing a Superior Proposal that is then pending, (b) determined in good faith (having considered the advice of legal counsel) that its fiduciary duties to ICNB’s shareholders under applicable law would require the Board of Directors to withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of ICNB.
          5.4.4 Superior Proposal. A “Superior Proposal” means any bona fide unsolicited Acquisition Proposal (as defined in Section 5.8.1 (No Solicitation)) made by a third party on terms that the Board of Directors of ICNB determines in its good faith judgment, having considered the advice of SAMCO or another financial advisor of recognized standing, to be materially more favorable to ICNB’s shareholders than this Plan of Merger from a financial point of view after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, rule or regulation.
          5.4.5 Notice. ICNB shall notify Acquirer at least ten (10) Business Days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for approval of this Plan of Merger.
          5.5. Regular Dividends. ICNB shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of ICNB Common Stock other than regular annual cash dividends on ICNB Common Stock in an amount not to exceed a quarterly rate of $0.23 per share in a manner consistent with ICNB’ s past dividend practice; provided, however, that no dividend will be paid if the Bank is not well capitalized or if the payment of such dividend would cause the Bank not to be well capitalized.
          5.6. Technology-Related Contracts. Until the Effective Time, ICNB shall advise Acquirer of all anticipated renewals or extensions of material existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving ICNB or any Subsidiary. The material Technology-Related Contracts of ICNB and its Subsidiaries are contained in the ICNB Disclosure Statement. Notwithstanding any other provision of this Section 5.6, neither ICNB nor any Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.
          5.6.1 Contract Notices. ICNB or its Subsidiaries shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology- Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time except if such agreement is reasonably believed to be necessary for ICNB or a Subsidiary to conduct business in the ordinary course. Such notices may be conditioned upon the consummation of the Merger.
          5.6.2 Extensions and Renewals. ICNB and its Subsidiaries shall cooperate with Acquirer in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.
          5.6.3 New Agreements. Neither ICNB nor any Subsidiary shall enter into any new Technology-Related Contract, except with Acquirer’s consent (which consent shall not be unreasonably withheld or delayed if such agreement is reasonably believed to be necessary for ICNB or a Subsidiary to conduct business in the ordinary course).

          5.7. Indemnification and Insurance.
          5.7.1 Indemnification. Acquirer shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of ICNB or any Subsidiary under its Articles of Incorporation, articles of organization, charter, or Bylaws included in the ICNB Disclosure Statement which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time. This Section 5.7 (Indemnification and Insurance) is for the benefit of persons who are or have been directors or officers of ICNB and its Subsidiaries and shall be enforceable by and only by such persons and their estates and personal representatives.
          5.7.2 Insurance. Acquirer shall use all commercially reasonable efforts to cause the persons currently serving or having served as officers and directors of ICNB immediately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by ICNB or any Subsidiary with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Acquirer may substitute, for ICNB’s current coverage, (a) coverage under policies maintained by Acquirer that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous to the directors and officers than ICNB’s current policy, and (b) an undertaking by Acquirer to maintain such coverage for the remaining period of the six year period provided for by this Section. In no event shall Acquirer be required to spend, directly or indirectly through ICNB or a Subsidiary, more than $150,000 in the aggregate (the “Insurance Amount”) to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under Acquirer’s policy shall not be considered “materially less advantageous” than ICNB’s policy because of a higher deductible amount if Acquirer undertakes in writing to pay any difference in deductible amounts. If Acquirer does not advise ICNB in writing prior to the Shareholders’ Meeting that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than ICNB’s current policy for the remaining period of the six year period provided for by this Section without regard to the insurance Amount, ICNB shall be permitted (after giving Acquirer three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount. This Section 5.7 is for the benefit of persons who are or have been directors or officers of ICNB or any subsidiary and shall be enforceable by such persons and their estates and personal representatives.
          5.8. Exclusive Commitment. Except as provided below or otherwise permitted by this Plan of Merger, neither ICNB nor any of ICNB’s Representatives shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          5.8.1 No Solicitation. Neither ICNB nor any of ICNB’s Representatives, shall, directly or indirectly, (i) invite, initiate, solicit, or encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are reasonably believed to be reasonably likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning an Acquisition Transaction (defined below) shall be referred to as an “Acquisition Proposal.” For purposes of this Plan of Merger, an “Acquisition Transaction” means: (a) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction, involving ICNB or any of the Subsidiaries other than the Merger; (b) a transaction involving purchase, lease or other acquisition of all or a majority of the assets and assumption of a majority of the deposits and other liabilities of ICNB and its Subsidiaries on a consolidated basis not in the ordinary course; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 40% or more of the voting power of ICNB; or (d) any substantially similar transaction.
          5.8.2 Communication of Other Proposals. ICNB shall cause written notice to be delivered to Acquirer promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Acquisition Proposal to which such notice relates. Within ten Business Days after ICNB’s receipt of an Acquisition Proposal, ICNB shall give notice to Acquirer whether or not a Fiduciary Event has occurred or a Superior Proposal is reasonably likely to result, and if not, ICNB’s notice shall include a copy of ICNB’s unequivocal rejection of the Acquisition Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, ICNB shall promptly notify Acquirer of any material changes in the terms, conditions, and status of such Acquisition Proposal.
          5.8.3 Furnishing Information. Unless a Fiduciary Event has occurred and continues or ICNB reasonably believes that there is a reasonable likelihood that a Superior Proposal would result, neither ICNB nor any of ICNB’s Representatives shall furnish any nonpublic information concerning ICNB or any Subsidiary to any person who is not affiliated or under contract with ICNB or Acquirer, except as required by applicable law, regulations or fiduciary duties. Prior to furnishing such information to any person who is not affiliated or under contract with ICNB or Acquirer, a Fiduciary Event must have occurred and ICNB shall receive from such person an executed confidentiality agreement with terms no less favorable to ICNB than those contained in its confidentiality agreement with Acquirer and ICNB shall then provide only such information as has been furnished previously to Acquirer.
          5.8.4 Corporate Liability for Individual’s Breach. For the purposes of this Section, any breach of this Section by an executive officer, director, attorney or financial advisor of ICNB in his or her individual capacity shall be deemed to be a breach by ICNB.
          5.9. Other Filings. Acquirer shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Acquirer shall provide ICNB with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as ICNB may reasonably request. Acquirer shall provide ICNB with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.
          5.10. Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. The parties will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.
          5.11. Registration Statement. Acquirer shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Acquirer of the shares of Acquirer Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required before the Registration Statement becomes effective. Acquirer shall provide ICNB with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement and each form of Prospectus and Proxy Statement before filing. Acquirer shall provide ICNB, upon request, copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Acquirer shall notify ICNB of any stop orders or threatened stop orders with respect to the Registration Statement. ICNB shall provide to Acquirer all necessary information pertaining to ICNB promptly upon request, and to use all reasonable efforts to obtain the cooperation of ICNB’s independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement. In the Prospectus and Proxy Statement, Acquirer shall indicate that forward looking information and financial projections have been prepared by and are the responsibility of Acquirer.
          5.12. Access and Investigation. Between the date of the Plan of Merger and the Closing, for the purpose of permitting an examination of ICNB by Acquirer’s officers, attorneys, accountants, and representatives, ICNB shall:
          5.12.1 Access. Permit, and shall cause each of its Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.
          5.12.2 Cooperation. Use reasonable efforts to cause its and each of its Subsidiaries’ officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by Acquirer’s officers, attorneys, accountants, and representatives.
          5.12.3 Information. Furnish Acquirer, upon reasonable request, any information respecting its and each of its Subsidiaries’ properties, assets, business, and affairs.

          5.12.4 Consents. Acquirer acknowledges that certain information may not be disclosed by ICNB without the prior written consent of persons not affiliated with ICNB or its Subsidiaries. If such information is requested, then ICNB shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.
          5.12.5 Return and Retention. In the event of termination of this Plan of Merger, Acquirer agrees to promptly return or to destroy all written materials furnished to it by ICNB and its Subsidiaries, and all copies, notes, and summaries of such written materials. ICNB agrees to preserve intact all such materials that are returned to it and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.
          5.13. Confidentiality. Except as provided below, Acquirer and ICNB each agree:
          5.13.1 Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.
          5.13.2 No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.
          5.13.3 Excepted Information. The provisions of this Section shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.
          5.13.4 Prohibit Insider Trading. The parties shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, ICNB’s stock until such information is properly disclosed to the public.
          5.14. Environmental Investigation.
          5.14.1 Investigation. Acquirer shall be permitted to conduct and obtain not later than thirty (30) Business Days after the date of this Plan of Merger (or within 30 Business Days after the acquisition or lease of any real property acquired or leased after the date of this Plan of Merger) a report of a phase one environmental assessment of: (a) any or all parcels included in the Premises; (b) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned by ICNB or any Subsidiary; and (c) any other real estate acquired by any Subsidiary in satisfaction of a debt previously contracted. Upon request, ICNB and its Subsidiaries shall provide reasonable assistance, including site access, a knowledgeable contact person, documentation relating to the real estate, and any prior environmental investigations or reports in ICNB’s possession to Acquirer’s consultant for purposes of conducting the phase one assessments.
          5.14.2 Environmental Risk. If there are any facts or conditions identified in a phase one assessment or in any other reports or other documents disclosed by ICNB or otherwise obtained by Acquirer that Acquirer reasonably believes could pose a current or future risk of material liability to ICNB or Acquirer (“Environment Risk”), then Acquirer shall identify the Environmental Risk to ICNB, identify the facts or conditions underlying that risk, and provide ICNB with a copy of the phase one assessment or other reports or documents relating to the Environmental Risk unless already in the possession of ICNB.
          5.14.3 Remediation Estimate. Upon receipt of all notice(s) of Environmental Risk, the parties shall jointly retain a qualified environmental consultant (the “Joint Environmental Consultant”) to perform an investigation of the environmental condition of the relevant portion(s) of the Premises (the “Environmental Investigation”). Based on the results of the Environmental Investigation, the Joint Environmental Consultant shall prepare an estimate of the cost of taking all investigative, remedial or other corrective actions and measures (the “Remediation Estimate”) that are required of ICNB or Acquirer by any Environmental Laws, including applicable cleanup standards, or reasonably likely to be required by applicable law. In the event that Acquirer requests that ICNB submit one or more baseline environmental assessments (“BEA”) to the Michigan Department of Environmental Quality (“MDEQ”) for any property consistent with Section 5.14.9 (below), the Joint Environmental Consultant shall not prepare a Remediation Estimate for that property unless either: (i) ICNB has failed to obtain a written determination of adequacy from the MDEQ with regard to the BEA(s) prior to the Remediation Cost Deadline (as that term is defined below), or (ii) the MDEQ has conclusively denied the adequacy of the BEA(s). In the event that ICNB obtains a written determination of adequacy for any property prior to the Remediation Cost Deadline (as that term is defined below), the Joint Environmental Consultant shall not prepare a Remediation Estimate for that property, and there shall be no adjustment to the Merger Consideration for that property under Section 5.14.8(b) below.
          5.14.4 Estimate of Potential Liability. Upon Acquirer’s request, the Joint Environmental Consultant shall prepare an estimate of the cost of all investigative, remedial or other corrective actions and measures that could be required under any relevant Environmental Laws (the “Estimate of Potential Environmental Liability”) for each Environmental Risk. In calculating the amount of the Estimate of Potential Environmental Liability, the Joint Consultant shall assume that neither ICNB nor the

Acquirer would have a valid legal defense to potential environmental liability under any relevant Environmental Laws.
          5.14.5 Scope of the Environmental Investigation. The Joint Environmental Consultant shall undertake all Environmental Investigation necessary to allow for the preparation of a reasonably accurate Remediation Estimate and Estimate of Potential Liability for each Environmental Risk identified.
          5.14.6 Joint Consultant Fees. The parties shall share equally in any fees, costs and/or expenses charged by the Joint Environmental Consultant relating to or resulting from work or services performed pursuant to this Plan of Merger except those fees, costs or expenses relating to or resulting from matters set forth in Sections 5.14.10 (Removal of Underground Storage Tanks) and 5.14.11 (Baseline Environmental Assessments), which shall be at the sole cost and expense of ICNB.
          5.14.7 Remediation Cost. Each party shall have five (5) business days after receipt of the Remediation Estimate to provide the other party with a written objection, which shall state in reasonable detail the basis for such objection. If neither party has provided such a written objection within five (5) business days of receipt of the Remediation Estimate, the Remediation Estimate shall be deemed the Remediation Cost for the Purposes of this Plan of Merger. If either party provides a written objection as set forth above, the parties shall engage in good faith discussions to reach agreement on the Remediation Cost for a time period not to exceed ten (10) business days. If the parties are unable to reach agreement on the Remediation Cost then two environmental experts, one of whom shall be appointed by the Acquirer and the other of whom shall be appointed by ICNB, shall each prepare an independent Remediation Estimate (each, such estimate an “Independent Remediation Estimate”) within ten (10) business days, which they shall immediately submit in writing to the Acquirer and ICNB. If each such Independent Remediation Estimate is within 10% of the numerical average of both such estimates, then the Remediation Cost shall be determined by taking the numerical average of both such estimates. If each such Independent Remediation Estimate is not within 10% of the numerical average of both such estimates, then the two environmental experts shall within ten (10) days after such ten (10) day period, mutually select and appoint a third environment expert (the “Third Party Expert”), similarly qualified, and give written notice thereof to the Acquirer and ICNB. Within fifteen (15) days after the appointment of the Third Party Expert, the three (3) experts shall each submit their Remediation Estimates in writing to the Acquirer and ICNB, and the Remediation Cost shall be determined by taking the numerical average of the two estimates that are closest together. The cost of obtaining all estimates shall be divided equally between the parties.
          5.14.8 Termination/Right to Abandon. Acquirer may, in its sole discretion, terminate this Plan of Merger at any time prior to March 31, 2007 based on the results of the Environmental Investigation by providing written notice to ICNB. In the event that Acquirer does not terminate this Plan of Merger prior to March 31, 2007, the parties shall proceed as follows:

          (a) If the Remediation Cost is $150,000 or less, then the parties shall have no rights under this paragraph and there shall be no further modification to the Plan of Merger due to an Environmental Risk.
          (b) If the Remediation Cost is between $150,000 and $600,000 (pre-tax), there shall be an adjustment to the Merger Consideration equal to the excess of the Remediation Cost over $150,000 but in no event shall the adjustment exceed $450,000, and provided that the adjustment shall be only for the net after-tax cost to Acquirer and shall proportionately adjust both the Stock Consideration and the Cash Consideration.
          (c) If the Remediation Cost, is greater than $600,000, then Acquirer shall have the right pursuant to Section 8.3.2 (Environmental Risks) hereof, for a period of twenty (20) Business Days following determination of the Remediation Cost to terminate this Plan of Merger, which shall be Acquirer’s sole remedy in such event.
          5.14.9 Remediation Cost Deadline. The parties shall determine the Remediation Cost by no later than two weeks before the mailing date for the Prospectus and Proxy Statement (the “Remediation Cost Deadline”). Any adjustment to the Merger Consideration as a result of this Section shall be included in the Prospectus and Proxy Statement. After the Remediation Cost Deadline, the parties shall have no further right to an adjustment of the Merger Consideration or termination of this Plan of Merger under this Section.
          5.14.10 Removal of Underground Storage Tanks. In the event that any underground storage tanks (“USTs”) are identified at the Premises during or as a result of the phase one assessments or otherwise, ICNB shall, upon Acquirer’s request, arrange to have all such USTs removed prior to the Remediation Cost Deadline in accordance with any and all Environmental Laws at ICNB’s sole cost and expense.
          5.14.11 Baseline Environmental Assessments. If during the course of any environmental investigation undertaken in conjunction with this Plan of Merger soil and/or groundwater contamination in excess of cleanup criteria established by the MDEQ pursuant to Part 201 or Part 213 of the Michigan Natural Resources and Environmental Protection Act (MCL 324.20101 et seq, MCL 324.21301 et seq) is identified at, on or under the Premises at a property for which ICNB can legally submit a BEA, then ICNB shall, at Acquirer’s request, submit a BEA to the MDEQ for a determination of adequacy. Acquirer shall have the right to review and comment on any BEA(s) prior to submission to the MDEQ. Prior to the Remediation Cost Deadline ICNB shall obtain from the MDEQ either: (i) favorable and conclusive written determination of adequacy of the BEA; or (ii) a conclusive written denial of the adequacy of the BEA.
          5.15. Termination of Employee Benefit Plans.
          5.15.1 401(k) Plan. ICNB shall terminate the Bank’s 401(k) Plan (collectively, the “ICNB Plan”) as of a date prior to the Effective Time, if requested by

Acquirer to do so. ICNB shall provide Acquirer with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Acquirer to complete the termination process of the ICNB Plan as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letter with respect to the terminations of the ICNB Plan (which termination applications shall be prepared by Acquirer and its counsel with the participation and cooperation of ICNB and its counsel), Acquirer shall offer, if permissible and reasonably feasible, the participants in the ICNB Plan the option to transfer or roll over their benefits into the Acquirer 401(k) plan.
          5.15.2 Other Plans. No further benefits shall accrue under the ICNB Bank Directors’ Deferred Compensation Plan or the ICNB Amended and Restated Deferred Compensation and Deferred Stock Purchase Plan after the Effective Time. ICNB agrees that prior to the Effective Time it will amend the ICNB Amended and Restated Deferred Compensation and Deferred Stock Purchase Plan to require that all distributions be in cash and not in the form of common stock.
          5.16. Bank. Acquirer intends to operate the Bank as a separate wholly-owned subsidiary of Acquirer.
          5.17. Public Announcements. Acquirer and ICNB shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law. Neither Acquirer nor ICNB shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.
          5.18. Regulatory and Shareholder Approvals. ICNB and the Subsidiaries will cooperate in the preparation by Acquirer and Acquirer’s Subsidiaries of the applications to the Federal Reserve Board and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated by this Agreement. Acquirer and ICNB will each cooperate in the preparation of the applications, statements, or materials as may be required to be furnished to the shareholders of ICNB or filed or submitted to appropriate governmental agencies in connection with the Merger. ICNB shall prepare the Prospectus and Proxy Statement as contemplated by this Plan of Merger. ICNB shall provide Acquirer with reasonable opportunities to review and comment upon the Prospectus and Proxy Statement and each amendment. ICNB agrees to make all such changes and/or additions as may reasonably be requested by Acquirer.
          5.19. Update of Titles, Rights, Etc. Before the Effective Time, each of ICNB and the Subsidiaries shall, upon written request of Acquirer, prepare and file any and all documentation necessary to reflect the current name of ICNB or the Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities which Acquirer specifically identifies and which are held in the name of a predecessor entity.
          5.20. Exchange of Financial Information.

          5.20.1 Quarterly Information. ICNB and Acquirer shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement for the calendar quarters ending after the date of this Plan of Merger.
          5.20.2 ICNB Information. After the execution of this Plan of Merger until the Effective Time of the Merger, ICNB shall promptly deliver to Acquirer copies of:
          (a) Each monthly internal financial report prepared with respect to ICNB and each of the Subsidiaries on a consolidated or unconsolidated basis. ICNB represents and warrants that such information shall be consistent with the financial information as used for internal purposes by ICNB in the management of its consolidated business; and
          (b) Each financial report or statement submitted to regulatory authorities for ICNB and each of the Subsidiaries.
          5.21. Certain Employment Covenants. Acquirer covenants and agrees to pay severance payments to any employee of ICNB whose job is eliminated as a result of the Merger, consistent with the Acquirer’s prior practice, in an amount not less than two (2) weeks base salary, or its equivalent for hourly employees, if any, for each year of continuous employment with the Bank or ICNB; provided, however, that no such severance payment shall exceed an amount equal to twelve (12) weeks base salary, or its equivalent for hourly employees, if any. Acquirer further covenants and agrees that all employees of ICNB who are employed by Acquirer or any of its affiliates (including former ICNB subsidiaries) shall receive credit for his or her years of service at the Bank for purposes of vesting in Acquirer’s 401(k) plan and for determination of vacation and eligibility for other benefits.
          5.22. Board Matters. Acquirer will support the appointment, subject to action by the Bank’s Board of Directors, of Mr. James Fast as President and Chief Executive Officer of the Bank as of the Effective Time. Acquirer will also appoint an individual recommended by ICNB as an outside and independent member of the Board of Directors of Acquirer at its next regularly scheduled Board of Directors meeting following the Effective Time with that individual to serve until the 2008 annual shareholders meeting of the Acquirer. Acquirer also agrees, subject to the approval of the Bank’s Board of Directors, to nominate that individual for election at the 2008 annual shareholders meeting of the Acquirer to a three year term as a director of the Acquirer.
          5.23. Affiliates. Within thirty (30) days of the date of this Plan of Merger, ICNB will provide to Acquirer a list of each director, executive officer and other person who would be deemed an “Affiliate” of ICNB for the purpose of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”) and shall update such list as necessary upon the reasonable request of Acquirer. Acquirer will provide each such Affiliate with guidance on how to comply with Rule 145 under the Securities Act.
          5.24. NASDAQ Approval. Acquirer shall cause the Shares of Acquirer and ICNB Common Stock to be issued in the Merger to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

          5.25. Charter and Name Change. In the event that Acquirer desires to convert the Bank into a state-chartered bank at or following the Effective Time, the Board of Directors of ICNB will assist in the regulatory process for such charter change and will approve any necessary change to the name of the Bank.
ARTICLE 6 — CONDITIONS PRECEDENT TO ACQUIRER’S OBLIGATIONS
     All obligations of Acquirer under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Acquirer), prior to or at the Closing, of each of the following conditions.
          6.1. Renewal of Representations and Warranties, Etc.
          6.1.1 Representations and Warranties. The representations and warranties of ICNB contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the ICNB Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true, correct and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect on ICNB.
          6.1.2 Compliance with Agreements. ICNB shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by ICNB prior to or at the Closing in all material respects.
          6.1.3 Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of ICNB, dated as of the date of the Closing, certifying the foregoing in such detail as Acquirer may reasonably request.
          6.2. Opinion of Legal Counsel. ICNB shall have delivered to Acquirer an opinion of its counsel, dated as of the date of the Closing, consistent with Exhibit D and reasonably satisfactory to counsel for Acquirer. Such opinion shall also cover such other matters incident to the transactions contemplated in this Plan of Merger as Acquirer and its counsel may reasonably request. In rendering its opinion, counsel for ICNB may rely on certificates of governmental officials and officers of ICNB or any of its subsidiaries.
          6.3. Required Regulatory Approvals. Acquirer shall have received all approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by ICNB or Acquirer of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority’s imposition of non-standard conditions on approval that are not reasonably acceptable to Acquirer and all statutory or regulatory waiting periods shall have expired without notice of any regulatory objection to the consummation of the Merger.
          6.4. Shareholder Approval. The shareholders of ICNB shall have approved this Plan of Merger and the Merger by the requisite vote.
          6.5. Order, Decree, Etc. Neither Acquirer nor ICNB shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.
          6.6. Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (a) against or relating to ICNB, a Subsidiary, or its or their respective directors and officers (in the capacity as such), properties, or businesses with respect to which there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on ICNB; or (b) that challenges the Merger or this Plan of Merger.
          6.7. Certificate as to Outstanding Shares. Acquirer shall have received one or more certificates dated as of the date of the Closing and signed by the secretary of ICNB on behalf of ICNB, and by the transfer agent for ICNB Common Stock, certifying (a) the total number of shares of capital stock of ICNB issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary’s certification, the number of shares of ICNB Common Stock, if any, that are issuable on or after that date, all in such form as Acquirer may reasonably request.
          6.8. Change of Control Waivers. Within twenty (20) Business Days after the date of the Plan of Merger, Acquirer shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of ICNB upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on ICNB; and (b) each contract identified in Exhibit C (collectively, the “Designated Contracts”); all in form and substance reasonably satisfactory to Acquirer.
          6.9. Other Agreements. Mr. James D. Fast shall have executed and entered into the Employment Agreement attached as Exhibit B hereto (which shall become effective at the Effective Time and which shall supersede the Management Continuity Agreement dated February 7, 1999) and a Management Continuation Agreement in the form attached to the Acquirer Disclosure Statement and such agreement shall not have been cancelled or terminated by Mr. Fast.
          6.10. Fairness Opinion.
          6.10.1 Acquirer shall have received an opinion from Austin Associates, LLC, reasonably acceptable to Acquirer, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to Acquirer’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Acquirer shall have used all reasonable efforts to obtain such a fairness opinion.
          6.10.2 SAMCO shall have delivered a written opinion to ICNB containing substantially the same opinion as its oral opinion dated as of the date of this Plan of Merger and renewed as of the date of approximately the date of the Prospectus and Proxy Statement and a true and complete copy of that written opinion shall have been provided to Acquirer.
          6.11. Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.
          6.12. NASDAQ Approval. Acquirer shall have received approval of NASDAQ to list the Acquirer common shares to be issued in connection with the Merger.
          6.13. Closing Equity. The Closing Equity of ICNB shall be greater than $23,400,000. “Closing Equity” shall mean the total shareholder’s equity of ICNB as determined under GAAP as of the end of the month immediately preceding the Closing Date excluding each of the following: (i) transaction costs of up to $650,000 (including, but not limited to, investment banker fees and expenses, legal fees and expenses, accounting fees and expenses, printing and distribution costs for the Prospectus and Proxy Statement, proxy solicitation fees and expenses, etc.); (ii) any Remediation Cost or reserve for the Remediation Estimate; (iii) pre-closing changes or adjustments requested by Acquirer; (iv) the amount by which a loan loss reserve of 1.28 exceeds a reserve which can be justified under GAAP due to changes and events occurring after December 31, 2006; and (v) any change in net unrealized gains or losses recorded pursuant to Financial Accounting Standard 115 after December 31, 2006.
          6.14. Sarbanes-Oxley Certification of Financial Statements. The Chief Executive Officer and the Chief Financial Officer of ICNB shall certify ICNB’s Financial Statements to Acquirer in the form attached as Exhibit A.
ARTICLE 7 — CONDITIONS PRECEDENT TO ICNB’S OBLIGATIONS
     All obligations of ICNB under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of ICNB), prior to or at the Closing, of each of the following conditions:

          7.1. Renewal of Representations and Warranties, Etc.
          7.1.1 Representations and Warranties. The representations and warranties of Acquirer contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Acquirer Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct, and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect on Acquirer.
          7.1.2 Compliance with Agreements. Acquirer shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by it prior to or at the Closing in all material respects.
          7.1.3 Certificates. Compliance with Sections 7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Acquirer, dated as of the date of the Closing, certifying the foregoing in such detail as ICNB may reasonably request.
          7.2. Opinion of Legal Counsel. Acquirer shall have delivered to ICNB an opinion of its counsel, dated as of the date of the Closing, consistent with Exhibit E and reasonably satisfactory to counsel for ICNB. Such opinion shall also cover such other matters incident to the transactions contemplated in this Plan of Merger as ICNB and its counsel may reasonably request. In rendering its opinion, counsel for Acquirer may rely on certificates of governmental officials and officers of Acquirer or any of its subsidiaries.
          7.3. Tax Matters. Acquirer and ICNB shall have received an opinion of Varnum, Riddering, Schmidt & Howlett LLP , reasonably satisfactory in form and substance to ICNB, and subject to customary representations, assumptions, conditions and qualifications, substantially to the effect that:
          7.3.1 Qualified Reorganization. The Merger of ICNB with and into Acquirer will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Acquirer and ICNB will each be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.
          7.3.2 No Gain or Loss. No gain or loss will be recognized by the shareholders of ICNB who receive shares of Acquirer Common Stock in exchange for all of their shares of ICNB Common Stock, except where (i) any cash is received in lieu of a fractional share of Acquirer Common Stock; or (ii) any shareholder elects to receive cash instead of Acquirer Common Stock.
          7.3.3 Stock Tax Basis. The basis of the Acquirer Common Stock to be received by shareholders of ICNB will, in each instance, be the same as the basis of the respective shares of ICNB Common Stock surrendered in exchange therefor.
          7.3.4 Holding Period. The holding period of the Acquirer Common Stock received by shareholders of ICNB will, in each instance, include the period during which the ICNB Common Stock surrendered in exchange therefor was held, provided that the ICNB Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of ICNB at the Effective Time of the Merger.
          7.3.5 Character of Gain. Any gain recognized by ICNB shareholders on the receipt of cash in exchange for their ICNB Common Stock will be characterized as capital gain, provided that the ICNB shareholders held their ICNB Common Stock as a capital asset and further provided that such shareholders’ receipt of cash in exchange of their ICNB Common Stock is not treated as essentially equivalent to a dividend.
          7.4. Required Regulatory Approvals. ICNB and Acquirer shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by ICNB and Acquirer of their respective obligations under this Plan of Merger and the consummation of the Merger.
          7.5. Shareholder Approval. ICNB shall have received the requisite approval of its shareholders of this Plan of Merger and the Merger.
          7.6. Order, Decree, Etc. Neither Acquirer nor ICNB shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.
          7.7. Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Acquirer, a subsidiary of Acquirer, or its or their respective directors and officers (in the capacity as such), properties, or businesses with respect to which there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on Acquirer.
          7.8. Fairness Opinion. ICNB shall have received an oral opinion from SAMCO, reasonably acceptable to Acquirer, dated as of the date of this Plan of Merger and renewed that opinion in a written opinion as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to ICNB’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that ICNB shall have used all reasonable efforts to obtain such a fairness opinion.

          7.9. Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.
          7.10. NASDAQ Approval. Acquirer shall have received approval of NASDAQ to list the Acquirer common shares to be issued in connection with the Merger.
          7.11. Other Agreements. Acquirer shall have executed and entered into the Employment Agreement attached as Exhibit B hereto and a Management Continuation Agreement in the form attached to the Acquirer Disclosure Statement.
ARTICLE 8 — ABANDONMENT OF MERGER
     This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of ICNB may have previously been obtained) as follows:
          8.1. Mutual Abandonment. By mutual consent of the Board of Directors, or duly authorized committees thereof, of Acquirer and ICNB.
          8.2. Upset Date. By either Acquirer or ICNB if the Merger has not been consummated on or before October 31, 2007 (the “Upset Date”), and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.
          8.3. Acquirer’s Rights to Terminate. By Acquirer under any of the following circumstances:
          8.3.1 Failure to Satisfy Closing Conditions. If any of the conditions specified in Article 6 (Conditions Precedent to Acquirer’s Obligations) have not been satisfied or waived by Acquirer at such time as such condition can no longer be satisfied notwithstanding ICNB’s use of all commercially reasonable efforts to comply with those covenants given by ICNB in this Plan of Merger.
          8.3.2 Environmental Risks. If Acquirer has given ICNB notice of termination based on an unacceptable environmental risk, as provided in Section 5.14 (Environmental Investigation).
          8.3.3 Occurrence of a Fiduciary Event. At any time while a Fiduciary Event has occurred and continues.
          8.3.4 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on ICNB.
          8.3.5 Community Reinvestment Act Rating. If, prior to the Closing, the Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than “Satisfactory” or, if the report of examination is still pending on the date of the Closing, Acquirer is unable to satisfy itself that the Bank will receive a rating of Satisfactory or better.
          8.3.6 Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of ICNB notwithstanding ICNB’s use of all commercially reasonable efforts to obtain such approval through solicitation and/or delay of the meeting date.
          8.3.7 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.
          8.4. ICNB’s Rights to Terminate. By ICNB under any of the following circumstances:
          8.4.1 Failure to Satisfy Closing Conditions. If any of the conditions specified in Article 7 (Conditions Precedent to ICNB‘s Obligations) have not been met or waived by ICNB at such time as such condition can no longer be satisfied notwithstanding Acquirer’s use of all commercially reasonable efforts to comply with those covenants given by Acquirer in this Plan of Merger.
          8.4.2 Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of ICNB notwithstanding ICNB’s use of all commercially reasonable efforts to obtain such approval through solicitation and/or delay of the meeting date.
          8.4.3 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Acquirer.
          8.4.4 Occurrence of a Fiduciary Event. At any time while a Fiduciary Event has occurred and continues.
          8.4.5 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.
          8.4.6 Upset Condition. At the Closing, if the Upset Condition then exists and Acquirer has not elected to cure the Upset Condition as provided above.
          8.5. Effect of Termination.
          8.5.1 General. In the event of termination of this Plan of Merger by either ICNB or Acquirer as provided in this Article, this Plan of Merger shall forthwith have no effect, and neither ICNB nor Acquirer, any of their respective subsidiaries, nor any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger, except that (a) Sections 5.13 (Confidentiality), 5.17

(Public Announcements), 8.5 (Effect of Termination), 9.3 (Nonsurvival of Representations, Warranties, and Agreements), and 9.5 (Expenses) shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither ICNB nor Acquirer shall be relieved or released from any of its liabilities or damages arising out of a willful breach of representations and warranties made by it or a willful failure to perform any of its covenants in this Plan of Merger.
          8.5.2 Termination Notice. In the event of the termination of this Plan of Merger as provided in Sections 8.1 through 8.4, notice shall immediately be given to the other party or parties specifying the provision of this Plan of Merger pursuant to which termination is made.
          8.5.3 Reimbursement of Expenses. ICNB agrees that if this Plan of Merger is terminated as a result of a breach of a covenant by ICNB, except pursuant to Section 8.5.4, below, then ICNB shall promptly (and in any event within 10 Business Days after such termination) pay all reasonable and actual expenses of Acquirer in an amount not to exceed $300,000. Acquirer agrees that if this Plan of Merger is terminated as a result of a breach of a covenant by Acquirer, then Acquirer shall promptly (an in any event within 10 Business Days after such termination), pay all reasonable and actual expenses of ICNB in an amount not to exceed $300,000. For the purposes of this Section 8.5.3 and Section 8.5.4, the term “expenses” of ICNB or Acquirer, as applicable, shall include all reasonable and actual out-of-pocket expenses of such party (including all fees and expenses of counsel, accountants, financial advisors, experts, and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Plan of Merger. For purposes of this Section 8.5.3 and Section 8.5.4, in the event any payment required by ICNB is prohibited by written directive of a regulatory authority issued after the date of this Agreement, then such payment shall not be due until the earlier of (i) the lifting or removal of such prohibition, or (ii) the consummation of an Acquisition Transaction.
          8.5.4 Termination Fee. If, after this Plan of Merger is executed, both the following conditions are met then ICNB shall, upon demand, pay Acquirer in immediately available funds, the amount of $1,750,000 (“Termination Fee”). The Termination Fee shall be deemed to include all reasonable and actual expenses incurred by Acquirer in connection with the transactions contemplated by this Plan of Merger:
          (a) either (i) the Board of Directors of ICNB or the shareholders of ICNB accept or approve any Acquisition Proposal or Superior Proposal which competes with or is otherwise inconsistent with the transactions contemplated by this Plan of Merger; (ii) the shareholders of ICNB fail to approve this Plan of Merger after a written Acquisition Proposal or Superior Proposal has been communicated (whether through ICNB, the media or some other medium) to the shareholders which competes with or is otherwise inconsistent with the transactions contemplated by this Plan of Merger; or (iii) this Plan of Merger is terminated due to a Fiduciary Event; and

          (b) within 12 months after termination of the Agreement either (x) ICNB enters into a written agreement to be acquired in an Acquisition Transaction; or (y) an Acquisition Transaction is consummated.
          8.5.5 Notices. ICNB shall notify Acquirer promptly in writing of the occurrence of any Acquisition Proposal or Superior Proposal. The giving of such notice by ICNB shall not be a condition to the right of Acquirer to payment of the Termination Fee.
ARTICLE 9 — MISCELLANEOUS
     Subject to the terms and conditions of this Plan of Merger, Acquirer and ICNB further agree as follows:
          9.1. “Material Adverse Effect” Defined. As used in this Plan of Merger, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on the business, assets, financial condition, results of operations, properties or value of Acquirer and the Acquirer Subsidiaries, taken as a whole, or ICNB and the Subsidiaries, taken as a whole, as the case may be. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses contemplated by this Plan of Merger reasonably related to the transaction contemplated in this Plan of Merger incurred or paid without violation of the representations, warranties or covenants in this Plan of Merger.
          9.2. “Knowledge” Defined; “Person” Defined; “Affiliate” Defined. As used in this Plan of Merger, the term “Knowledge” or “to the knowledge of” means the actual knowledge of any director or officer (as the term “officer” is defined in Rule 16a-1 of the Exchange Act) of ICNB or Acquirer or their respective significant subsidiaries (as defined in SEC Regulation S-X), as the case may be. “Person,” whether or not capitalized, has the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Act and shall also mean any association, partnership, limited liability company, limited partnership, trust, joint venture or other legal entity. “Affiliate” of, or a person “Affiliated” with (whether or not capitalized) means a specific person that directly or indirectly, through one or more intermediaries (by virtue of legal or beneficial ownership, contractual rights, or otherwise) controls, is controlled by, or is under common control with, the person specified.
          9.3. Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the agreements attached as Exhibit B and Sections 5.7, 5.13, 5.21, and 5.22 to this Plan of Merger.

          9.4. Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Acquirer and ICNB, executed by the respective authorized officers, at any time prior to the Effective Time.
          9.5. Expenses. Except as otherwise provided in this Plan of Merger, ICNB and Acquirer shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and filing the Registration Statement shall be paid by Acquirer. The costs of printing and mailing the Prospectus and Proxy Statement to ICNB’s shareholders shall be borne by ICNB.
          9.6. Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of ICNB, its Subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court’s discretion.
          9.7. Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the Board of Directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party’s right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.
          9.8. Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by electronic mail or fax transmission (if receipt by the intended recipient is confirmed by reply in like manner and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to ICNB:	With a copy to:
James Fast	Gordon Lewis, Esq.
302 W. Main St.	Warner, Norcross & Judd LLP
P.O. Box 501	900 Fifth Third Building
Ionia, Michigan 48846-0501	111 Lyon Street, N.W.
Grand Rapids, MI 49503

If to Acquirer:	With a copy to:
Thomas Sullivan	Harvey Koning, Esq.
Firstbank Corporation	Varnum,Riddering,Schmidt & Howlett LLP
311 Woodworth	Bridgewater Place, Suite 1700
Alma, Michigan 48801	333 Bridge Street, N.W.
Grand Rapids, MI 49504
          9.9. Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.
          9.10. Entire Agreement; Amendment. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party in laws may assign any of its rights or obligations under this Plan of Merger to any other person, except that Acquirer may assign its rights to any Acquirer Subsidiary.
          9.11. Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Acquirer and ICNB and their respective successors. Except to the extent provided in Section 5.7 (Indemnification and insurance) and Section 5.21 (Certain Employment Covenants), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Acquirer and ICNB any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.
          9.12. Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.
          9.13. Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.
          9.14. Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Ionia, Michigan.

          9.15. Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.
          9.16. Further Assurances; Privileges. Each of Acquirer and ICNB shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as maybe reasonably requested to carry out the terms and provisions of this Plan of Merger.
[This space intentionally left blank; signature page follows]

          IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

ICNB FINANCIAL CORPORATION
(“ICNB”)

By:	/s/ James D. Fast
James D. Fast
President and Chief Executive Officer

FIRSTBANK CORPORATION
(“Acquirer”)

By:	/s/ Thomas R. Sullivan
Thomas R. Sullivan
President and Chief Executive Officer

LIST OF EXHIBITS

EXHIBIT A – CERTIFICATION OF FINANCIAL INFORMATION
EXHIBIT B – EMPLOYMENT AGREEMENT WITH JAMES FAST
EXHIBIT C — THE DESIGNATED CONTRACTS
EXHIBIT D – ICNB OPINION OF LEGAL COUNSEL
EXHIBIT E – ACQUIRER OPINION OF LEGAL COUNSEL

1

EXHIBIT A
FINANCIAL STATEMENTS CERTIFICATION
I, [Name of Certifying Officer], certify that:
1.	I have reviewed the consolidated financial statements of ICNB Financial Corporation (“ICNB”) and its subsidiaries contained in the Prospectus and Proxy Statement distributed to ICNB shareholders (collectively, the “ICNB Financial Statements”);

2.	Based on my knowledge, the ICNB Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the ICNB Financial Statements; and

3.	Based on my knowledge, the ICNB Financial Statements fairly present in all material respects the financial condition, results of operations and annual cash flows of ICNB as of, and for, the periods presented in the ICNB Financial Statements.

Date:

[Name of Certifying Officer]
[Title of Certifying Officer]
ICNB Financial Corporation

1

EXHIBIT B
EMPLOYMENT AGREEMENT

1

EXHIBIT C
THE DESIGNATED CONTRACTS
None.

1

EXHIBIT D
ICNB OPINION OF LEGAL COUNSEL
Pursuant to Section 6.2 of the Plan of Merger, ICNB’s legal counsel shall deliver an opinion substantially in the following form:
     1. Due Authorization. The Plan of Merger, the execution, delivery, and performance of the Plan of Merger, and the consummation of the Merger as provided in the Plan of Merger by ICNB have been duly authorized, approved, and adopted by all requisite action of ICNB’s board of directors and its shareholders.
     2. Organization. ICNB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. ICNB has the corporate power to carry on the business of a bank holding company.
     3. Capital Stock. The authorized capital stock of ICNB as of the close of business on the day preceding the Closing consists of 3,000,000 shares of common stock, par value $1.00 per share.
     4. Issuance of Shares. We do not have any knowledge that any additional shares of capital stock have been authorized for issuance or issued by ICNB since the Plan of Merger was executed.
     5. Organization of Subsidiaries. The Bank is duly organized, validly existing, and in good standing as a national bank under the laws of the United States of America. The Bank possesses all requisite, legal and corporate authority to conduct and carry on the business of banking as authorized by the National Banking Act.
     6. Ownership of the Bank. ICNB owns all of the issued and outstanding shares of capital stock of the Bank. We do not know of any outstanding subscriptions, options, warrants, or rights to acquire any capital stock of the Bank or of any agreement, to which ICNB or the Bank is a party or by which it is bound, to issue capital stock of the Bank.
     7. Valid and Binding. The Plan of Merger constitutes the valid and binding obligation of ICNB, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and subject to the rights of the FDIC as conservator or receiver.
     8. No Conflict, Breach, or Violation. We do not have any knowledge that the execution, delivery, and performance of the Plan of Merger by ICNB, and the consummation by ICNB of the transactions contemplated by the Plan of Merger, did, do or will, conflict with or result in any breach or violation of, or default under (i) any provision of the Articles of Incorporation or Bylaws of ICNB; (ii) any statute, code, ordinance, rule, or regulation; or (iii)

1

any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree, or injunction known to us and applicable to ICNB or its subsidiaries.
     9. No Litigation. Except as disclosed in the ICNB Disclosure Statement we do not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending against or relating to (i) the directors or officers of ICNB or its subsidiaries in their capacities as such; or (ii) ICNB or its subsidiaries, or their respective properties or businesses, that challenges the Merger.

2

EXHIBIT E
ACQUIRER OPINION OF LEGAL COUNSEL
Pursuant to Section 7.2 of the Plan of Merger, Acquirer’s legal counsel shall deliver an opinion substantially in the following form:
     1. Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided in this Plan of Merger by Acquirer have been duly authorized, approved, and adopted by all requisite corporate action.
     2. Organization. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Acquirer has the corporate power to carry on its business substantially as and where it is now being conducted.
     3. Capital Stock. The authorized capital stock of Acquirer as of the close of business on the day preceding the Closing consists of 20,000,000 shares of common stock, no par value, and 300,000 shares of preferred stock, no par value.
     4. Issuance of Shares. Except as disclosed in such opinion, to counsel’s knowledge:
     (a) Except as contemplated by this Plan of Merger, since the date and time of the execution of this Plan of Merger, no additional shares of capital stock have been authorized for issuance or issued by Acquirer.
     (b) To such counsel’s Knowledge, there are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of Acquirer, or agreements to which Acquirer is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, the Acquirer Disclosure Statement, or in such opinion.
     (c) The share of Acquirer’s common stock to be issued to by Acquirer as contemplated by the Plan of Merger and to be delivered to ICNB shareholders are duly authorized and, when issued and delivered to ICNB shareholders, will be legally issued, fully paid, and nonassessable.
     5. Organization of Subsidiaries. Each of Acquirer’s subsidiaries possesses all requisite authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws.
     6. Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of Acquirer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and subject to the rights of the FDIC as conservator or receiver.

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     7. All Approvals Received. All regulatory approvals, consents, authorizations, or modifications as may be required to permit the performance by Acquirer of its obligations under this Plan of Merger and consummation of the Merger have been obtained, except as disclosed in such opinion.
     8. All Actions Taken. All other actions and proceedings required by law to be taken by Acquirer and its subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.
     9. No Conflict, Breach, or Violation. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation by Acquirer of the transactions contemplated by this Plan of Merger, did not, do not and shall not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under: (i) any provision of the Articles of Incorporation or Bylaws of Acquirer; (ii) any statute, code, ordinance, rule, or regulation; (iii) any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree, or injunction known to such counsel and applicable to Acquirer or any of its subsidiaries; or (iv) any mortgage, agreement, lease, commitment, indenture, or other instrument known to such counsel and applicable to Acquirer or any of its subsidiaries.
     10. No Litigation. Except as disclosed in the Acquirer Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending or threatened against or relating to (i) the directors or officers of Acquirer or any of its subsidiaries in their capacities as such, or (ii) Acquirer or any of its subsidiaries, or their respective properties or businesses, that challenges the Merger.

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Appendix B
OPINION OF ICNB’S FINANCIAL ADVISOR
SAMCO CAPITAL MARKETS, INC.
ONE PENN PLAZA, 250 WEST 34TH STREET, SUITE 5120 • NEW YORK, NY 10119
TELEPHONE 212-981-2500 • FACSIMILE 212-981-3212
The Board of Directors
ICNB Financial Corporation
320 West Main Street
lonia, Ml 48846
The Board of Directors:
     You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of ICNB Financial Corporation (“ICNB”) of the consideration to be received from Firstbank Corporation (“FBMI”) in connection with the proposed merger (the “Merger”) of ICNB with and into FBMI pursuant and subject to the Agreement and Plan of Merger, dated February 1, 2007 (the ‘Merger Document”). Pursuant to the Merger Document, each outstanding share of ICNB common stock will be converted into the right to receive, subject to certain adjustments as described in the Merger Document, either, (i) 1.407 shares of FBMI common stock, (ii) or $31.50 in cash, or (iii) a combination of cash and stock as provided for in the Merger Document (collectively, the “Per Share Consideration”).
     SAMCO Capital Markets, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for corporate, estate and other purposes. Our experience and familiarity with ICNB includes our participation in the process and negotiations leading up to the proposed Merger with FBMI. In the course of our role as financial advisor to ICNB in connection with the Merger, we will receive fees for our services contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm’s-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.
     In arriving at our opinion, we have reviewed the Merger Document. We have also reviewed publicly available business, financial and shareholder information relating to ICNB and its subsidiaries and certain publicly available financial and shareholder information relating to FBMI.
MEMBER NASD-SIPC

B-1

     In connection with the foregoing, we have (i) reviewed ICNB’s Annual Reports to Shareholders related financial information for the three calendar years ended December 31, 2005 and ICNB’s Quarterly Reports and related unaudited financial information for the first three quarters of 2006; (ii) reviewed FBMI’s Annual Reports on Form 10-K and related financial information for the three calendar years ended December 31, 2005 and FBMI’s Quarterly Reports on Form 10-Q and related unaudited financial information for the first three quarters of fiscal 2006; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of ICNB furnished to SAMCO Capital Markets, Inc. by ICNB; (iv) held discussions with members of the senior management ICNB and FBMI concerning the past and current results of operations of ICNB and FBMI, their current financial condition and management’s opinion of their future prospects; (v) reviewed the financial terms and conditions as stated in the Merger Document; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both ICNB and FBMI common stock; (vii) considered the current state of and future prospects for the economy of Michigan generally and the relevant market areas for ICNB and FBMI in particular; (viii) reviewed specific merger analysis models employed by SAMCO Capital Markets, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as SAMCO Capital Markets, Inc. considered appropriate under the circumstances associated with this particular transaction.
     In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize recurring operating expense reductions and the impact thereof on projected future earnings per share and the relative capitalization and capital adequacy of each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of ICNB and FBMI. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent; verification, the accuracy and completeness of the financial information provided to us by ICNB and FBMI and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either ICNB or FBMI, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either ICNB or FBMI. We have also relied on the management of ICNB and FBMI as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.
     In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the Merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of FBMI following consummation of the Merger.
     Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Per Share Consideration to be received by ICNB common shareholders is fair from a financial point of view.
Very truly yours,
SAMCO Capital Markets, Inc.

B-2

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     The Articles of Incorporation of Firstbank Corporation provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act. Under the Michigan Business Corporation Act, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.
     The Michigan Business Corporation Act specifically provides that it is not the exclusive source of indemnity. As a result, Firstbank Corporation adopted individual indemnification agreements with its directors and officers. The indemnification agreements provide a contractually enforceable right for prompt indemnification, except that indemnification is not required where: (i) payment is made under a valid and collectible insurance policy; (ii) the director or officer is indemnified by Firstbank Corporation otherwise than pursuant to the indemnification agreement; (iii) the claim involved a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the claim results in a final adjudication or finding against a director or officer in an administrative or civil proceeding initiated by a federal banking agency; (v) payment of indemnification is prohibited by applicable law. The protection provided by the indemnification agreements is broader than that under the Michigan Business Corporation Act, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.
     In addition to the available indemnification, Firstbank Corporation’s Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by Firstbank Corporation or its shareholders resulting from certain negligent acts or omissions.
     Under an insurance policy maintained by Firstbank Corporation, the directors and officers of Firstbank Corporation are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Part II - 1

Item 21. Exhibits and Financial Statement Schedules.
A.	Exhibits. The following exhibits are filed as part of this Registration Statement:

Number	Exhibit
2.1	Agreement and Plan of Merger dated February 1, 2007, included as Appendix A to the prospectus and proxy statement included in this Registration Statement.

3.1	Articles of Incorporation of Firstbank Corporation, incorporated by reference to exhibit 3.1 to the Firstbank Corporation Registration Statement on Form S-4 filed on July 8, 2005.

3.2	Bylaws of Firstbank Corporation, incorporated by reference to the Company’s registration statement on Form S-2, filed with the Securities and Exchange Commission September 3, 1993.

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

8.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP as to Tax Matters.

10.1	Employment Agreement among Firstbank Corporation, The Ionia County National Bank of Ionia and James D. Fast, incorporated by reference to exhibit B to exhibit 2.1 to the Firstbank Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2007.

23.1	Consent of Firstbank Corporation’s Independent Registered Public Accounting Firm, Crowe Chizek and Company LLC.

23.2	Consent of ICNB Financial Corporation’s Independent Certified Public Accountants, Plante & Moran, PLLC.

23.3	Consent of Firstbank Corporation’s Legal Counsel, Varnum Riddering, Schmidt & Howlett LLP, included in Exhibit 5.1.

23.4	Consent of ICNB Financial Corporation’s Financial Advisor, SAMCO Capital Markets, Inc.

24	Powers of Attorney (included on the signature page on page II-5 of this Registration Statement on Form S-4).

99.1	Notice of Special Meeting of ICNB Financial Corporation Shareholders.

99.2	Form of Proxy for ICNB Financial Corporation.

99.3	Form of Election Form and Letter of Transmittal.
B.	Financial Statement Schedules.
     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of Firstbank Corporation or notes thereto.
C.	Opinions of Financial Advisor.
     The form of opinion of SAMCO Capital Markets, Inc. is included as Appendix B to the prospectus and proxy statement.

Part II - 2

Item 22. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;”
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the proxy statement-prospectus, to each person to whom the proxy statement-prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the proxy statement-prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.
     (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (7) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II - 3

     (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
* * * *

Part II - 4

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, State of Michigan, on the 28th day of March, 2007.
FIRSTBANK CORPORATION

By	/s/ Thomas R. Sullivan	By	/s/ Samuel G. Stone
	Thomas R. Sullivan		Samuel G. Stone
	President and Chief Executive Officer		Executive Vice President and
Chief Financial Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Sullivan and Samuel G. Stone, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing required and necessary to be done in and about the premises, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

/s/ Thomas R. Sullivan	Dated: March 28, 2007
Thomas R. Sullivan, President and Chief Executive Officer
and a Director (Principal Executive Officer)

/s/ Samuel G. Stone	Dated: March 28, 2007
Samuel G. Stone, Executive Vice President and Chief
Financial Officer (Principal Financial and Accounting Officer)

/s/ Duane A. Carr	Dated: March 28, 2007
Duane A. Carr, Director

/s/ David W. Fultz	Dated: March 28, 2007
David W. Fultz, Director

/s/ Jeff A. Gardner	Dated: March 28, 2007
Jeff A. Gardner, Director

/s/ William E. Goggin	Dated: March 28, 2007
William E. Goggin, Director

/s/ Edward B. Grant	Dated: March 28, 2007
Edward B. Grant, Director

/s/ David D. Roslund	Dated: March 28, 2007
David D. Roslund, Director

/s/ Samuel A. Smith	Dated: March 28, 2007
Samuel A. Smith, Director

Part II - 5

EXHIBIT INDEX

Number
2.1	Agreement and Plan of Merger dated February 1, 2007, included as Appendix A to the prospectus and proxy statement included in this Registration Statement.

3.1	Articles of Incorporation of Firstbank Corporation, incorporated by reference to exhibit 3.1 to the Firstbank Corporation Registration Statement on Form S-4 filed on July 8, 2005.

3.2	Bylaws of Firstbank Corporation, incorporated by reference to the Company’s registration statement on Form S-2, filed with the Securities and Exchange Commission September 3, 1993.

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

8.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP as to Tax Matters.

10.1	Employment Agreement among Firstbank Corporation, The Ionia County National Bank of Ionia and James D. Fast, incorporated by reference to exhibit B to exhibit 2.1 to the Firstbank Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2007.

23.1	Consent of Firstbank Corporation’s Independent Registered Public Accounting Firm, Crowe Chizek and Company, LLC.

23.2	Consent of ICNB Financial Corporation’s Independent Certified Public Accountants, Plante & Moran, PLLC.

23.3	Consent of Firstbank Corporation’s Legal Counsel, Varnum Riddering, Schmidt & Howlett LLP, included in Exhibit 5.1.

23.4	Consent of ICNB Financial Corporation’s Financial Advisor, SAMCO, Capital Markets, Inc.

24	Powers of Attorney (included on the signature page on page II-5 of this Registration Statement on Form S-4).

99.1	Notice of Special Meeting of ICNB Financial Corporation Shareholders.

99.2	Form of Proxy for ICNB Financial Corporation.

99.3	Form of Election Form and Letter of Transmittal.

Part II - 6